Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of April 22, 2021

among

CAESARS CAYMAN FINANCE LIMITED,

as the Borrower,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK AG, LONDON BRANCH,

as Administrative Agent and as Collateral Agent,

DEUTSCHE BANK AG, LONDON BRANCH, JPMORGAN CHASE BANK, N.A.,

CREDIT SUISSE LOAN FUNDING LLC, BOFA SECURITIES, INC.

AND CITIZENS BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners,

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	[Reserved]
Exhibit E	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit F	Form of Discounted Prepayment Option Notice
Exhibit G	Form of Lender Participation Notice
Exhibit H	Form of Discounted Voluntary Prepayment Notice
Exhibit I	[Reserved]
Exhibit J	Form of Global Intercompany Note
Exhibit K	[Reserved]
Exhibit L	[Reserved]
Exhibit M	Form of Guarantee Agreement

v

Schedule 1.01(A)	Agreed Security Principles
Schedule 1.01(B)	Existing Letters of Credit
Schedule 1.01(C)	Closing Date Unrestricted Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization; Powers
Schedule 3.04	Governmental Approvals
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.09	Litigation
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Environmental Matters
Schedule 3.21	Intellectual Property Rights
Schedule 3.23	Insurance
Schedule 5.10	Post-Closing Items
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Dispositions
Schedule 6.06	Restricted Payments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

CREDIT AGREEMENT, dated as of April 22, 2021 (this “Agreement”), among CAESARS CAYMAN FINANCE LIMITED, an exempted company incorporated with limited liability in the Cayman Islands (the “Borrower”), the LENDERS party hereto from time to time, DEUTSCHE BANK AG, LONDON BRANCH, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, Caesars UK Holdings Limited, a limited company incorporated under the laws of England and Wales with company number 12907596 (“BidCo”), and a direct subsidiary of Caesars Entertainment, Inc., a Delaware corporation (“Parent”), intends to acquire, directly or indirectly, up to 100% of the issued and outstanding Equity Interests in William Hill plc, a limited company incorporated under the laws of England and Wales with company number 04212563 (the “Company”) (excluding the Equity Interests in the Company held by Parent prior to the Closing Date) pursuant to a Scheme and/or Offer and, if applicable, a Squeeze-Out or any other acquisition of shares in the Company (the “Acquisition”).

WHEREAS, (a) the Borrower will (i) borrow the Term Loans and obtain the Revolving Facility Commitments and (ii) subscribe for one or more Class B shares in Caesars Cayman Finance 2 Limited, an exempted company incorporated with limited liability in the Cayman Islands and a subsidiary of BidCo (“CaymanCo 2”), paying an amount such that the share premium is equal to the aggregate principal amount of the Term Loans net of any financing fees and the nominal value of the Class B shares subscribed for and (b) CaymanCo 2 will declare one or more dividend(s) on its Class A shares out of share premium and distribute all proceeds of the Term Loans received by CaymanCo 2 from the Borrower’s subscription for CaymanCo 2’s Class B shares (for the avoidance of doubt, such proceeds being net of any financing fees and the nominal value of the Class B shares subscribed for by the Borrower) to BidCo.

WHEREAS, BidCo will use the proceeds of (x) the Term Loans received from CaymanCo 2, (y) an unsecured intercompany loan from Parent to BidCo in an aggregate principal amount equal to $2,115.0 million (the “BidCo/Parent Intercompany Loan”) and (z) a contribution from Parent to BidCo in an aggregate amount equal to £315,665,237.29 million, to (a) consummate the Acquisition, pursuant to which BidCo will acquire up to 100% of the Equity Interests in the Company that are subject to the Scheme or Offer, as applicable, resulting in the Company being a direct subsidiary of BidCo, (b) pay the fees, costs and expenses incurred in connection with the Transactions, (c) at Parent’s election (in its sole discretion), repay (or redeem, repurchase, defease or satisfy and discharge (including in satisfaction of any change of control offer or put)) in full or in part the Company’s (i) 4.875% Senior Notes due 2023 (“2023 Existing Wales Notes”) and (ii) 4.750% Senior Notes due 2026 (“2026 Existing Wales Notes”), in each case, together with all accrued interest, fees and premiums thereon (collectively, the “Existing Wales Notes”), (d) terminate the Company’s (i) Multicurrency Revolving Credit Facility Agreement, dated as of October 2, 2018 and (ii) Multicurrency Revolving Credit Facility Agreement, dated as of November 11, 2019 (this clause (d) together with clause (c), the “Existing Wales Debt Payoff”), and (e) at the election of Parent, repay other existing indebtedness of the Company and its subsidiaries.

WHEREAS, following the Acquisition, (a) Parent will contribute its Equity Interests in the Company to BidCo, (b) the Company and a subsidiary of the Company will sell their respective Equity Interests in WHUS TechCo, Inc. (“TechCo”) and William Hill US HoldCo Inc. (“U.S. OpCo”) to BidCo, and BidCo will finance such acquisitions by borrowing from the Company and such subsidiary intercompany loans in aggregate principal amounts equal to the Pounds Sterling equivalent of $315.0 million and $1,800.0 million, respectively, as at the date of such sales using the Bank of England USD:GBP exchange rate (collectively, the “BidCo/Wales Intercompany Loans”), (c) BidCo will sell such Equity Interests in TechCo and U.S. OpCo to Parent in consideration of Parent’s cancellation of the BidCo/Parent Intercompany Loan, (d) Parent will then contribute its Equity Interests in BidCo to Caesars UK Interactive Holdings Limited, a limited company incorporated under the laws of England and Wales with company number 13045316 and a wholly-owned direct subsidiary of Parent (“UK Interactive HoldCo”), resulting in BidCo being a wholly-owned direct subsidiary of UK Interactive HoldCo, (e) BidCo will then contribute its beneficial ownership of the Equity Interests in the Company to the Borrower (the date of such contribution, the “UK Reorganization Date”), resulting in the Company being a wholly-owned direct subsidiary of the Borrower and (f) once the share register of the Company has been updated, BidCo intends to sell legal title of the Equity Interests in the Company to the Borrower (clauses (a) through (f), the “Wales Restructuring Transactions”).

WHEREAS, the Borrower is entering into this Agreement and the other Loan Documents in order to consummate the Acquisition and the other Transactions, and, in connection therewith, the Borrower has requested the Lenders to extend credit in the form of (a) Asset Sale Bridge Loans during the Certain Funds Period, in an aggregate principal amount of £1,043,922,054, (b) Cash Confirmation Bridge Loans during the Certain Funds Period, in an aggregate principal amount of £502,629,138 and (c) Revolving Facility Loans and Letters of Credit at any time and from time to time from and after the UK Reorganization Date (except with respect to the Existing Letters of Credit, which may be deemed issued and outstanding hereunder upon the consummation of the Existing Wales Debt Payoff) and prior to the Revolving Facility Maturity Date, in an aggregate Outstanding Amount at any time not to exceed £115,991,340.

NOW, THEREFORE, the Lenders and the L/C Issuer are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2023 Existing Wales Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“2023 Existing Wales Notes Obligations” shall mean all amounts payable in respect of (a) the 2023 Existing Wales Notes by the Company and by the Guarantors (as defined in the 2023 Existing Wales Notes Trust Deed) in respect of the Notes Guarantee (as defined in the 2023 Existing Wales Notes Trust Deed) and (b) any Permitted Refinancing Indebtedness in respect thereof.

“2023 Existing Wales Notes Trust Deed” shall mean that certain Trust Deed, dated as of May 27, 2016, among the Company, William Hill Organization Limited, WHG (International) Limited, William Hill Australia Holdings PTY Limited and the 2023 Existing Wales Notes Trustee, pursuant to which the Company issued the 2023 Existing Wales Notes.

“2023 Existing Wales Notes Trustee” shall mean (i) The Law Debenture Trust Corporation p.l.c. as trustee under the 2023 Existing Wales Notes Trust Deed, and/or (ii) in relation to any Permitted Refinancing Indebtedness in respect of 2023 Existing Wales Notes Obligations, any notes trustee or agent in respect of such Permitted Refinancing Indebtedness.

“2026 Existing Wales Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“2026 Existing Wales Notes Obligations” shall mean all amounts payable in respect of (a) the 2026 Existing Wales Notes by the Company and by the Guarantors (as defined in the 2026 Existing Wales Notes Trust Deed) in respect of the Notes Guarantee (as defined in the 2026 Existing Wales Notes Trust Deed) and (b) any Permitted Refinancing Indebtedness in respect thereof.

“2026 Existing Wales Notes Trust Deed” shall mean that certain Trust Deed, dated as of May 27, 2016, among the Company, William Hill Organization Limited, WHG (International) Limited and the 2026 Existing Wales Notes Trustee, pursuant to which the Company issued the 2026 Existing Wales Notes.

“2026 Existing Wales Notes Trustee” shall mean (i) The Law Debenture Trust Corporation p.l.c. as trustee under the 2026 Existing Wales Notes Trust Deed, and/or (ii) in relation to any Permitted Refinancing Indebtedness in respect of 2026 Existing Wales Notes Obligations, any notes trustee or agent in respect of such Permitted Refinancing Indebtedness.

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the NYFRB Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in such rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, as the case may be. If the ABR is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until a Benchmark Replacement has become effective pursuant to Section 2.14(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan denominated in Dollars or in any other Alternate Currency.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptable Discount” shall have the meaning assigned to such term in Section 2.11(h)(iii).

“Acceptance Condition” shall mean, in relation to an Offer, a condition such that the Offer may not be declared unconditional as to acceptances until BidCo has received acceptances in respect of a certain percentage or number of shares in the Company.

“Acceptance Date” shall have the meaning assigned to such term in Section 2.11(h)(ii).

“Acquisition” shall have the meaning assigned to such term in the recitals to this Agreement.

“Acquisition Documents” shall mean the Scheme Documents and/or the Offer Documents and any other document designated as an Acquisition Document by BidCo and the Administrative Agent.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the greater of (x) (a) the LIBO Rate for the applicable currency for such Interest Period multiplied by (b) the Statutory Reserve Rate, and (y) 1.00%.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Ancillary Borrower” shall mean BidCo, the Borrower or any Subsidiary of the Borrower that becomes a “Borrower” in respect of any Ancillary Facility pursuant to Section 2.21.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.23(a).

“Agent Parties” shall have the meaning assigned to such term in Section 9.17.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

“Agreed Security Principles” shall have the meaning set forth in Schedule 1.01(A).

“Alternate Currency” shall mean (a) with respect to any Letter of Credit, Dollars and any other currency other than Pounds Sterling as may be acceptable to the Administrative Agent and the applicable L/C Issuer with respect thereto in their sole discretion and (b) with respect to any Revolving Facility Loan, Dollars and any currency other than Pounds Sterling that is approved in accordance with Section 1.08.

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Pounds Sterling or Dollars, as applicable, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Pounds Sterling or Dollars, as applicable.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Alternate Currency Revolving Loan” shall mean any Revolving Facility Loan denominated in an Alternate Currency.

“Ancillary Adjustment Trigger” shall mean the earlier of (i) the exercise of any remedies by the Administrative Agent pursuant to Section 7.01 and (ii) any event described in Section 7.01(h) or Section 7.01(i) occurs and is continuing.

“Ancillary Commencement Date” shall mean, with respect to any Ancillary Facility, the date (which must be a Business Day) on which such Ancillary Facility is first made available.

“Ancillary Commitment” shall mean, with respect to any Ancillary Lender and any Ancillary Facility, the maximum amount which such Ancillary Lender has agreed (whether or not subject to the satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility (prior to the Revolving Facility Maturity Date) in accordance with Section 2.21 to the extent such amount has not been cancelled or reduced under this Agreement or the Ancillary Documents relating to such Ancillary Facility; provided that at no time shall the Ancillary Commitments of such Ancillary Lender and the Revolving Facility Credit Exposure of such Ancillary Lender (or any Affiliate thereof that is a Revolving Facility Lender) exceed the Revolving Facility Commitment of such Ancillary Lender (or any Affiliate thereof that is a Revolving Facility Lender) (without giving effect to the reduction of the Revolving Facility Commitments as a result of such Ancillary Commitments).

“Ancillary Document” shall mean each document or instrument relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” shall mean any (a) overdraft, automated payment, check drawing and/or other current account facility, (b) short term loan facility in local currencies, (c) foreign exchange facilities, (d) letter of credit, guarantee and/or bonding facility, (e) derivatives facility, (f) credit card or automated payment facility and/or (g) other facility or financial accommodation that may be required in connection with the business of any member of the Group, in each case, made available in accordance with Section 2.21.

“Ancillary Lender” shall mean each Revolving Facility Lender (or Affiliate of a Revolving Facility Lender) that makes available an Ancillary Facility in accordance with Section 2.21.

“Ancillary Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any member of the Group arising under any Ancillary Document or otherwise with respect to any Ancillary Facility, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and other amounts that accrue after the commencement by or against any member of the Group of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ancillary Outstandings” shall mean, at any time, with respect to any Ancillary Lender and any Ancillary Facility then in effect, the sum of the following amounts outstanding under such Ancillary Facility: (a) the Pound Sterling Equivalent of the principal amount owing under each overdraft facility and on-demand short term loan facility (net of any credit balance on any account of any borrower under any Ancillary Facility with the relevant Ancillary Lender to the extent that such credit balance is freely available to be set-off by such Ancillary Lender against liabilities owing by such borrower under such Ancillary Facility), (b) the Pound Sterling Equivalent of the face amount of each guaranty, bond and letter of credit provided or issued under such Ancillary Facility and (c) the Pound Sterling Equivalent of the amount fairly representing the aggregate exposure (excluding interest and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each case as determined by such Ancillary Lender acting reasonably in accordance with its normal banking practice and the terms of the relevant Ancillary Document.

“Announcement” shall mean any press release made by or on behalf of BidCo announcing a firm intention to implement a Scheme or, as the case may be, make an Offer, in each case in accordance with Rule 2.7 of the City Code.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.22(b).

“Anti-Money Laundering Laws” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), as amended from time to time and any successors thereto.

“Applicable Commitment Fee” shall mean, for any day, 0.50% per annum; provided, that on and after each Adjustment Date occurring from and after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the “Applicable Commitment Fee” will be determined pursuant to the Pricing Grid for Revolving Facility Loans and Revolving Facility Commitments.

“Applicable Discount” shall have the meaning assigned to such term in Section 2.11(h)(iii).

“Applicable Margin” shall mean for any day (i) with respect to any Asset Sale Bridge Loan, 3.50% per annum, (ii) with respect to any Cash Confirmation Bridge Loan, 3.50% per annum and (iii) with respect to any Revolving Facility Loan, 3.50% per annum in the case of any Eurocurrency Loan denominated in Dollars, 3.50% per annum in the case of any Eurocurrency Loan denominated in Sterling, and 2.50% per annum in the case of any ABR Loan; provided, however, that on and after each Adjustment Date occurring from and after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the “Applicable Margin” with respect to any Revolving Facility Loan will be determined pursuant to the Pricing Grid.

“Approved Existing Ancillary Facility” shall mean the ancillary facilities or other facilities of the type described in the definition of “Ancillary Facility” and made available to the Group by an Ancillary Lender which, prior to the Closing Date, are agreed and designated in writing as Approved Existing Ancillary Facilities by the Borrower and the Ancillary Lender which will provide those ancillary facilities as Ancillary Facilities under this Agreement and notified to the Administrative Agent in accordance with Section 2.21(a)(viii).

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Arrangers” shall mean, collectively, Deutsche Bank, JPMorgan Chase Bank, N.A., Credit Suisse Loan Funding LLC, BofA Securities, Inc. and Citizens Bank, National Association, as joint lead arrangers and joint bookrunners for the Asset Sale Bridge Facility, the Cash Confirmation Bridge Facility and the Revolving Facility.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) of any asset or assets of the Borrower or any Subsidiary to any Person that is not a Loan Party or a Subsidiary thereof.

“Asset Sale Bridge Borrowing” shall mean any Borrowing comprised of Asset Sale Bridge Loans.

“Asset Sale Bridge Facility” shall mean the Asset Sale Bridge Loan Commitment and the Asset Sale Bridge Loans made hereunder.

“Asset Sale Bridge Facility Maturity Date” shall mean the date that is 540 days after the Closing Date.

“Asset Sale Bridge Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Asset Sale Bridge Loans hereunder. The amount of each Lender’s Asset Sale Bridge Loan Commitment as of the date hereof is set forth on Schedule 2.01. The aggregate amount of the Asset Sale Bridge Loan Commitments as of the date hereof is £1,043,922,054 (subject to the proviso in Section 2.08(a)).

“Asset Sale Bridge Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Availability Period” shall mean, with respect to the Revolving Facility Commitments, the period from and including the UK Reorganization Date to but excluding the earlier of the Revolving Facility Maturity Date and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings and Letters of Credit under the Revolving Facility, the date of termination in full of the Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under the Revolving Facility at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment under the Revolving Facility of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure under the Revolving Facility of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified, or supplemented from time to time or any similar federal or state law for the relief of debtors.

“Benchmark” shall mean, initially, the Relevant Rate with respect to the applicable currency; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to a Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b) or Section 2.14(c).

“Benchmark Replacement” shall mean, for any Available Tenor:

(x) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below for the applicable currency that can be determined by the Administrative Agent in consultation with the Borrower for the applicable Benchmark Replacement Date:

(A)	for Dollars:

(1)	the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(2)	the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(3)

the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for Loans denominated in Dollars for the applicable Corresponding Tenor giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; or

(B)

for all Non-Hardwired Currencies and/or Pounds Sterling, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for Loans denominated in such currency for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in such currency at such time in the U.S. syndicated loan market and (ii) the related Benchmark Replacement Adjustment; or

(y) for Dollars, with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (x)(A)(1) or clause (y), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and in consultation with the Borrower. If the Benchmark Replacement as determined pursuant to clause (x)(A)(1), (x)(A)(2), (x)(A)(3), (x)(B) or (y) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (x)(A)(1) and (x)(A)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent in consultation with the Borrower:

(i) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor;

(b) for purposes of clause (x)(A)(3) or (x)(B) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor and currency giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark for the applicable currency with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time in the U.S. syndicated loan market; and

(c) for purposes of clause (y) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

provided that, (x) in the case of clauses (a) and (c) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and in consultation with the Borrower and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 2.14 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the applicability of reserve adjustments, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark for the applicable currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders; or

(d) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided a Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.14(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark for the applicable currency:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark with respect to the applicable currency if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any then-current Benchmark or the applicable currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document for the applicable currency in accordance with Section 2.23 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document for the applicable currency in accordance with Section 2.14.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BidCo” shall have the meaning assigned to such term in the recitals to this Agreement.

“BidCo/Parent Intercompany Loan” shall have the meaning assigned to such term in the recitals to this Agreement.

“BidCo/Wales Intercompany Loans” shall have the meaning assigned to such term in the recitals to this Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity. The Board of Directors of the Borrower may include the Board of Directors of any direct or indirect parent of the Borrower.

“Bona Fide Debt Fund” shall mean (i) commercial or corporate banks and (ii) bona fide fixed income investors or funds which principally hold passive investments in portfolios of commercial loans or debt securities for investment purposes in the ordinary course of business and for which the applicable Competitor does not, directly or indirectly, possess the power to cause the direction of the investment policies at such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement; provided that in respect of any Ancillary Facility, the term “Borrower” shall include any applicable Affiliate Ancillary Borrower.

“Borrower DTTP Filing” shall mean a HM Revenue & Customs’ Form DTTP2 duly completed and filed by each Loan Party that is tax resident in the United Kingdom, which:

(a)

where it relates to a UK Treaty Lender that is a Lender on the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated opposite such Lender’s name in Schedule 2.01, and:

(i)	where such Loan Party is a Loan Party on the Closing Date, is filed with HM Revenue & Customs within 30 days after the Closing Date; or

(ii)

where such Loan Party becomes a Loan Party under this Agreement after the Closing Date, is filed with HM Revenue & Customs within 30 days after the date on which such Loan Party becomes a Loan Party under this Agreement; or

(b)

where it relates to a UK Treaty Lender that becomes a Lender after the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated in respect of such Lender in the relevant documentation that it supplies to the Loan Parties and pursuant to which it became a party to this Agreement, and:

(i)	where such Loan Party is a Loan Party on the date such UK Treaty Lender became a Lender, is filed with HM Revenue & Customs within 30 days after the date such UK Treaty Lender becomes a Lender; or

(ii)

where such Loan Party is not a Loan Party on the date such UK Treaty Lender becomes a Lender, is filed with HM Revenue & Customs within 30 days after the date on which such Loan Party becomes a Loan Party under this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrower Model” means the financial model delivered to Deutsche Bank and JPMorgan Chase Bank, N.A. on September 25, 2020, as amended, restated, amended and restated, modified or supplemented from time to time thereafter in a manner mutually reasonably satisfactory to the Arrangers and Parent.

“Borrowing” shall mean a group of Loans of a single Type in a single currency under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) with respect to ABR Borrowings, £1,000,000 and (b) with respect to any other Borrowing, £1,000,000.

“Borrowing Multiple” shall mean £1,000,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in London are authorized or required by law to remain closed; provided, that when used in connection with any Revaluation Date or determining any date on which any amount is to be paid or made available in an Alternate Currency, the term “Business Day” shall also exclude any day on which commercial banks and foreign exchange markets are not open for business in the principal financial center in the country of such Alternate Currency.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under IFRS and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with IFRS; provided that obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing on the Closing Date or created thereafter that (i) initially were not included on the consolidated balance sheet of the Borrower as capital lease obligations and were subsequently recharacterized as capital lease obligations or long-term financial obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries were required to be characterized as capital lease obligations or long-term financial obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (ii) would not have been required to be treated as capital lease obligations or long-term financial obligations prior to December 31, 2018 had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with IFRS, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Carano Family Entity” shall mean any trust or entity majority owned and Controlled by or established for the benefit of, or the estate of, any of the Carano Holders.

“Carano Holders” shall mean (a) Donald L. Carano, Gene R. Carano, Gregg R. Carano, Gary L. Carano, Cindy L. Carano and Glenn T. Carano or any of their spouses or lineal descendants (including without limitation, step-children and adopted children and their lineal descendants), (b) their heirs at law and their estates and the beneficiaries thereof, (c) any charitable foundation created by any of them or (d) a Carano Family Entity.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer, the Revolving Facility Lenders and/or the Ancillary Lenders, as applicable, as collateral for the L/C Obligations or Ancillary Outstandings, as applicable, cash or deposit account balances, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the L/C Issuer and/or the Ancillary Lenders (which documents are hereby consented to by the Lenders) or to otherwise backstop (with a letter of credit on customary terms or otherwise) such L/C Obligations and/or the Ancillary Outstandings, as applicable, to the applicable L/C Issuer’s, the Administrative Agent’s and/or the Ancillary Lender’s, as applicable, reasonable satisfaction. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer, the Revolving Facility Lenders and the Ancillary Lenders, as applicable, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Except as otherwise agreed to by the Administrative Agent, Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Deutsche Bank.

“Cash Confirmation Bridge Borrowing” shall mean any Borrowing comprised of Cash Confirmation Bridge Loans.

“Cash Confirmation Bridge Facility” shall mean the Cash Confirmation Bridge Loan Commitment and the Cash Confirmation Bridge Loans made hereunder.

“Cash Confirmation Bridge Facility Maturity Date” shall mean the date that is 60 days after the Closing Date.

“Cash Confirmation Bridge Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Cash Confirmation Bridge Loans hereunder. The amount of each Lender’s Cash Confirmation Bridge Loan Commitment as of the date hereof is set forth on Schedule 2.01. The aggregate amount of the Cash Confirmation Bridge Loan Commitments as of the date hereof is £502,629,138.

“Cash Confirmation Bridge Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“Cash Management Agreement” shall mean any agreement to provide to any member of the Group cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean, (a) with respect to Cash Management Agreements in existence on the date hereof, any person that is (or an Affiliate thereof is) an Agent, an Arranger or a Lender on the date hereof or (b) any Cash Management Agreement entered into after the date hereof, any person that is an Agent, Arranger or Lender or Affiliate thereof on the date such Cash Management Agreement is entered into, in each case, in its capacity as a party to such Cash Management Agreement.

“Cayman Collateral Agreements” shall mean (a) the Cayman Share Mortgage, and (b) each other Security Agreement governed by Cayman Islands law entered into from time to time in accordance with the terms of the Loan Documents, in each case, as amended, supplemented or otherwise modified from time to time.

“Cayman Share Mortgage” shall mean a Cayman Islands law governed equitable share mortgage from BidCo in favor of the Collateral Agent in respect of the shares directly held by BidCo in the Borrower in the form reasonably agreed by the Borrower and the Administrative Agent in accordance with the Agreed Security Principles, as amended, supplemented or otherwise modified from time to time.

“CaymanCo 2” shall have the meaning assigned to such term in the recitals to this Agreement.

“Certain Funds Period” shall mean the period from (and including) the date of this Agreement to (and including) 11:59 p.m., London time, on the earliest of:

(a) if the Acquisition is intended to be completed pursuant to a Scheme, the date on which the Scheme lapses (including, subject to exhausting any rights of appeal, if a relevant court refuses to sanction the Scheme) or is withdrawn in writing in accordance with its terms in the Announcement or Scheme Document (other than (i) where such lapse or withdrawal is as a result of the exercise of Parent’s or BidCo’s right to effect a switch from the Scheme to the Offer or (ii) it is otherwise to be followed within twenty (20) Business Days by an Announcement made by Parent or BidCo to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of this Agreement);

(b) if the Acquisition is intended to be completed pursuant to an Offer, the date on which the Offer lapses, terminates or is withdrawn in writing in accordance with its terms in the Announcement or Offer Document (other than (i) where such lapse or withdrawal is as a result of the exercise of Parent’s or BidCo’s right to effect a switch from the Offer to a Scheme or (ii) it is otherwise to be followed within twenty (20) Business Days by an Announcement made by Parent or BidCo to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of this Agreement);

(c) the date on which the Term Loan Commitments have been utilized in full; and

(d) the date that is the first Business Day (the “Outside Date”) following January 14, 2022; provided that if the Closing Date has occurred, the Outside Date shall be the later of (i) the first Business Day falling after January 14, 2022 and (ii) the date falling ninety (90) days after the Closing Date, or, in each case, such later time as agreed by the Arrangers (acting reasonably and in good faith). For the purposes of this definition of “Certain Funds Period”, “Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Certain Funds Utilization” shall mean any Borrowing of Term Loans on or after the Closing Date and prior to the expiration of the Certain Funds Period in accordance with Section 3.12.

“CFC” shall mean a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and that is owned (within the meaning of Section 958(a) of the Code) by a member of the Group or Third Party Security Provider (as defined in the Agreed Security Principles) that is a “United States Shareholder” (as defined in Section 951(b) of the Code).

A “Change in Control” shall be deemed to occur if:

(a) at any time, a “change of control” (or similar event) shall occur under any indenture or credit agreement in respect of any Material Indebtedness;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding (i) any employee benefit plan of such person or its subsidiaries, (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (iii) one or more Permitted Holders)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the Equity Interests of BidCo entitled to vote for members of the board of directors (or equivalent governing body);

(c) BidCo ceases to directly own 100% of the issued and outstanding Equity Interests in the Borrower;

(d) the Permitted Holders together cease to be able to appoint (directly or indirectly) a majority of the board of directors (or equivalent management body) of the Borrower; or

(e) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than BidCo, the Borrower and its Subsidiaries; provided, that it is understood that the direct or indirect sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all the properties or assets of the Borrower and its Subsidiaries other than NeoGames S.A., taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Borrower and its Subsidiaries, shall constitute a Change in Control pursuant to this clause (e).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirement and directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented, but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital or liquidity adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers of loans under United States of America credit facilities.

“Change of Tax Law” shall mean the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date or any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“City Code” means the UK City Code on Takeovers and Mergers, as administered by the Panel.

“Class” shall mean, (a) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Asset Sale Bridge Loans, Cash Confirmation Bridge Loans or Revolving Facility Loans; and (b) when used in reference to any Commitment, refers to whether such Commitment is in respect of a commitment to make Asset Sale Bridge Loans, Cash Confirmation Bridge Loans or Revolving Facility Loans.

“Closing Date” shall mean the date of the first Credit Event under this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Documents.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral and Guarantee Deadline” shall mean the date that is the later of (a) the date of the re-registration of the Company as a private company and (b) one hundred twenty (120) days after the UK Reorganization Date (or such later date as the Administrative Agent may agree).

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to the Agreed Security Principles, Sections 5.10(d), (f), (g) and (i) and Schedule 5.10):

(a) no later than the Closing Date, the Collateral Agent shall have received (i) a counterpart to the Cayman Share Mortgage from BidCo and (ii) a counterpart to the UK Debenture from the Borrower, in each case of clauses (i) and (ii) duly executed and delivered on behalf of such Person; provided that, in no event shall the Borrower be required to pledge legal title to its Equity Interests in the Company until the date on which the Company’s share register is updated to reflect the Borrower as its owner;

(b) no later than the Collateral and Guarantee Deadline, the Collateral Agent shall have received (i) a counterpart of the Guarantee Agreement from BidCo, the Borrower and each U.S. Subsidiary and each Foreign Subsidiary, in each case, that is a Material Subsidiary at the Collateral and Guarantee Deadline (other than any Excluded Subsidiary), (ii) a counterpart of the U.S. Collateral Agreement from each such U.S. Subsidiary Loan Party, (iii) a counterpart of each applicable Foreign Collateral Agreement from BidCo, the Borrower and each such Foreign Subsidiary Loan Party, as applicable, in each case of clauses (i), (ii) or (iii), duly executed and delivered on behalf of such Person; provided that, in no event shall (x) the Borrower be required to pledge legal title to its Equity Interests in the Company until the date on which the Company’s share register is updated to reflect the Borrower as its owner or (y) any Subsidiary Loan Party be required to satisfy this clause (b) until the Company is re-registered as a private company;

(c) no later than the Collateral and Guarantee Deadline and at all times thereafter, (i) the Collateral Agent shall have received a pledge of all the issued and outstanding Equity Interests in the Borrower, the Company and each Material Subsidiary directly owned by BidCo or any Loan Party (other than Excluded Securities) and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests to the extent constituting “certificated securities”, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or updated shareholders’ register reflecting the registration of the pledge, in each case, to the extent customary in the applicable jurisdiction and required to be delivered under the applicable Security Document; provided that, in no event shall (x) the Borrower be required to pledge legal title to its Equity Interests in the Company until the date on which the Company’s share register is updated to reflect the Borrower as its owner or (y) any Subsidiary Loan Party be required to satisfy this clause (c) until the Company is re-registered as a private company;

(d) no later than the Collateral and Guarantee Deadline and at all times thereafter (i) all Material Intercompany Receivables (as defined in the Agreed Security Principles) and all Indebtedness of the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of £35.0 million that is owing to a U.S. Loan Party, shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the applicable Security Document, and (ii) the Collateral Agent shall have received all promissory notes or instruments required to be delivered pursuant to the applicable Security Documents, together with note powers or other instruments of transfer with respect thereto endorsed in blank; provided that, in no event shall (x) this clause (d) be required to be satisfied with respect to (A) Excluded Property, (B) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of BidCo, the Borrower and the subsidiaries or (C) to the extent that a pledge of such promissory note or instrument would violate applicable law or (y) any Subsidiary Loan Party be required to satisfy this clause (d) until the Company is re-registered as a private company;

(e) no later than the Collateral and Guarantee Deadline and at all times thereafter, each Foreign Loan Party shall grant to the Collateral Agent such other security as is required under and pursuant to the Agreed Security Principles (but in all events excluding Excluded Property and Excluded Securities);

(f) no later than the Collateral and Guarantee Deadline and at all times thereafter, except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements and IP Security Agreements (as defined in the U.S. Collateral Agreement), required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) no later than the Collateral and Guarantee Deadline, the Collateral Agent shall have received evidence of the insurance required by Section 5.02(a);

(h) in the case of any Person that becomes or is required to become a Subsidiary Loan Party after the applicable date of execution of the Guarantee Agreement, the U.S. Collateral Agreement, the Foreign Collateral Agreements or other Security Documents, as applicable (including pursuant to the Guarantor Coverage Test), the Collateral Agent shall have received (i) a supplement to the Guarantee Agreement, the U.S. Collateral Agreement and/or the applicable Foreign Collateral Agreement(s), as applicable, and (ii) supplements to the other Security Documents, if applicable, in the form specified therein or otherwise reasonably acceptable to the Collateral Agent, duly executed and delivered on behalf of such Subsidiary Loan Party; and

(i) after the Collateral and Guarantee Deadline, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitment Letter” shall mean that certain Amended and Restated Commitment Letter dated December 11, 2020, by and among Parent, Deutsche Bank, JPMorgan Chase Bank, N.A., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Bank of America, N.A., BofA Securities, Inc. and Citizens Bank, National Association, as amended, restated, supplemented or otherwise modified from time to time.

“Commitments” shall mean with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall have the meaning assigned to such term in the recitals to this Agreement.

“Company Sources” shall have the meaning assigned to such term in Section 2.11(g).

“Completion Date” shall mean the date on which the Acquisition is completed.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, unless the designation of such Conduit Lender is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that that designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” shall mean, at any date of determination, the aggregate amount of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money and Disqualified Stock of the Borrower and the Subsidiaries determined on a consolidated basis on such date in accordance with IFRS.

“Consolidated Net Income” shall mean, with respect to the Borrower and its Subsidiaries for any period, the aggregate of the Net Income of the Borrower and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring, exceptional or unusual gains or losses or income or expense or charge or accrual or reserve (less all fees and expenses relating thereto) including, without limitation, any severance, relocation, contract termination, legal settlements, transition, integration, insourcing, outsourcing, recruiting or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning, conversion or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, and expenses, fees or charges related to any offering of Equity Interests or debt securities of the Borrower, any Subsidiary or any Parent Entity, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, costs, charges or change in control payments related to the Transactions or any potential sale of BidCo, the Borrower, the Subsidiaries or all or any substantial portion of the assets or businesses of the foregoing (including any costs relating to auditing prior periods, transition-related expenses, and Transaction Expenses incurred before, on or after the date hereof), in each case, shall be excluded,

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in component amounts required or permitted by IFRS, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition, or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any impairment charges or asset write-offs, in each case pursuant to IFRS, and the amortization of intangibles adjustments arising pursuant to IFRS, shall be excluded,

(ix) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with IFRS or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under IFRS and related interpretations shall be excluded,

(xii) any currency translation gains and losses related to changes in foreign currency exchange rates (including, without limitation, remeasurements of Indebtedness), and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xiv) (1) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded, and (2) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period),

(xv) [reserved],

(xvi) any (a) non-cash compensation charges, (b) costs and expenses related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the date hereof of officers, directors and employees, in each case of any member of the Group, shall be excluded, and

(xvii) non-cash charges for deferred tax asset valuation allowances shall be excluded.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Court” shall mean the High Court of Justice of England and Wales sanctioning the Scheme.

“Court Order” shall mean the order of the Court.

“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned thereto in Section 9.26(a).

“Credit Event” shall have the making of a Loan or a L/C Credit Extension.

“CTA” shall mean the UK Corporation Tax Act 2009.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent reasonably determines that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion in consultation with the Borrower.

“Daily Simple SONIA Rate” shall mean, for any day, SONIA for the day that is the fifth Business Day prior to (A) if the relevant date of such setting is a Business Day, such date of setting or (B) if the relevant date of such setting is not a Business Day, the Business Day immediately preceding such date of setting; provided, that if the Daily Simple SONIA Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“Debt Fund Affiliate Lender” shall mean entities managed by the Affiliates of the Borrower or funds advised by their respective affiliated management companies that are primarily engaged in, or advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in the Borrower or its Subsidiaries has the right to make any investment decisions.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

“Designated Gross Amount” shall have the meaning assigned to such term in Section 2.21(a)(ii)(D).

“Designated Net Amount” shall have the meaning assigned to such term in Section 2.21(a)(ii)(D).

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or any Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Deutsche Bank” shall mean Deutsche Bank AG, London Branch.

“Discharged Indebtedness” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that (i) the Indebtedness shall be deemed Discharged Indebtedness if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit and (ii) such deposited funds shall be excluded from the calculation of Unrestricted Cash; provided, further, however, that if the conditions referred to in clause (i) of the immediately preceding proviso are not satisfied within 95 days after such prepayment or deposit, such Indebtedness shall cease to constitute Discharged Indebtedness after such 95-day period.

“Discount Range” shall have the meaning assigned to such term in Section 2.11(h)(ii).

“Discounted Prepayment Option Notice” shall have the meaning assigned to such term in Section 2.11(h)(ii).

“Discounted Voluntary Prepayment” shall have the meaning assigned to such term in Section 2.11(h)(i).

“Discounted Voluntary Prepayment Notice” shall have the meaning assigned to such term in Section 2.11(h)(v).

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualification” shall mean, with respect to any Lender:

(a) the failure of that person timely to file pursuant to applicable Gaming Laws:

(i) any application requested of that person by any Gaming Authority in connection with any licensing required of that person as a lender to the Borrower; or

(ii) any required application or other papers in connection with determination of the suitability or qualification of that person as a lender to the Borrower;

(b) the withdrawal by that person (except where requested or permitted by the Gaming Authority without prejudice) of any such application or other required papers;

(c) any finding by a Gaming Authority that there is reasonable cause to believe that such person may be found unqualified or unsuitable; or

(d) any final determination by a Gaming Authority pursuant to applicable Gaming Laws:

(i) that such person is “unsuitable” or not qualified as a lender to the Borrower;

(ii) that such person shall be “disqualified” as a lender to the Borrower; or

(iii) denying the issuance to that person of any license or other approval or waiver required under applicable Gaming Laws to be held by all lenders to the Borrower.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests in such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the latest Revolving Facility Maturity Date or Term Facility Maturity Date in effect on the date of issuance and (y) the date on which the Loans and all other Loan Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable, so accrue dividends, or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of any member of the Group or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by any member of the Group in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests in such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Early Opt-in Election” shall mean, if the then-current Benchmark is the LIBO Rate, as applicable for the applicable currency, the occurrence of the following:

(a) in the case of Loans denominated in Dollars, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-Based Rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders;

(b) in the case of Loans denominated in a Non-Hardwired Currency, the occurrence of:

(1) (i) a determination by the Administrative Agent in consultation with the Borrower or (ii) a notification by the Required Lenders to the Administrative Agent that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Alternate Currency being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the then current Benchmark with respect to such Alternate Currency as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) (i) the joint election by the Administrative Agent and the Borrower or (ii) the joint election by the Required Lenders and the Borrower to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vii) and (ix) through (xi) of this clause (a) otherwise reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, foreign, federal and state franchise and similar taxes and withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and the Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including, without limitation, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) any costs, fees, expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, New Project, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (w) fees, expenses or charges related to the Transactions and this Agreement or any potential sale of BidCo, the Borrower, the Subsidiaries or all or any substantial portion of the assets or businesses of the foregoing, (x) fees, expenses or charges related to any amendment or other modification of the Obligations or other Indebtedness or any change of control offer, prepayment or repurchase of the Obligations or other Indebtedness and (y) any “additional interest,” “default interest” or similar penalties with respect to any Indebtedness permitted hereunder,

(v) business optimization expenses and other restructuring charges, reserves, expenses or accruals (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, operating improvements, business optimization, facility closure, facility consolidations, facility reconstruction, decommissioning, recommissioning, conversion or reconfiguration, retention, severance, recruiting, integration, insourcing, outsourcing and systems establishment costs, legal settlement costs, contract termination costs, future lease commitments and excess pension charges) and, in each case, expected to be achieved, completed or realized within 24 months, in the good faith determination of the Borrower,

(vi) any other non-cash charges; provided, that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vii) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid in accordance with Section 6.07 (or any accruals related to such fees and related expenses) during such period,

(viii) pro forma adjustments of the type reflected in the Borrower Model,

(ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of any Loan Party,

(x) any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid or received, and

(xi) Pre-Opening Expenses,

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

Notwithstanding anything to the contrary contained herein, EBITDA shall be deemed to be £59.1 million for the fiscal quarter ended on March 31, 2020; -£0.2 million for the fiscal quarter ended on June 30, 2020; £21.6 million for the fiscal quarter ended on September 30, 2020; and £44.1 million for the fiscal quarter ended on December 31, 2020. For purposes of determining EBITDA for any Test Period that includes any period occurring prior to the Closing Date, EBITDA shall be calculated on a Pro Forma Basis giving effect to the Transactions.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to human health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (i) with respect to a Plan, the provision of security pursuant to Section 206(g) of ERISA; or (j) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Erroneous Payment” shall have the meaning assigned to it in Section 8.01(c).

“Erroneous Payment Notice” shall have the meaning assigned to it in Section 8.01(d).

“Escrowed Indebtedness” shall mean Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Rate” shall mean, for any Interest Period, (a) in the case of any Eurocurrency Loan denominated in Dollars or any other Alternate Currency, the LIBO Rate and (b) in the case of any Eurocurrency Loan denominated in Sterling, the Daily Simple SONIA Rate.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the Daily Simple SONIA Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Daily Simple SONIA Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (a) payroll, healthcare and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax and gaming tax (or similar assessments) accounts, (c) escrow, defeasance and redemption accounts, (d) fiduciary or trust accounts, (e) disbursement and zero balance accounts, and (f) the funds or other property held in or maintained for such purposes in any such account described in clauses (a) through (e).

“Excluded Debt Contributions” shall mean the cash and the fair market value of assets other than cash (as determined by the Borrower in good faith) received by the Borrower after the date hereof from: (a) contributions to its common Equity Interests, and (b) the sale or issuance (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests (in each case, to the extent not otherwise applied under this Agreement and not constituting a Cure Amount) in the Borrower or any Parent Entity, in each case designated as Excluded Debt Contributions pursuant to a certificate of a Responsible Officer of the Borrower on or promptly after the date such capital contributions are made or the date such Equity Interest is sold or issued, as the case may be.

“Excluded Indebtedness” shall mean (a) Indebtedness of the Borrower to BidCo or any Subsidiary and of BidCo or any Subsidiary to BidCo, the Borrower or any other Subsidiary, (b) all Indebtedness constituting commercial paper incurred in the ordinary course of business, (c) all Capital Lease Obligations, mortgage financings, slot financing arrangements and other purchase money Indebtedness, in each case, incurred in the ordinary course of business and any Permitted Refinancing Indebtedness in respect thereof, (d) Indebtedness existing or committed on the date hereof or on the Closing Date, (e) Indebtedness created under the Loan Documents, (f) Indebtedness incurred under Section 6.01(j) or Section 6.01(w), (g) Escrowed Indebtedness and Discharged Indebtedness, (h) other unsecured Indebtedness in an aggregate principal amount at any time outstanding not in excess of £25.0 million, (i) Indebtedness issued or incurred in connection with the Transactions and (j) any Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case, not incurred in violation of Section 6.01.

“Excluded Jurisdiction” shall mean each jurisdiction other than the following: Denmark, England and Wales, Gibraltar, Ireland, Italy, Jersey, Malta, Poland, Spain, Sweden, the United States of America, any State thereof or the District of Columbia and any other jurisdiction reasonably agreed by the Borrower and the Administrative Agent.

“Excluded Property” shall mean all of the following items: (i) Real Property, (ii) aircraft, ships, vessels, motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1 or equivalent filing in the applicable non-U.S. jurisdiction), and commercial tort claims with a value of less than £50.0 million, (iii) pledges and security interests (1) prohibited by applicable law (including Gaming Laws), rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 6.09(c) and such restriction is binding on such assets (x) on the date hereof or (y) on the date that the applicable person becomes a Subsidiary of the Borrower) (or is a refinancing or replacement of any such contractual obligation provided that such restriction is no more restrictive in any material respect than the refinanced or replaced contractual obligation) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code (or applicable non-U.S. law)) or (2) which could require governmental (including Gaming Authority) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received and the Borrower shall be under no obligation to seek such consent (other than commercially reasonable efforts to obtain such consent in respect of Gaming Laws)), (iv) [reserved], (v) those assets as to which the Collateral Agent (acting at the direction of the Administrative Agent) and the Borrower reasonably agree that the costs or other consequence (including any adverse tax consequence) of obtaining or perfecting such a security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby, (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any other Loan Party) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code (or applicable non-U.S. law), (vii) any governmental licenses (including gaming licenses) or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or require the consent of any Governmental Authority (to the extent such consent has not been obtained) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code (or applicable non-U.S. law), (viii) pending United States “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office, (ix) other customary exclusions under applicable local law or in applicable local jurisdictions set forth in the Security Documents or otherwise separately agreed in writing between the Administrative Agent and the Borrower, (x) any Excluded Securities, (xi) any property or assets excluded from the Collateral in accordance with the Agreed Security Principles (as determined in good faith by the Borrower in consultation with the Collateral Agent), (xii) any Third Party Funds and other Excluded Accounts, (xiii) any property located in any Excluded Jurisdiction (other than the shares directly held by BidCo in the Borrower), (xiv) any equipment or other asset that is subject to a Lien permitted by any of clauses (c) and (i) of Section 6.02 or is otherwise subject to a purchase money debt arrangement, slot financing arrangement or a Capital Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt, financing arrangement or Capital Lease Obligation prohibits or requires the consent of any person (other than any Loan Party) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder and (xv) with respect to the obligations of any United States person (within the meaning of Section 7701(a)(30) of the Code) in such United States person’s capacity as a Guarantor (as defined in the Guarantee Agreement), any assets of a CFC, FSHCO, or a subsidiary of a CFC or a FSHCO; provided, that the Borrower may in its sole discretion elect to exclude any property from the definition of Excluded Property. For the avoidance of doubt, the limitations in clause (xv) apply solely to limit Collateral provided in support of Guarantees provided by United States persons, and do not have any effect on the Guarantee provided by such United States person or any effect on any underlying Loans or other Obligations guaranteed by such United States person. Thus, for example, if a Loan to Borrower is guaranteed by both a Foreign Subsidiary Loan Party and a Loan Party that is a United States person, the Obligations of the Borrower in respect of the Loans, the Collateral provided by the Borrower in respect of the Loans and the Guarantees and Collateral provided by each Foreign Loan Party in respect of the Loans and in respect of the Obligations of the other Foreign Loan Parties to provide Guarantees, shall, in each case, be completely unaffected by clause (xv).

“Excluded RP Contributions” shall mean the cash and the fair market value of assets other than cash (as determined by the Borrower in good faith) received by the Borrower after the date hereof from: (a) contributions to its common Equity Interests, and (b) the sale or issuance (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests (in each case, to the extent not otherwise applied under this Agreement and not constituting a Cure Amount) in the Borrower or any Parent Entity, in each case designated as Excluded RP Contributions pursuant to a certificate of a Responsible Officer of the Borrower on or promptly after the date such capital contributions are made or the date such Equity Interest is sold or issued, as the case may be.

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Collateral Agent (acting at the direction of the Administrative Agent) and the Borrower reasonably agree that the cost or other consequences (including tax consequences) of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b) any Equity Interests or Indebtedness to the extent and for so long as the pledge thereof would be prohibited by any Requirement of Law (including any Gaming Laws);

(c) any Equity Interests in any person that is not a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable Organizational Documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09(c) (other than, in this subclause (A)(ii), non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirements of Law), (B) any Organizational Documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Organizational Documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly-Owned Subsidiary) to any Organizational Documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii), non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirement of Law);

(d) any Equity Interests in any Subsidiary that is not a Material Subsidiary, that is an Unrestricted Subsidiary or that is incorporated or organized under the laws of an Excluded Jurisdiction (other than the Equity Interests in the Borrower directly held by BidCo);

(e) any Equity Interests directly or indirectly owned by a Subsidiary that is not a Loan Party;

(f) [reserved];

(g) any Margin Stock; and

(h) with respect to the obligations of any United States person (within the meaning of Section 7701(a)(30) of the Code) in such United States person’s capacity as a Guarantor (as defined in the Guarantee Agreement), more than 65% of the outstanding Equity Interests of any CFC or FSHCO. For the avoidance of doubt, the limitations in this clause (h) apply solely to limit Collateral provided in support of Guarantees provided by United States persons, and do not have any effect on the Guarantee provided by such United States person or any effect on any underlying Loans or other Obligations guaranteed by such United States person. Thus, for example, if a Loan to the Borrower is guaranteed by both a Foreign Subsidiary Loan Party and a Loan Party that is a United States person, the Obligations of the Borrower in respect of the Loans, the Collateral provided by Borrower in respect of the Loans and the Guarantees and Collateral provided by each Foreign Loan Party in respect of the Loans and in respect of the Obligations of the other Foreign Loan Parties to provide Guarantees, shall, in each case, be completely unaffected by clause (h).

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in the definition of Subsidiary Loan Party):

(a) each Subsidiary that is not a Material Subsidiary,

(b) each Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary),

(c) each Subsidiary that is prohibited or restricted from guaranteeing or granting Liens to secure the Obligations by any Requirement of Law (including Gaming Law) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received and the Borrower shall be under no obligation to seek such consent (other than use of commercially reasonable efforts to obtain such consent in respect of Gaming Laws)),

(d) each Subsidiary that is prohibited or restricted by any applicable contractual requirement from guaranteeing or granting Liens to secure the Obligations on the date hereof or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e) any joint ventures, any captive insurance subsidiaries, or any other special purpose entities, in each case, designated by the Borrower,

(f) any Subsidiary that is incorporated or organized under the laws of an Excluded Jurisdiction,

(g) with respect to the obligation of any United States person (within the meaning of Section 7701(a)(30) of the Code) in such United States person’s capacity as a Guarantor hereunder, a Subsidiary that is (x) a CFC or FSHCO, or (y) a Subsidiary of a CFC or a FSHCO. For the avoidance of doubt, the limitations in this clause (g) apply solely to limit Guarantees provided in support of Guarantees provided by United States persons, and do not have any effect on the Guarantee provided by such United States person or any effect on any underlying Loans or other Obligations guaranteed by such United States person. Thus, for example, if a Loan to the Borrower is guaranteed by both a Foreign Subsidiary Loan Party and a Loan Party that is a United States person, the Obligations of the Borrower in respect of the Loans and the Guarantees provided by each Foreign Loan Party in respect of the Loans and in respect of the Obligations of the other Foreign Loan Parties to provide Guarantees, shall, in each case, be completely unaffected by clause (g),

(h) any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences (including any adverse tax consequences) of providing a guarantee of the Obligations of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby,

(i) each Unrestricted Subsidiary,

(j) with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, and

(k) any Subsidiary excluded in accordance with the Agreed Security Principles (as determined in good faith by the Borrower in consultation with the Collateral Agent).

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any L/C Issuer or any other recipient of any payment to be made by or on account of any Loan Party under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income by a jurisdiction as a result of such recipient being organized in, having its principal office in or, in the case of any Lender, having its applicable Lending Office in, such jurisdiction or as a result of any other present or former connection with such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents) and, for the avoidance of doubt, including any backup withholding in respect of such a tax under Section 3406 of the Code (or any similar provision of state, local or foreign law), (b) any branch profits Tax under Section 884(a) of the Code, or any similar Tax, that is imposed by any jurisdiction described in clause (a) above, (c) any tax attributable to such Lender’s failure to comply with Section 2.17(e), (f), (g), or Section 2.19 or such Administrative Agent’s failure to comply with Section 2.17(p), (d) any Taxes imposed pursuant to FATCA, (e) any Taxes in respect of which no additional amounts are payable pursuant to Section 2.17(h), and (f) any VAT (which, for the avoidance of doubt, shall be handled in accordance with Section 2.17(r)).

“Existing Wales Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“Existing Wales Notes Security Effective Date” shall mean, to the extent there are any Existing Wales Notes (or Permitted Refinancing Indebtedness in respect thereof) outstanding on such date, the date on which the Company or any of its subsidiaries (within the meaning of section 1159 of the Companies Act 2006) secures the Obligations pursuant to any Security Documents.

“Existing Wales Notes Security Period” shall mean the period commencing on the Existing Wales Notes Security Effective Date and ending on the date on which no 2023 Existing Wales Notes Obligations or 2026 Existing Wales Notes Obligations are required by their terms to be secured on an equal and ratable basis with the Obligations.

“Existing Wales Notes Trustee” shall mean the 2023 Existing Wales Notes Trustee and/or the 2026 Existing Wales Notes Trustee.

“Existing Wales Debt Payoff” shall have the meaning assigned to such term in the recitals to this Agreement.

“Existing Letters of Credit” shall mean those letters of credit issued and outstanding as of the date hereof and set forth on Schedule 1.01(B).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date hereof there are three Facilities, i.e., the Asset Sale Bridge Facility, the Cash Confirmation Bridge Facility and the Revolving Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder, or other official governmental interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) or any intergovernmental agreement (or fiscal or regulatory legislation, or official administrative rules or practices) implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” shall mean, collectively, (a) that certain Amended and Restated Fee Letter dated December 11, 2020, by and among Parent, Deutsche Bank, JPMorgan Chase Bank, N.A., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Bank of America, N.A., BofA Securities, Inc. and Citizens Bank, National Association and (b) each other fee letter concerning the financing of the Transactions between the Borrower and any Arranger, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the L/C Issuer Fees, the duration fees set forth in Section 2.09(d), the Lender Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or other financial officer of such person or any managing member or general partner of such person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.11.

“Financial Performance Covenant Event of Default” shall have the meaning assigned to such term in Section 7.01(d).

“First Lien Intercreditor Agreement” shall mean a customary First Lien Intercreditor Agreement in a form reasonably acceptable to the Administrative Agent and the Borrower, in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate.

“Foreign Collateral Agreement” shall mean (a) each Cayman Collateral Agreement, (b) each UK Collateral Agreement and (c) each other security agreement executed by a Foreign Loan Party governed by the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia pursuant to the Collateral and Guarantee Requirement or Section 5.10, in each case, in accordance with the Agreed Security Principles.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States Person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Foreign Loan Party” shall mean any Loan Party that is not a U.S. Loan Party.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or contributed to by the Borrower or any Subsidiary for the benefit of employees of the Borrower or any Subsidiary employed and residing outside the United States, and which plan is not subject to ERISA.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; (c) the failure of any Foreign Plan to comply with any applicable law or regulations or with the terms of such Foreign Plan; (d) the receipt by Borrower or any Subsidiary thereof of a notice from a Governmental Authority of its intention to terminate any such Foreign Plan; or (e) the incurrence of any liability by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein.

“Foreign Subsidiary” shall mean any Subsidiary that is not a U.S. Subsidiary.

“Foreign Subsidiary Loan Party” shall mean (a) each Foreign Subsidiary of the Borrower that executes and delivers the Guarantee Agreement and any applicable Security Documents on or prior to the Collateral and Guarantee Deadline, and (b) each other Foreign Subsidiary of the Borrower that becomes, or is required pursuant to Section 5.10 to become, a party to the Guarantee Agreement and any applicable Security Documents.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender under the Revolving Facility, with respect to any L/C Issuer, such Defaulting Lender’s Revolving Facility Percentage of the outstanding L/C Obligations under the Revolving Facility with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” shall mean any Subsidiary that owns no material assets other than the Equity Interests (including for this purpose any debt or other instrument treated as equity for U.S. federal income tax purposes), or such Equity Interests and Indebtedness, in one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“Funds Flow Statement” shall mean any funds flow statement which is prepared in respect of the Transactions.

“Gaming Authority” shall mean, in any jurisdiction in which BidCo, the Borrower or any of its subsidiaries manages or conducts any casino, racing, gambling, wagering or other gaming business or activities, the applicable board, commission, or other governmental regulatory body or agency which (a) has, or may at any time after the date hereof have, jurisdiction over any casino, racing, gambling, wagering or other gaming business or activities at any casino, racetrack or other gambling, wagering or other gaming property of BidCo, the Borrower or any of its subsidiaries or any successor to such authority or (b) is, or may at any time after the date hereof be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” shall mean all applicable constitutions, treaties, laws, rates, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over any casino, racing, gambling, wagering or other gaming business or activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to any casino, racing, gambling, wagering or other gaming business or activities of BidCo, the Borrower or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Global Intercompany Note” shall mean a promissory note substantially in the form of Exhibit J, evidencing Indebtedness owed among BidCo, the Loan Parties and their Subsidiaries.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (including any supranational bodies such as the European Union or the European Central Bank).

“Group” shall mean BidCo, the Borrower and each Subsidiary of the Borrower (taking into account any restructuring referenced in the Tax Structure Memorandum).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include (A) endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the date hereof or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness) or (B) any pledge of the Equity Interests of an Excluded Subsidiary to secure Indebtedness or other obligations of an Excluded Subsidiary and its subsidiaries. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement substantially in the form of Exhibit M, to be executed and delivered in accordance with the definition of “Collateral and Guarantee Requirement”, by BidCo, the Borrower and each Subsidiary Loan Party in favor of the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantor Coverage Test” shall mean a test that is satisfied as of any date of determination if the aggregate (without duplication) earnings before interest, tax, depreciation and amortization (calculated for the most recently ended Test Period on the same basis as EBITDA but prior to making pro forma adjustments and taking each entity on an unconsolidated basis and excluding goodwill, all intra-Group items and investments in subsidiaries of any member of the Group) of the members of the Group which are the Borrower or a Subsidiary Loan Party shall represent not less than 80.0% of the EBITDA of the Borrower and its Subsidiaries (prior to making pro forma adjustments and excluding goodwill, all intra-Group items and investments in subsidiaries of any member of the Group); provided that, solely for the purposes of calculating the Guarantor Coverage Test: (a) to the extent any Subsidiary Loan Party generates negative earnings before interest, tax, depreciation and amortization (as determined in accordance with this definition), such Subsidiary Loan Party shall be deemed to have zero (0) earnings before interest, tax, depreciation and amortization, for the purpose of calculating the numerator of this Guarantor Coverage Test; and (b) unless otherwise elected by the Borrower, to the extent that any member of the Group: (i) is not the Borrower or a Subsidiary Loan Party; and (ii) is incorporated or organized under the laws of an Excluded Jurisdiction and/or is otherwise not required to (or is unable to) become a Subsidiary Loan Party pursuant to the terms of this Agreement or the Agreed Security Principles, such member of the Group shall be deemed to have zero (0) earnings before interest, tax, depreciation and amortization, for the purpose of calculating the denominator of this Guarantor Coverage Test.

“Guarantor Coverage Test Date” shall mean (i) the Collateral and Guarantee Deadline (or such later date as the Administrative Agent may agree), by reference to the most recent audited financial statements delivered pursuant to Section 5.04(a) or, if none are delivered prior to such date, the most recent audited financial statements of the Company (or, at the option of the Borrower, such other financial statements for the most recently completed Test Period prior to such test date for which the Borrower has sufficient available information to be able to determine the Guarantor Coverage Test); and (ii) thereafter, on the date on which the annual financial statements are required to be delivered pursuant to Section 5.04(a) in respect of each fiscal year ending after the date on which the Guarantor Coverage Test is required to be satisfied in accordance with clause (i) above.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean, (a) with respect to Swap Agreements in existence on the date hereof, any person that is (or an Affiliate thereof is) an Agent, an Arranger or a Lender on the date hereof or (b) any Swap Agreement entered into after the date hereof, any person that is an Agent, Arranger or Lender or Affiliate thereof on the date such Swap Agreement is entered into, in each case, in its capacity as a party to such Swap Agreement.

“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).

“IFRS” shall mean the International Financial Reporting Standards of the International Accounting Standards Board as adopted in the United Kingdom.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (h) below) the same would constitute indebtedness or a liability in accordance with IFRS, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with IFRS, (d) all Capital Lease Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) to (g) above and (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities and customer deposits and prepayments arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business,

(C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with IFRS, (E) [reserved], (F) Indebtedness of an Unrestricted Subsidiary secured by a Lien on the Equity Interests of an Unrestricted Subsidiary or (G) Permitted Non-Recourse Guarantees. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean (i) all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than Excluded Taxes and (ii) all Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean (i) the persons identified as “Disqualified Institutions” in writing to the Arrangers by Parent on or prior to September 29, 2020, (ii) any competitors of Parent, the Company or their respective subsidiaries (each, a “Competitor”) identified in writing by the Borrower to the Arrangers on or prior to the Closing Date, (iii) any Affiliates of the Persons referred to in clause (i) or (ii) that are identified in writing by the Borrower to the Arrangers on or prior to the Closing Date (other than, in the case of Affiliates of Competitors, Bona Fide Debt Funds) and (iv) any other person that is clearly identifiable solely on the basis of the similarity of its name as an Affiliate of any Person referred to in clause (i) or (ii) (other than, in the case of Affiliates of Competitors, Bona Fide Debt Funds); provided that, following the Closing Date, the Borrower may supplement in writing to the Administrative Agent from time to time the list of Competitors pursuant to clause (ii) above and Affiliates pursuant to clause (iii) above; provided, that (x) no updates shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions and (y) no update shall become effective until three (3) Business Days after such update is provided to the Administrative Agent or the Arrangers, as applicable (it being understood that no update shall apply to any entity that is party to a pending trade at the time of such update).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Intellectual Property Right” shall have the meaning assigned to such term in Section 3.21.

“Intercreditor Agreement” shall mean any Permitted Pari Passu Intercreditor Agreement and any Permitted Junior Intercreditor Agreement.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with IFRS.

“Interest Payment Date” shall mean, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan and the scheduled maturity date of such Loan; provided, however, that if any Interest Period for a Eurocurrency Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan, the last Business Day of each March, June, September and December and the scheduled maturity date of such Loan.

“Interest Period” shall mean, (x) as to each Eurocurrency Loan denominated in Dollars, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, three or six months (or twelve months if agreed to by each applicable Lender or such period of shorter than one month as may be consented to by the Administrative Agent) thereafter, as selected by the Borrower or (y) as to each Eurocurrency Loan denominated in Pounds Sterling, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one or three months thereafter, as selected by the Borrower; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Loan shall extend beyond the maturity date of such Facility.

Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Facilities Agreement” shall have the meaning assigned to such term in Section 1.14.

“Interpolated Rate” shall mean, at any time, for any Interest Period, in relation to the LIBO Rate, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted LIBOR Interest Period and (b) the LIBO Screen Rate for the shortest period for which the LIBO Screen Rate is available that exceeds the Impacted LIBOR Interest Period, in each case, at such time.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“ITA” means the UK Income Tax Act 2007.

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any subsidiary or other Person designated by the Borrower) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“LCT Election” shall have the meaning assigned to such term in Section 1.07.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.07.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage under the Revolving Facility. All L/C Advances shall be denominated in Pounds Sterling.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Eurocurrency Revolving Loan. All L/C Borrowings shall be denominated in Pounds Sterling.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” shall mean each of Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., Credit Suisse AG, Cayman Islands Branch, Bank of America, N.A., Citizens Bank, National Association and each other L/C Issuer designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Sections 2.05(l) or 8.09; provided that, in the case of any Existing Letter of Credit, the L/C Issuer with respect thereto shall be as is indicated on Schedule 1.01(B). An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or designees of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate or designee with respect to Letters of Credit issued by such Affiliate or designee; provided, that such L/C Issuer shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer Fees” shall have the meaning assigned to such term in Section 2.12(b).

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings (each of the foregoing, calculated, in the case of Alternate Currency Letters of Credit, based on the Pound Sterling Equivalent thereof). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lender Fees” shall have the meaning assigned to such term in Section 2.12(e).

“Lender Participation Notice” shall have the meaning assigned to such term in Section 2.11(h)(iii).

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued hereunder and shall include the Existing Letters of Credit and any Alternate Currency Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” shall mean, with respect to each L/C Issuer, (i) the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.05 as set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “Letter of Credit Commitment” or (ii) if such L/C Issuer has entered into an Assignment and Acceptance that has been consented to by the Borrower and the Administrative Agent, or is a successor L/C Issuer consented to by the Borrower in accordance with Section 2.05(l), the amount set forth for such L/C Issuer as its Letter of Credit Commitment in the Register, in each case or such larger amount not to exceed the Letter of Credit Sublimit as the Administrative Agent and the applicable L/C Issuer may agree. The aggregate amount of the Letter of Credit Commitment of all L/C Issuers as of the date hereof is £30.0 million.

“Letter of Credit Expiration Date” shall mean the day that is five Business Days prior to the Revolving Facility Maturity Date.

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the L/C Issuers, in an amount not to exceed £30.0 million (calculated, in the case of Alternate Currency Letters of Credit, based on the Pound Sterling Equivalent thereof) or such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable L/C Issuer may agree. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility Commitments.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBOR Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” shall mean, for any day and time, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for the applicable currency for a period approximately equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen that displays such rate (or, in the event such rate does not appear on a Thomson Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion in accordance with market practice at such time); provided that if the LIBO Screen Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor, conservator or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Authority covering any casino or gaming facility of the Borrower or any of its Subsidiaries.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” shall have the meaning assigned to such term in Section 1.07.

“Liquor Authorities” shall mean, in any jurisdiction in which BidCo, the Borrower or any of its subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” shall mean the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by BidCo, the Borrower or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) any Intercreditor Agreement, (v) any Note issued under Section 2.09(e) and (vi) any Ancillary Document.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” shall mean BidCo, the Borrower and the Subsidiary Loan Parties and solely in respect of any Ancillary Document (and for the avoidance of doubt not for any other purposes unless such Affiliate Ancillary Borrower is also a Loan Party), any applicable Affiliate Ancillary Borrower.

“Loans” shall mean the Term Loans and the Revolving Facility Loans.

“Local Time” shall mean London local time.

“Major Event of Default” shall mean an Event of Default set forth in Sections 7.01(a) (solely as it relates to any Major Representation), 7.01(b), 7.01(c) (with respect to the failure to pay any amount of interest or fees specified in the Fee Letter (but not other amounts)), 7.01(d) (solely as it relates to any Major Undertaking), 7.01(e) (solely as it relates to any Major Undertaking), 7.01(g), 7.01(h), 7.01(i) and 7.01(l), in each case, solely to the extent that such event relates only to the Borrower; provided that, for the avoidance of doubt, no procurement obligation or any other matter or circumstance in respect of, or breach by, Parent or any of its subsidiaries (other than the Borrower) or the Company or any of its subsidiaries shall relate to the Borrower for this purpose (other than (i) insofar as it relates to Section 5.11, BidCo as provided for in this Agreement and (ii) insofar as it relates to the representations made by BidCo in any Loan Document to which it is party that correspond to the Major Representations made by the Borrower under this Agreement).

“Major Representations” shall mean those representations and warranties set forth in Sections 3.01, 3.02, 3.03 and 3.04, in each case, solely to the extent that such representations and warranties relate solely to the Borrower; provided that, for the avoidance of doubt, no procurement obligation or any other matter or circumstance in respect of, or breach by, Parent or any of its subsidiaries (other than the Borrower) or the Company or any of its subsidiaries shall relate to the Borrower for this purpose.

“Major Undertakings” shall mean those undertakings set forth in Sections 5.11, 6.01, 6.02, 6.03, 6.04, 6.05 and 6.06, in each case, solely to the extent that such undertakings relate solely to the Borrower; provided that, for the avoidance of doubt, no procurement obligation or any other matter or circumstance in respect of, or breach by, Parent or any of its subsidiaries (other than the Borrower) or the Company or any of its subsidiaries shall relate to the Borrower for this purpose (other than, insofar as it relates to Section 5.11, BidCo as provided for in this Agreement).

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Parent, its subsidiaries, BidCo, the Borrower and the Subsidiaries, as the case may be, on the date hereof together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Parent, its subsidiaries, BidCo, the Borrower and the Subsidiaries, was approved by a vote of a majority of the directors of such Person, then still in office who were either directors on the date hereof or whose election or nomination was previously so approved and (y) executive officers and other management personnel of Parent, its subsidiaries, BidCo, the Borrower and the Subsidiaries, as the case may be, hired at a time when the directors on the date hereof together with the directors so approved constituted a majority of the directors of the applicable Person.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole (excluding any matters disclosed to the Arrangers prior to the date hereof, or disclosed in the most recent annual report on Form 10-K or any quarterly or periodic report of Parent or the Company filed prior to the Closing Date) or (b) the material rights or remedies (taken as a whole) of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit and intercompany Indebtedness) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding £25.0 million.

“Material Subsidiary” shall mean each Subsidiary of the Borrower which has earnings before interest, tax, depreciation and amortization (calculated on the same basis as EBITDA but prior to making pro forma adjustments and taking each entity on an unconsolidated basis and excluding goodwill, all intra-Group items and investments in subsidiaries of any member of the Group (in each case to the extent applicable)) representing more than 5.0% of EBITDA of the Borrower and its Subsidiaries (prior to making pro forma adjustments and excluding goodwill, all intra-Group items and investments in subsidiaries of any member of the Group); provided that: (a) any entity having negative earnings before interest, tax, depreciation and amortization shall be deemed to have zero (0) earnings before interest, tax, depreciation and amortization; (b) each member of the Group which is incorporated or organized under the laws of an Excluded Jurisdiction and/or is otherwise not required to (or is unable to) become a Subsidiary Loan Party in accordance with this Agreement and the Agreed Security Principles will not be considered a Material Subsidiary; and (c) no Person shall be deemed to be a Material Subsidiary solely by reason of being a parent of a Material Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Acceptance Condition” shall mean, in relation to an Offer, an Acceptance Condition of not less than 75% of the issued ordinary share capital of the Company on a fully diluted basis (assuming exercise in full of all options, warrants and other rights to require allotment or issue of any shares in the Company, whether or not such rights are then exercisable).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with IFRS and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received and excluding, for the avoidance of doubt, any proceeds of insurance that in the good faith determination of the Borrower are allocable to business interruption) from any Asset Sale consummated after the date hereof that is conducted or classified under Sections 6.05(g), 6.05(j)(y), 6.05(u), 6.05(v), 6.05(w) and/or 6.05(cc), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof, (iii) all distributions and other payments required to be made (or attributable) to minority interest holders (other than the Borrower or any of its Subsidiaries) in subsidiaries or joint ventures as a result of such Asset Sale, casualty insurance settlement and condemnation award and (iv) the amount of any reasonable reserve established in accordance with IFRS against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use or commit to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (except for Permitted Investments or intercompany Investments in Subsidiaries), in each case within 3 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 3 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 3-month period but within such 3-month period are contractually committed to be used after such 3-month period, then upon the termination of such contract after such 3-month period, any remaining portion not so used by such time shall constitute Net Proceeds as of the date of such termination without giving effect to this proviso); provided, further that the Borrower may elect to deem reinvestments (or contractual commitments for reinvestments) that occur prior to receipt of any such proceeds to have been reinvested in accordance with the requirements of the immediately preceding proviso so long as such reinvestments shall have been made no earlier than the date of execution of the definitive agreement with respect to such Asset Sale; provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Proceeds in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed £5.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (y) in any event, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed £1.0 million (and thereafter only net cash proceeds in excess of such amount shall (1) be included in the calculation of clause (x) of this proviso above and (2) constitute Net Proceeds);

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness for borrowed money (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale; and

(c) 100% of the cash on hand of the Company and its Subsidiaries that is received by the Borrower or made available to the Borrower on and after the date the Company is re-registered as a private company (other than any such amounts constituting Net Proceeds under clause (a) or (b) of this definition).

“New Project” shall mean each capital project which is either a new project or a new feature at an existing project owned by the Borrower or its Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“New York Courts” shall have the meaning assigned to such term in Section 9.15.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(b).

“Non-Hardwired Currencies” shall mean any currency other than Pounds Sterling or Dollars.

“Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.05(b).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement, (c) obligations in respect of any Secured Swap Agreement and (d) any Ancillary Obligations.

“Offer” shall mean the takeover offer (as defined in section 974 of the Companies Act 2006) by BidCo in accordance with the City Code to acquire all of the shares in the Company that are the subject of that takeover offer (within the meaning of section 975 of the Companies Act 2006) pursuant to the Offer Documents.

“Offer Documents” shall mean the applicable Announcement and the offer documents dispatched to shareholders of the Company setting out the terms and conditions of an Offer.

“Offered Loans” shall have the meaning assigned to such term in Section 2.11(h)(iii).

“Operations Management Agreement” shall mean any shared services agreement, transition services agreement, intellectual property license agreement, operations management agreement, management agreement, lease support or guaranty agreement and similar agreement or arrangement entered into by and among the Borrower or any of its Subsidiaries with Parent or with any other direct or indirect subsidiary of Parent and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are entered into not in violation of this Agreement.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Lender” shall any Person who has signed this Agreement directly as a Lender as at the date of this Agreement.

“Other Connection Taxes” shall mean, with respect to any recipient of any payment to be made by or on account of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, registration, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and, for the avoidance of doubt, excluding any Excluded Taxes except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Outstanding Amount” shall mean (i) with respect to any Loans on any date, the Pound Sterling Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to any L/C Obligations on any date, the Pound Sterling Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts and (iii) with respect to any Ancillary Facility, the Ancillary Outstandings with respect to such Ancillary Facility on such date.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).

“Overnight Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Panel” shall mean The Panel on Takeovers and Mergers.

“Parent” shall have the meaning assigned to such term in the recitals to this Agreement.

“Parent Entity” shall mean any direct or indirect parent of the Borrower (including, without limitation, BidCo and Parent).

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Requirements” shall mean the making or the procuring of any appropriate registration, filing, recordings, enrolments, registrations, notations in stock registries, notarisations, notifications, endorsements and/or stampings of the Security Documents and/or the security interests created thereunder.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or more than 50% of the Equity Interests having ordinary voting power for the election of members of the board of directors (or equivalent governing body) in, or merger, consolidation or amalgamation with, a person or a division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto (or in the case of clauses (i), (iii) and (vi), if an LCT Election is made, as of the applicable LCT Test Date): (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value (as determined in good faith by the Borrower) in excess of £2.5 million, after giving effect to such acquisition or investment and any related transactions, the Borrower shall be in Pro Forma Compliance; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; and (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by a Loan Party, shall be merged into a Loan Party or become, following the consummation of such acquisition in accordance with Section 5.10, a Loan Party.

“Permitted Cure Securities” shall mean any equity securities of the Borrower or a Parent Entity issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Disposal” shall mean any sale, lease, licence, transfer, disposition, distribution, contribution or other disposal: (a) of any asset compulsorily acquired by any Governmental Authority, to the extent that such disposal does not result in a Major Event of Default, (b) required by law or regulation or any order of any governmental entity, provided that this does not result in a Major Event of Default, (c) that arises as a result of a Permitted Transaction and (d) pursuant to a security interest granted under the Security Documents.

“Permitted Holder” shall mean each of (i) the Management Group, (ii) Parent or any subsidiary of Parent, (iii) UK Interactive HoldCo or any subsidiary of UK Interactive Holdco, (iv) the Carano Holders, (v) any Person that has no material assets other than the capital stock of BidCo or other Permitted Holders and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests in BidCo, and of which no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof), other than any of the other Permitted Holders specified in clauses (i) through (v), beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests thereof, and (vi) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof) the members of which include any of the other Permitted Holders specified in clauses (i) through (v) above and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests in BidCo (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i) through (v) above) beneficially owns more than of 50% on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, the United Kingdom or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Group.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Loans, either (as the Borrower shall elect), (x) any Second Lien Intercreditor Agreement if such Liens secure “Second Priority Claims” (as defined therein), (y) an intercreditor agreement not materially less favorable to the Lenders vis-à-vis such junior Liens than such Second Lien Intercreditor Agreement (as determined by the Borrower in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established, as determined by the Borrower and the Administrative Agent in the exercise of reasonable judgment.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and the Borrower as an Assignee, and accepted by the Administrative Agent, in the form of Exhibit E or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Loan Purchases” shall have the meaning assigned to such term in Section 9.04(i).

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be secured on a pari passu basis with the Liens securing the Loans, either (as the Borrower shall elect) (x) any First Lien Intercreditor Agreement, (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such pari passu Liens than such First Lien Intercreditor Agreement (as determined by the Borrower in good faith) or (z) another intercreditor agreement or arrangement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established, as determined by the Borrower and the Administrative Agent in the exercise of reasonable judgment.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or as a modification of, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) (and, in the case of revolving Indebtedness being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Indebtedness being Refinanced); provided, that with respect to any Indebtedness being Refinanced, (a) except to the extent otherwise permitted by this Agreement (including utilization of any other available baskets and incurrence-based amounts), the principal amount (or accreted value, if applicable) of such

Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced (without giving effect to any amortization or prepayments on the Refinanced Indebtedness) and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Revolving Facility Maturity Date in effect on the date of incurrence were instead due on the date that is one year following the Revolving Facility Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (d) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Indebtedness being Refinanced (except that a Loan Party may be added as an additional obligor and may grant security to secure such Permitted Refinancing Indebtedness) unless such security is otherwise permitted by Section 6.02 at such time of incurrence; provided, further, that with respect to a Refinancing of Indebtedness permitted hereunder that is subordinated, such Permitted Refinancing Indebtedness shall (i) be subordinated to the guarantee by BidCo and the Subsidiary Loan Parties of the Loan Obligations, and (ii) be otherwise on terms (excluding interest rate and redemption premiums), taken as a whole, not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Non-Recourse Guarantees” shall mean customary indemnities or Guarantees (including by means of separate indemnification agreements or carveout guarantees) provided by the Borrower or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to the Borrower or any Subsidiary of the Borrower except for recourse to the Equity Interests in such joint venture or Unrestricted Subsidiary or such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy related restrictions).

“Permitted Transaction” shall mean (a) any step, circumstance or transaction contemplated by the Funds Flow Statement, the Tax Structure Memorandum or permitted by the Loan Documents or the Acquisition Documents (and, in each case, related documentation); (b) any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process); (c) any transfer of the shares in, or issue of shares by, Parent or any of its subsidiaries or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure for the Acquisition or effecting the Existing Wales Debt Payoff as set out in the Tax Structure Memorandum, including inserting another legal entity directly above or below the Borrower, in each case, provided that, after the completion of such steps, no Change in Control shall have occurred; (d) any sale, transfer, distribution, cancellation, offset or other transaction with respect to the BidCo/Wales Intercompany Loans in connection with the elimination thereof; (e) any step, circumstance or transaction permitted by Article V and VI hereof; and (f) any transaction to which the Administrative Agent (acting on the instructions of the Required Lenders) shall have given prior written consent.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement.

“Pounds Sterling” or “£” shall mean lawful money of the United Kingdom.

“Pound Sterling Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Pounds Sterling, such amount, and (b) with respect to any amount denominated in any currency other than Pounds Sterling, the equivalent amount thereof in Pounds Sterling as determined by the Administrative Agent or the L/C Issuer, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Pounds Sterling with such currency.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects which are classified as “pre-opening expenses” or “project opening costs” (or any similar or equivalent caption) on the applicable financial statements of the Borrower and the Subsidiaries for such period, prepared in accordance with IFRS.

“Pricing Grid” shall mean, with respect to the Loans, the applicable table set forth below:

Pricing Grid for Revolving Facility Loans and Revolving Facility Commitments
Total Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans denominated in Pounds Sterling	Applicable Margin for Eurocurrency Loans denominated in Dollars	Applicable Commitment Fee
Greater than 10.00 to 1.00	2.50%	3.50%	3.50%	0.50%
Less than or equal to 10.00 to 1.00 but greater than 9.50 to 1.00	2.25%	3.25%	3.25%	0.375%
Less than or equal to 9.50 to 1.00	2.00%	3.00%	3.00%	0.25%

For the purposes of the Pricing Grid, changes in the Applicable Margin and Applicable Commitment Fee resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) of delivery of the relevant financial statements pursuant to Section 5.04 for each fiscal quarter beginning with the first full fiscal quarter of the Borrower after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Total Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.11.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any compliance certificate delivered to the Administrative Agent pursuant to Section 5.04(c) is inaccurate as a result of any fraud, intentional misrepresentation or willful misconduct of the Borrower or any officer thereof and the result is that the Lenders received interest or fees for any period based on an Applicable Margin and the Applicable Commitment Fee that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” and the “Applicable Commitment Fee” for any day occurring within the period covered by such compliance certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to this Agreement as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of this Agreement, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.13, in accordance with the terms of this Agreement).

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made and all other relevant transactions, such calculation will give pro forma effect to such events and other relevant transactions as if such events and other relevant transactions occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination on a Pro Forma Basis, pro forma effect shall be given to any Asset Sale, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, New Project, and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made and in the good faith determination of a Responsible Officer of the Borrower are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities, operational improvements and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, other than in the case of actual compliance with Section 6.11, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, other than in the case of actual compliance with Section 6.11, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event and any other relevant transaction that occurred prior to or during the applicable Reference Period (or, other than in the case of actual compliance with Section 6.11, occurring prior to or during the applicable Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) (including, to the extent applicable, the Transactions).

For purposes of this definition, any amount in a currency other than Pounds Sterling will be converted to Pounds Sterling in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to all relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and the Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been or were required to have been delivered.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of the Borrower and its Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries prior to the Closing Date.

“Proposed Discounted Prepayment Amount” shall have the meaning assigned to such term in Section 2.11(h)(ii).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned thereto in Section 9.26.

“Qualified Equity Interests” shall mean any Equity Interests in the Borrower or any Parent Entity other than Disqualified Stock.

“Qualifying Lenders” shall have the meaning assigned to such term in Section 2.11(h)(iv).

“Qualifying Loans” shall have the meaning assigned to such term in Section 2.11(h)(iv).

“Real Property” shall mean, collectively, all right, title and interest (including, without limitation, any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements situated, placed or constructed upon, or fixed to or incorporated into, or which becomes a component part of such real property, and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) accounts receivable (including any bills of exchange) and related assets and property, (b) franchise fees, management fees, license fees, royalties and other similar payments made related to the use of trade names and other Intellectual Property Rights, business support, training and other services, (c) revenues related to distribution and merchandising of the products of the Borrower and its Subsidiaries, (d) rents, real estate taxes and other non-royalty amounts due from franchisees, (e) Intellectual Property Rights relating to the generation of any of the types of assets listed in this definition, (f) any rights and obligations associated with gift card or similar programs, and (g) other assets and property (or proceeds of such assets or property) to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Borrower in good faith).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (a) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two Business Days preceding the date of such setting and (b) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” “Refinancing” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents, members and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Relevant Governmental Body” shall mean (i) with respect to a Benchmark or Benchmark Replacement in respect of any Benchmark applicable to Dollars, the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, and (iii) with respect to a Benchmark Replacement for any Benchmark applicable to a currency other than Dollars or Pounds Sterling, (a) the central bank for the applicable currency or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark or Benchmark Replacement for such currency or (2) the administrator of such Benchmark or Benchmark Replacement for such currency or (b) any working group or committee officially endorsed or convened by: (1) the central bank for such currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (x) such Benchmark or Benchmark Replacement for such currency or (y) the administrator of such Benchmark or Benchmark Replacement for such currency, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board, or a committee officially endorsed or convened by the Financial Stability Board, or any successor thereto.

“Relevant Rate” means (i) with respect to any Eurocurrency Borrowing denominated in Dollars or any other Alternate Currency, the LIBO Rate or (ii) with respect to any Eurocurrency Borrowing denominated in Pounds Sterling, the Daily Simple SONIA Rate.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Term Loans, Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures under the Revolving Facility) and Ancillary Commitments that, taken together, represent more than 50% of the sum of all Term Loans, Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) and Ancillary Commitments at such time. The Loans, Commitments, Ancillary Commitments and Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. The portion of Term Loans held by Debt Fund Affiliate Lenders in the aggregate in excess of 49.9% of the Required Amount of Loans shall be disregarded in determining Required Lenders at any time. For purposes of the foregoing, “Required Amount of Loans” shall mean, at any time, the amount of Loans required to be held by any particular group of Lenders in order for such group of Lenders to constitute “Required Lenders” without giving effect to the immediately preceding sentence.

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having (a) Revolving Facility Loans outstanding, (b) L/C Obligations, (c) Available Unused Commitments and (d) Ancillary Commitments that, taken together, represent more than 50% of the sum of (w) all Revolving Facility Loans outstanding, (x) all L/C Obligations, (y) the total Available Unused Commitments and (z) Ancillary Commitments at such time; provided, that the Revolving Facility Loans, L/C Obligations, Available Unused Commitment and Ancillary Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, administrative pronouncement, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject (including any Gaming Laws).

“Reservations” shall mean the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors, the time barring of claims under any applicable limitation statutes, the possibility that a court may strike out a provision of a contract for recession or oppression, undue influence or similar reason, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of acquiescence, set-off or counterclaim and similar principles, the principles that in certain circumstances a security interest granted by way of fixed charge may be recharacterised as a floating charge or that a security interest purported to be constituted as an assignment may be recharacterised as a charge, the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, the principle that the creation or purported creation of a security interest over any asset not beneficially owned by the relevant charging company at the date of the relevant security document or over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a security interest has purportedly been created, the principle that a court may not give effect to any parallel debt provisions, covenant to pay any Agent or other similar provisions, similar principles, rights and defences under the laws of any jurisdiction in which the relevant obligation may have to be performed and any other matters which are set out in the reservations or qualifications (however described) as to matters of law which are referred to in any legal opinion referred to in Section 4.02(c) or under any other provision or otherwise in connection with any Loan Document.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any director, executive officer (including, without limitation, any Chief Executive Officer, President, Senior Vice President, Executive Vice President, Vice President, Secretary, Assistant Secretary, General Counsel, Deputy General Counsel, and Manager) or Financial Officer of such person or any managing member or general partner of such person or any other officer or similar official of such person or any managing member or general partner of such person responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith).

“Revaluation Date” shall mean (a) with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance, extension or renewal of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Alternate Currency Letter of Credit, (iv) the last Business Day of March, June, September and December and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require and (b) with respect to any Alternate Currency Revolving Loans, each of the following: (i) each date of a Borrowing of Revolving Facility Loans denominated in an Alternate Currency, (ii) each date of a continuation or conversion of a Revolving Facility Loan denominated in an Alternate Currency pursuant to Section 2.07, (iii) the last Business Day of March, June, September and December and (iv) such additional dates as the Administrative Agent shall determine or the Majority Lenders under the Revolving Facility shall require.

“Revolving Facility” shall mean the Revolving Facility Commitment and the Revolving Facility Loans made hereunder.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(c), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04 or (c) reduced or increased from time to time in connection with Ancillary Facilities pursuant to Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the date hereof is £115,991,340.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of the Revolving Facility Loans at such time (calculated, in the case of Alternate Currency Revolving Loans, based on the Pound Sterling Equivalent thereof) and (b) the Outstanding Amount of the L/C Obligations at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Pound Sterling Equivalent thereof). The Revolving Facility Credit Exposure of any Revolving Facility Lender under the Revolving Facility at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage under the Revolving Facility and (y) the aggregate Revolving Facility Credit Exposure under the Revolving Facility of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(c).

“Revolving Facility Maturity Date” shall mean the date that is 540 days after the Closing Date.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Same Day Funds” shall mean with respect to disbursements and payments in Pounds Sterling, immediately available funds.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself or its government is the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan, Syria and Venezuela).

“Sanctioned Person” shall mean, at any time, (a) any person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any person organized or resident in a Sanctioned Country or (c) any person controlled or 50% or more owned by any Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheme” shall mean the scheme of arrangement effected pursuant to part 26 of the Companies Act 2006 proposed by the Company to its shareholders to implement the Acquisition pursuant to which BidCo will, subject to the occurrence of the Scheme Effective Date, become the holder of the shares in the Company that are the subject of that scheme of arrangement.

“Scheme Circular” shall mean the circular (including any supplemental circular) dispatched by the Company to shareholders of the Company setting out the resolutions and proposals for and the terms and conditions of the Scheme.

“Scheme Documents” shall mean each of (a) the applicable Announcement, (b) the Scheme Circular, and (c) the Court Order.

“Scheme Effective Date” shall mean the date on which the Court Order sanctioning the Scheme is duly delivered on behalf of the Company to the Registrar of Companies in accordance with section 899 of the Companies Act 2006.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR-Based Rate” shall mean SOFR, Term SOFR or any other rate based upon SOFR.

“SONIA” shall mean, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Second Lien Intercreditor Agreement” shall mean a customary Second Lien Intercreditor Agreement in a form reasonably acceptable to the Administrative Agent and the Borrower, in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Section 6.07 Affiliate” shall have the meaning assigned to such term in Section 6.07.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and the applicable Cash Management Bank to the Administrative Agent to be included as a Secured Cash Management Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each L/C Issuer, each Ancillary Lender, each Hedge Bank that is party to any Secured Swap Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Secured Swap Agreement” shall mean any Swap Agreement that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank to the extent that such Swap Agreement is designated in writing by the Borrower and the applicable Hedge Bank to the Administrative Agent to be included as a Secured Swap Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Swap Agreement by a Loan Party shall not include any Excluded Swap Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the U.S. Collateral Agreement, each Foreign Collateral Agreement, the IP Security Agreements (as defined in the U.S. Collateral Agreement), and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement or pursuant to Section 5.10.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted or contemplated to be conducted by the Borrower and the Subsidiaries on the Closing Date (after giving effect to the Transactions) or (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 8:00 a.m., Local Time on the date two Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent or the L/C Issuer shall reasonably determine is appropriate under the circumstances; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Squeeze-Out” shall mean an acquisition of the outstanding shares in the Company that BidCo has not acquired pursuant to the procedures contained in sections 979 to 982 of the Companies Act 2006.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Loans denominated in Dollars shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each U.S. Subsidiary Loan Party and (b) each Foreign Subsidiary Loan Party. For the avoidance of doubt, no Excluded Subsidiary shall be required to become a Subsidiary Loan Party hereunder; provided that, the Borrower may elect, in its sole discretion, to cause any U.S. Subsidiary or Foreign Subsidiary that would be an Excluded Subsidiary to become a Subsidiary Loan Party (and a U.S. Subsidiary Loan Party or Foreign Subsidiary Loan Party, as applicable) by becoming a party to the Guarantee Agreement; provided, further, that in the case of any Foreign Subsidiary, such Foreign Subsidiary is not incorporated in an Excluded Jurisdiction (unless agreed by the Administrative Agent).

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Supported QFC” shall have the meaning assigned thereto in Section 9.26.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any member of the Group shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target Group” shall mean the Company and its Subsidiaries from time to time.

“Target Group Charged Property” shall mean all the assets and undertakings which from time to time are mortgaged, charged or assigned to or subject to the security created or expressed to be created by Target Group Chargors in favour of the Collateral Agent by or pursuant to the Security Documents; provided that, in any event, Target Group Charged Property shall exclude all Excluded Property and Excluded Securities.

“Target Group Chargor” shall mean a pledgor who is a member of the Target Group.

“Target Group Security” shall mean any Liens granted by Target Group Chargors under the Security Documents; provided that, in any event, Target Group Security shall exclude all Excluded Property and Excluded Securities.

“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment in respect of any Loan, Letter of Credit or Commitment extended to any Borrower under this Agreement.

“Tax Structure Memorandum” shall mean the tax structure memorandum dated April 21, 2021 prepared by PricewaterhouseCoopers LLP entitled “Project Windsor – Acquisition Structure” in relation to the Transactions.

“Taxes” shall mean all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority, and all interest, additions to tax and penalties related thereto.

“Term Borrowing” shall mean any Asset Sale Bridge Borrowing or any Cash Confirmation Bridge Borrowing.

“Term Facility” shall mean the Asset Sale Bridge Facility and/or the Cash Confirmation Bridge Facility.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Asset Sale Bridge Facility, the Asset Sale Bridge Facility Maturity Date and (b) with respect to the Cash Confirmation Bridge Facility, the Cash Confirmation Bridge Facility Maturity Date.

“Term Loan Commitment” shall mean the Asset Sale Bridge Loan Commitment and/or the Cash Confirmation Bridge Loan Commitment.

“Term Loans” shall mean the Asset Sale Bridge Loans and/or the Cash Confirmation Bridge Loans.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean the determination by the Administrative Agent in its reasonable discretion and in consultation with the Borrower that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early

Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other Loan Obligations shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized) and Ancillary Outstandings (other than those that have been Cash Collateralized or for which other arrangements are made to the satisfaction of the applicable Ancillary Lender for the relevant Ancillary Facility to continue on a bilateral basis following the Termination Date) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) and, initially, the four fiscal quarter period ending June 30, 2021.

“Third Party Funds” shall mean any cash and cash equivalents (and the related escrow accounts, segregated accounts or similar accounts, if any) held or received on behalf of third parties (other than the Borrower or any Subsidiary Loan Party).

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Total Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with IFRS; provided that the Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt (other than (A) Discharged Indebtedness, (B) Escrowed Indebtedness and (C) prior to the date on which the Borrower makes (or is required to make) a prepayment of Asset Sale Bridge Loans pursuant to Section 2.11(d), Asset Sale Bridge Loans in an aggregate principal amount equal to the aggregate principal amount of the Existing Wales Notes that remain outstanding on such date of determination) of the Borrower and the Subsidiaries outstanding at such date, less (ii) without duplication, the aggregate amount of all Unrestricted Cash and Permitted Investments of the Borrower and the Subsidiaries on such date.

“Transaction Documents” shall mean this Agreement, the other Loan Documents, and the Acquisition Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by BidCo, the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, the Transaction Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the consummation of the Acquisition (including all transactions contemplated under the Acquisition Documents); (b) the execution, delivery and performance of this Agreement and the other Loan Documents, the creation of the Liens pursuant to the Security Documents, and the borrowings and other extensions of credit hereunder; (c) the consummation of the Existing Wales Debt Payoff; (d) the consummation of the Wales Restructuring Transactions; (e) the consummation of the other transactions described in the recitals to this Agreement; and (f) the payment of all fees and expenses in connection therewith to be paid on, prior or subsequent to the Closing Date.

“Type” shall mean, when used in respect of any Loan or Borrowing, the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “rate” shall include the LIBO Rate, the Adjusted LIBO Rate, the Daily Simple SONIA Rate and the ABR.

“UK Collateral Agreements” shall mean (a) the UK Debenture, (b) the UK Share Charge and (c) each other Security Agreement governed by English law entered into from time to time in accordance with the terms of the Loan Documents, in each case, as amended, supplemented or otherwise modified from time to time.

“UK Debenture” shall mean an English law governed debenture in the form reasonably agreed by the Borrower and the Administrative Agent in accordance with the Agreed Security Principles, as amended, supplemented or otherwise modified from time to time.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Tax Deduction” shall mean a Tax Deduction for or on account of Tax imposed by the United Kingdom or any taxing authority thereof.

“UK Treaty Lender” shall mean a Lender which is treated as a resident of a UK Full Treaty State for the purposes of the relevant Treaty, does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans or Letters of Credit is effectively connected and meets all other conditions in the Treaty for full exemption from tax imposed by the United Kingdom on interest (including the completion of any necessary procedural formalities).

“UK Full Treaty State” shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom, which makes full provision for exemption from tax imposed by the United Kingdom on interest.

“UK Interactive HoldCo” shall have the meaning assigned to such term in the recitals to this Agreement.

“UK Non-Bank Lender” shall mean a Lender which gives a UK Tax Confirmation in the relevant documentation which it executes on becoming a Lender under this Agreement.

“UK Qualifying Lender” shall mean any Lender (including, for this purpose, any L/C Issuer) that is beneficially entitled to interest payable to such Lender in respect of an advance under this Agreement and is:

(a)	a Lender:

(i)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under this Agreement and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of such advance or would be within the charge to United Kingdom corporation tax as respects any payment of interest made in respect of such advance apart from section 18A of the CTA; or

(ii)

in respect of an advance made under this Agreement made by a Person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of such advance; or

(b)	a Lender that is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)

a partnership each member of which is: (x) a company resident in the United Kingdom for United Kingdom tax purposes; or (y) a company not resident in the United Kingdom for United Kingdom tax purposes but which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA) the whole of any share of interest payable in respect of such advance that falls to it by reason of Part 17 of the CTA; or

(iii)

a company not resident in the United Kingdom for United Kingdom tax purposes but which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of such advance in computing its chargeable profits (for the purposes of section 19 of the CTA); or

(c)	a UK Treaty Lender.

“UK Reorganization Date” shall have the meaning assigned to such term in the recitals to this Agreement.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Share Charge” shall mean, to the extent not covered by the UK Debenture, an English law governed share charge from the Borrower in favor of the Collateral Agent in respect of all of the shares directly held by the Borrower in the Company in the form reasonably agreed by the Borrower and the Administrative Agent in accordance with the Agreed Security Principles, as amended, supplemented or otherwise modified from time to time.

“UK Tax Confirmation” shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; or (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unfunded Pension Liability” shall mean, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(c).

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower and the Subsidiaries, including without limitation all “cage cash” (it being understood that cash or cash equivalents of the Borrower and the Subsidiaries shall not be considered “restricted” for this purpose solely due to the restrictions set forth in the Existing Wales Notes, or in each case any refinancing or replacement thereof).

“Unrestricted Subsidiary” shall mean (1) any subsidiary of the Borrower identified on Schedule 1.01(C), (2) any other subsidiary of the Borrower, whether now owned or acquired or created after the date hereof, that is designated by the Borrower as an Unrestricted Subsidiary hereunder after the date hereof by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the date hereof under this clause (2) so long as (a) no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04 and (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04 and (3) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Collateral Agreement” shall mean the Collateral Agreement, to be executed and delivered in accordance with the definition of “Collateral and Guarantee Requirement”, by each U.S. Subsidiary Loan Party in favor of the Collateral Agent in the form reasonably agreed by the Borrower and the Administrative Agent in accordance with the Agreed Security Principles, as amended, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regimes” shall have the meaning assigned thereto in Section 9.26.

“U.S. Loan Party” shall mean any Loan Party that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Subsidiary” shall mean any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Subsidiary Loan Party” shall mean (a) each U.S. Subsidiary of the Borrower that executes and delivers the Guarantee Agreement on or prior to the Collateral and Guarantee Deadline and (b) each other U.S. Subsidiary of the Borrower that becomes, or is required pursuant to Section 5.10 to become, a party to the Guarantee Agreement and the U.S. Collateral Agreement.

“VAT” shall mean (a) any tax imposed in compliance with the European Union Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (b) any tax imposed in compliance with the UK Value Added Tax Act 1994; and (c) any other tax of a similar nature to the taxes in (a) and (b) above, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

“Venue Documents” shall have the meaning assigned to such term in Section 6.05(p).

“Venue Easements” shall have the meaning assigned to such term in Section 6.05(p).

“Wales Restructuring Transactions” shall have the meaning assigned to such term in the recitals to this Agreement.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests in which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person.

“Withdrawal Event” shall mean (i) the withdrawal of any Participating Member State of the European Union from the single currency of the Participating Member States of the European Union, (ii) the redenomination of the Euro into any other currency by the government of any current or former Participating Member State of the European Union and/or (iii) the withdrawal (or any vote or referendum electing to withdraw or notice to withdraw) of any member state (including, for the avoidance of doubt, the United Kingdom) from the European Union.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Withholding Agent” shall mean the Administrative Agent, the Borrower or any other applicable withholding agent.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” shall not be exclusive. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or any other agreement or contract shall mean such document, agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance herewith (to the extent applicable). Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in IFRS after December 31, 2018, any lease of the Borrower or the Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under IFRS in effect on December 31, 2018 (whether such lease is entered into before or after the date hereof) shall not constitute Indebtedness or a Capital Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in IFRS.

SECTION 1.03. Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement and of the Loan Parties in each of the other Loan Documents (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04. Exchange Rates; Currency Equivalents.

(a) The Borrower shall determine in good faith the Pound Sterling equivalent amount of any amount or other measurement denominated in a currency other than Pounds Sterling for purposes of financial statements delivered by Loan Parties hereunder, calculating financial covenants hereunder and determining compliance with any basket in this Agreement or any other Loan Document. The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Pound Sterling Equivalent amounts of Alternate Currency Letters of Credit and Alternate Currency Revolving Loans. Such Spot Rate shall become effective as of such Revaluation Date and shall be the

Spot Rate employed in converting any amounts between Pounds Sterling and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder, calculating financial covenants hereunder, determining compliance with any basket in this Agreement or any other Loan Document or except as otherwise provided herein, the applicable amount of any currency (other than Pounds Sterling) for purposes of the Loan Documents shall be such Pound Sterling Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable, in accordance with this Agreement. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Pounds Sterling in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made and for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any relevant transaction so long as such relevant transaction was permitted at the time incurred, made, acquired, committed, entered or declared.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Pounds Sterling, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Pounds Sterling amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as applicable.

SECTION 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Local Time.

SECTION 1.06. Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07. Limited Condition Transactions. For purposes of (i) determining compliance with any provision of this Agreement or any other Loan Document that requires the calculation of the Total Leverage Ratio, (ii) determining compliance with representations, warranties, Defaults or Events of Default or (iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of EBITDA or total assets), in each case, in connection with (a) a Permitted Business Acquisition or other Investment permitted hereunder (including Permitted Business Acquisitions and other Investments subject to a letter of intent or purchase agreement) by the Borrower and/or any Subsidiaries, or (b) any unconditional repayment or redemption of, or offer to purchase, any Indebtedness of the Borrower or any subsidiary (any such transaction referred to in clauses (a) and (b), and any action to be taken in connection therewith (including the incurrence, issuance or repayment of any Indebtedness, the granting of any Liens, the making of any Restricted Payment or Investment, the consummation of any acquisition or disposition, and any designation or revocation of a designation of an Unrestricted Subsidiary), a “Limited Condition Transaction”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”) (and regardless of whether or not the applicable provision makes express reference to this Section 1.07, a Limited Condition Transaction, an LCT Election or an LCT Test Date), the date of determination of whether any such Limited Condition Transaction or action to be taken in connection therewith is permitted under this Agreement (including for purposes of determining the Pound Sterling Equivalent amount of any Limited Condition Transaction or action to be taken in connection therewith denominated in currencies other than Pounds Sterling) shall be deemed to be the date the definitive agreements for such Limited Condition Transaction

(or commitments with respect to Indebtedness to be incurred in connection therewith) are entered into (or, solely in connection with an acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made) (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith on a Pro Forma Basis as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, absence of Default or Event of Default, ratio or basket, such representation, warranty, absence of Default or Event of Default, ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated.

SECTION 1.08. Additional Alternate Currencies for Loans and Letters of Credit.

(a) The Borrower may from time to time request that Eurocurrency Revolving Loans and/or Letters of Credit be made in a currency other than Pounds Sterling or Dollars; provided that such requested currency is a lawful currency (other than Pounds Sterling or Dollars) that is readily available and freely transferable and convertible into Pounds Sterling. Such request shall be subject to the approval of the Administrative Agent.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Local Time 20 Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent, in its sole discretion).

(c) In the case of a request for a Eurocurrency Revolving Loan in such other currency, the Administrative Agent shall promptly notify each Revolving Facility Lender. Each Revolving Facility Lender shall notify the Administrative Agent, not later than 11:00 a.m., Local Time 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Revolving Loans in such requested currency.

(d) Any failure by a Revolving Facility Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Facility Lender to permit Eurocurrency Revolving Loans to be made in such requested currency. If the Administrative Agent and all Revolving Facility Lenders consent to making Eurocurrency Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowings of Eurocurrency Revolving Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

(e) In the case of a request for a Letter of Credit in such other currency, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Such L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., Local Time 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Letters of Credit in such requested currency.

(f) Any failure by an L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to issue Letters of Credit in such requested currency. If the Administrative Agent and the applicable L/C Issuer consent to making Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letters of Credit issued by such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.09. Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and the Borrower may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent and the Borrower may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.10. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (including, without limitation, for purposes of calculating any fees related thereto), whether or not such maximum stated amount is in effect at such time.

SECTION 1.11. Basket and Ratio Calculations. Notwithstanding anything in this Agreement or any other Loan Document to the contrary (i) unless the Borrower elects otherwise, if the Borrower or its Subsidiaries in connection with the consummation of any transaction or series of related transactions (A) incurs Indebtedness, creates Liens, makes asset sales or other dispositions, makes Investments, makes Restricted Payments, designates any subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under or as permitted by a ratio-based basket and (B) incurs Indebtedness, creates Liens, makes asset sales or other dispositions, makes Investments, makes Restricted Payments, designates any subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under a non-ratio-based basket (which shall occur on the same Business Day as the events in clause (A) above) under the same covenant, then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket under the same covenant without regard to any such action under such non-ratio-based basket made in connection with such transaction or series of related transactions and (ii) if the Borrower or its Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Loan Document on the date definitive loan documents with respect thereto are executed by all parties thereto, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility).

SECTION 1.12. Divisions. Any reference in this Agreement or any other Loan Document to a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person under this Agreement and the other Loan Documents (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.13. Agreed Security Principles. The Guarantee Agreement, the Security Documents, the determination of Collateral and assets that constitute Excluded Property of any Loan Party, the determination of Subsidiaries that are required to become Subsidiary Loan Parties and each other guaranty and security document delivered or to be delivered under this Agreement, and any obligation to enter into such document or obligation and/or provide security in any Collateral, by any Loan Party shall be subject in all respects to the Agreed Security Principles.

SECTION 1.14. Interim Facilities Agreement. It is acknowledged and agreed by the parties hereto that it is their intention that (i) the commitments to provide the Interim Facilities (as defined in the Interim Facilities Agreement, dated October 6, 2020 (as amended and/or restated from time to time, including pursuant to the Amendment and Restatement Agreement, dated December 11, 2020, the “Interim Facilities Agreement”), between, among others, the Borrower and Deutsche Bank, as interim facility agent) are not duplicative of the commitments to provide the Term Facilities and (ii) to the extent that any Interim Facility has been utilized, the proceeds of any Term Loan shall first be applied in prepayment of the Interim Facilities until all utilizations of the Interim Facilities have been repaid or prepaid in full, prior to being applied for any other applicable purposes permitted by this Agreement.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) each Lender with an Asset Sale Bridge Loan Commitment agrees to make Asset Sale Bridge Loans in Pounds Sterling to the Borrower from time to time during the Certain Funds Period in an aggregate principal amount not to exceed its Asset Sale Bridge Loan Commitment. Each Borrowing of Asset Sale Bridge Loans during the Certain Funds Period shall be treated as a Borrowing of one and the same Class and all Asset Sale Bridge Loans made during the Certain Funds Period shall be treated as Asset Sale Bridge Loans of one and the same Class;

(b) each Lender with a Cash Confirmation Bridge Loan Commitment agrees to make Cash Confirmation Bridge Loans in Pounds Sterling to the Borrower from time to time during the Certain Funds Period in an aggregate principal amount not to exceed its Cash Confirmation Bridge Loan Commitment. Each Borrowing of Cash Confirmation Bridge Loans during the Certain Funds Period shall be treated as a Borrowing of one and the same Class and all Cash Confirmation Bridge Loans made during the Certain Funds Period shall be treated as Cash Confirmation Bridge Loans of one and the same Class;

(c) each Lender with a Revolving Facility Commitment agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in Pounds Sterling and each Alternate Currency in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment and (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans;

(d) subject to the terms and conditions set forth herein and in the relevant Ancillary Documents, any Revolving Facility Lender may make all or a portion of its Revolving Facility Commitment available to the Borrower or any Affiliate Ancillary Borrower as an Ancillary Facility. For the avoidance of doubt, any reference to a Revolving Facility Loan or Letter of Credit shall not include any utilization of any Ancillary Facility; and

(e) amounts borrowed under Sections 2.01(a) and 2.01(b) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Revolving Facility Loan and Term Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required by this Agreement.

(b) Subject to Section 2.14, each Borrowing of Revolving Facility Loans or Term Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple. Subject to Section 2.05(c), at the time that each Term Borrowing or Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple; provided, that a Eurocurrency Revolving Facility Borrowing under the Revolving Facility may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments thereunder. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) eight Eurocurrency Borrowings outstanding under the Term Facilities and (ii) eight Eurocurrency Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 2.03. Requests for Borrowings. (a) To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Term Borrowing, not later than 3:00 p.m., Local Time, one Business Day before the date of any proposed Borrowing or (b) (x) in the case of a Revolving Facility Borrowing denominated in Pounds Sterling, not later than 3:00 p.m., Local Time, one Business Day before the date of any proposed Borrowing and (y) in the case of a Revolving Facility Borrowing denominated in an Alternate Currency, not later than 3:00 p.m., Local Time, three Business Days before the date of any proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans, Asset Sale Bridge Loans or Cash Confirmation Bridge Loans, as applicable;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of a Eurocurrency Revolving Facility Borrowing, the currency in which such Borrowing is to be denominated (which shall be Pounds Sterling or an Alternate Currency); and

(vii) the location and number of the account to which funds are to be disbursed.

If no election as to the currency of any Revolving Facility Borrowing is made, then the requested Borrowing shall be made in Pounds Sterling. If no election as to the Type of Revolving Facility Borrowing or Term Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. The Letter of Credit Commitment.

(a) General.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) subject to the last sentence of this clause (i), from time to time on any Business Day during the period from and including the UK Reorganization Date until the Letter of Credit Expiration Date, to issue Letters of Credit under the Revolving Facility denominated in Pounds Sterling or any Alternate Currency for the account of the Borrower (or BidCo or its subsidiaries or other Persons requested by the Borrower), and to amend or extend Letters of Credit previously issued by it, in accordance with clause (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders under the Revolving Facility severally agree to participate in Letters of Credit issued under the Revolving Facility for the account of the Borrower (or its subsidiaries or other Persons requested by the Borrower) and any drawings thereunder; provided, that no L/C Issuer shall be required to issue trade or commercial Letters of Credit without its prior written consent; provided further that after giving effect to any L/C Credit Extension with respect to any Letter of Credit under the Revolving Facility, (w) the total Revolving Facility Credit Exposure under the Revolving Facility shall not exceed the total Revolving Facility Commitments under such Revolving Facility, (x) no Lender’s Revolving Facility Credit Exposure under the Revolving Facility shall exceed such Lender’s Revolving Facility Commitment under the Revolving Facility and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may (for its account or the account of BidCo or its subsidiaries or other Persons requested by the Borrower), during the foregoing period with respect to the Revolving Facility, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. From and after the consummation of the Existing Wales Debt Payoff, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto and shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit under the Revolving Facility, if:

(A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the L/C Issuer with respect to such Letter of Credit and the Borrower have approved such expiry date (such approval not to be unreasonably withheld or delayed); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date for the Revolving Facility, unless all the Revolving Facility Lenders under the Revolving Facility have approved such expiry date (such approval not to be unreasonably withheld or delayed) or the Borrower has agreed to Cash Collateralize such Letter of Credit prior to the Letter of Credit Expiration Date for the Revolving Facility.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit under the Revolving Facility if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than £75,000, in the case of a commercial Letter of Credit, or £75,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(E) a default of any Revolving Facility Lender under the Revolving Facility to fund its obligations under Section 2.05(c) exists or any Revolving Facility Lender under the Revolving Facility is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Facility Lender to eliminate the L/C Issuer’s Fronting Exposure with respect to such Revolving Facility Lender; or

(F) the stated amount of such Letter of Credit would cause the aggregate stated amount of all outstanding Letters of Credit issued by the L/C Issuer to exceed the aggregate amount of such L/C Issuer’s Letter of Credit Commitment (unless such L/C Issuer has consented thereto).

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Facility Lenders under the Revolving Facility with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than (x) with respect to Letters of Credit denominated in Pounds Sterling or Dollars, 12:00 p.m. Local Time at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, and (y) with respect to Alternate Currency Letters of Credit (other than Alternate Currency Letters of Credit denominated in Dollars), 12:00 p.m. Local Time at least five Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof (which may be Pounds Sterling or any Alternate Currency); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof and the Revolving Facility under which such Letter of Credit is being issued; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Facility Lender under the Revolving Facility, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.01 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or BidCo or its subsidiaries or other Persons requested by the Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit under the Revolving Facility, each Revolving Facility Lender under the Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Facility Percentage under the Revolving Facility times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit under the Revolving Facility that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit under the Revolving Facility has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date under the Revolving Facility (or any later date if the Borrower has agreed to Cash Collateralize such Letter of Credit prior to the Letter of Credit Expiration Date for the Revolving Facility); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders under the Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Facility Lender under the Revolving Facility or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit under the Revolving Facility that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued under the Revolving Facility, except as provided in the following sentence, the Revolving Facility Lenders under the Revolving Facility shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Majority Lenders under the Revolving Facility have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Facility Lender under the Revolving Facility or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than (1) 1:00 p.m., Local Time, on the first Business Day after the date that the L/C Issuer provides notice to the Borrower of any payment by the L/C Issuer under a Letter of Credit or (2) 11:00 a.m., Local Time, on the second succeeding Business Day (if such notice is provided after 10:00 a.m., Local Time, on the date such notice is given) (each such applicable date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer (and the L/C Issuer shall promptly notify the Administrative Agent of any failure by the Borrower to so reimburse the L/C Issuer by such time) in an amount equal to the amount of such drawing and either in Pounds Sterling (in the case of an Alternate Currency Letter of Credit, in the Pound Sterling Equivalent amount) or, if agreed by the Borrower and applicable L/C Issuer, in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender under the Revolving Facility pursuant to which such Letter of Credit was issued of the Honor Date, the amount of the unreimbursed drawing in Pounds Sterling (calculated, in the case of any Alternate Currency Letter of Credit, based on the Pound Sterling Equivalent thereof) (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Facility Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Eurocurrency Revolving Loans with an Interest Period of one month’s duration under the Revolving Facility under which such Letter of Credit was issued to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum Borrowing Minimums or Borrowing Multiples, but subject to the amount of the unutilized portion of the Revolving Facility Commitments under the Revolving Facility and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Facility Lender under the Revolving Facility under which such Letter of Credit was issued shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Pounds Sterling, at the Administrative Agent’s Office for Pounds Sterling-denominated payments in an amount equal to its Revolving Facility Percentage under the Revolving Facility of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made a Eurocurrency Revolving Loan with an Interest Period of one month’s duration under the Revolving Facility to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Pounds Sterling.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Eurocurrency Revolving Loans because the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing under the Revolving Facility in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) in Pounds Sterling and shall bear interest at the rate specified in Section 2.13(c). In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance under the Revolving Facility from such Revolving Facility Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving Facility Lender under the Revolving Facility funds its Eurocurrency Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Facility Lender’s obligation to make Eurocurrency Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit under the Revolving Facility under which such Lender has a Revolving Facility Commitment, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Facility

Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Eurocurrency Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Facility Lender under the Revolving Facility fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Eurocurrency Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Revolving Facility Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Facility Lender its Revolving Facility Percentage thereof under the Revolving Facility in Pounds Sterling and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) in connection with the issuance of any Letter of Credit under the Revolving Facility is required to be returned under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Facility Lender under the Revolving Facility shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Facility Percentage under the Revolving Facility thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Facility Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit that appears on its face to be valid proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Facility Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Majority Lenders under the Revolving Facility under which such Letter of Credit was issued, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable judgment or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) Sections 2.11(e), 2.22 and 7.01 set forth certain additional requirements to deliver Cash Collateral hereunder.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries or other Persons at the Request of the Borrower. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, BidCo or a subsidiary or any other Person requested by the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under any such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of BidCo, subsidiaries and such other Persons inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of BidCo, such subsidiaries and other Persons.

(k) Additional L/C Issuers. From time to time, the Borrower may by notice to the Administrative Agent with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Revolving Facility Lender designate such Revolving Facility Lender to act as an L/C Issuer hereunder. In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any Letter of Credit shall refer to the person that issued such Letter of Credit and each such additional L/C Issuer shall be entitled to the benefits of this Agreement as an L/C Issuer to the same extent as if it had been originally named as an L/C Issuer hereunder. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Letter of Credit) to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer (other than Deutsche Bank AG New York Branch) will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

(l) Resignation of an L/C Issuer. Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon 30 days’ prior written notice to the Borrower and the Revolving Facility Lenders, resign as L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation as L/C Issuer, the applicable L/C Issuer shall have identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer with a Letter of Credit Commitment equal to the Letter of Credit Commitment of the resigning L/C Issuer (unless otherwise agreed by the Borrower). If an L/C Issuer resigns, it shall retain all the rights and obligations of the L/C Issuer with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Eurocurrency Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c)).

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Term Loan or Revolving Facility Loan to be made by it hereunder available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than (i) 3:00 p.m., Local Time, in the case of any Eurocurrency Loans denominated in Pounds Sterling or any Alternate Currency (other than Dollars), (ii) 3:00 p.m., Local Time, in the case of any ABR Loan denominated in Dollars or (iii) 3:00 p.m., Local Time, in the case of any Eurocurrency Loan denominated in Dollars, in each case, on the Business Day specified in the applicable Borrowing Request. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request; provided, however, that if, on the date the Borrowing Request with respect to a Revolving Facility Borrowing denominated in Pounds Sterling is given by the Borrower, there are L/C Borrowings outstanding under the Revolving Facility, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans, prior to 9:00 a.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.06(a)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Eurocurrency Loans under the applicable Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections.

(a) Each Borrowing of Revolving Facility Loans or Term Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07; provided, that except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. The Borrower may elect different options with respect to different portions of the affected Revolving Facility Borrowing or Term Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request in the form of Exhibit C and signed by a Responsible Officer of the Borrower.

(c) Each written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) if such Borrowing is denominated in Pounds Sterling, such Borrowing shall be continued as a Eurocurrency Borrowing with the same Interest Period as the expiring Interest Period (i.e., one month or three months, as applicable), (ii) if such Borrowing is denominated in an Alternate Currency (other than Dollars), such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration and (iii) if such Borrowing is denominated in Dollars, then such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Revolving Facility Borrowing shall, unless repaid, be continued as a Eurocurrency Revolving Facility Borrowing with an Interest Period of one month’s duration.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date. The Cash Confirmation Bridge Loan Commitments of each Lender will terminate upon the expiration of the Certain Funds Period. The Asset Sale Bridge Loan Commitments of each Lender will terminate upon the expiration of the Certain Funds Period; provided that, notwithstanding the foregoing, to the extent that on the Completion Date (i) a “Put Event” (as defined in the indentures governing the Existing Wales Notes) has not occurred (and will not occur as a result of the Transactions) under the indentures governing the Existing Wales Notes, and (ii) the Existing Wales Notes (or Permitted Refinancing Indebtedness in respect thereof) remain outstanding and are not required to be redeemed, repaid or otherwise satisfied as a result of the Transactions, the aggregate amount of the Asset Sale Bridge Loan Commitments shall be reduced on a pound for pound basis by the aggregate amount of Existing Wales Notes (or Permitted Refinancing Indebtedness in respect thereof) that are outstanding on the Completion Date and not required to be redeemed, repaid or otherwise satisfied.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided, that (i) each such reduction of the Revolving Facility Commitments shall be in an amount that is an integral multiple of £1,000,000 and not less than £1,000,000 (or, if less, the remaining amount of Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 under the Revolving Facility, the Revolving Facility Credit Exposure (excluding any Cash Collateralized Letter of Credit) would exceed the total Revolving Facility Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under clause (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of a Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender under the Revolving Facility the then unpaid principal amount of each Revolving Facility Loan under the Revolving Facility on the Revolving Facility Maturity Date, or, if such date is not a Business Day, the immediately succeeding Business Day and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Subject to the amounts recorded in the Register, which shall be controlling, the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to the other paragraphs of this Section 2.10:

(i) the Borrower shall repay the then unpaid principal amount of the Asset Sale Bridge Loans on the Asset Sale Bridge Facility Maturity Date, or, if such date is not a Business Day, the immediately succeeding Business Day; and

(ii) the Borrower shall repay the then unpaid principal amount of the Cash Confirmation Bridge Loans on the Cash Confirmation Bridge Facility Maturity Date, or, if such date is not a Business Day, the immediately succeeding Business Day.

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date.

(c) Prepayment of the Term Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) shall be applied to the Term Loans pro rata among each Term Facility; provided that, subject to the pro rata application to Loans outstanding within any Class of Term Loans, the Borrower may allocate such prepayment in its sole discretion among the Class or Classes of Term Loans as the Borrower may specify (so long as such mandatory prepayments are not directed to any Class of Term Loans with a later Term Facility Maturity Date without at least a pro rata repayment of each Class of Term Loans with an earlier Term Facility Maturity Date);

(ii) all Net Proceeds pursuant to Section 2.11(c) shall be applied to the Cash Confirmation Bridge Loans;

(iii) all prepayments of Asset Sale Bridge Loans pursuant to Section 2.11(d) shall be applied to the Asset Sale Bridge Loans; and

(iv) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the Class or Classes as the Borrower may direct.

(d) Prior to any prepayment of any Loan under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 12:00 p.m., Local Time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment and (ii) in the case of a Eurocurrency Borrowing, at least three Business Days before the scheduled date of such prepayment (or, in each case such shorter period acceptable to the Administrative Agent); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (except as provided by Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, upon prior notice in accordance with Section 2.10(d). Each such notice shall be signed by a Responsible Officer of the Borrower and shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment.

(b) Subject to Section 2.11(g), the Borrower shall apply all Net Proceeds under paragraphs (a) and (b) of the definition thereof promptly upon receipt thereof to prepay Term Loans in accordance with Section 2.10(c) and (d).

(c) Subject to Section 2.11(g), after the Company is re-registered as a private company, the Borrower shall apply all Net Proceeds under paragraph (c) of the definition thereof promptly upon receipt thereof to prepay Cash Confirmation Bridge Loans in accordance with Section 2.10(c) (it being understood that, for the avoidance of doubt, no prepayments shall be required under this Section 2.11(c) or with any Net Proceeds under paragraph (c) of the definition thereof after the repayment in full of the Cash Confirmation Bridge Loans).

(d) Unless the Asset Sale Bridge Loan Commitments were reduced pursuant to the proviso to Section 2.08(a) or the Borrower elected to reduce the amount of Asset Sale Bridge Loans funded during the Certain Funds Period by such amount, within fifteen (15) days after the eighty-third (83rd) day after the Completion Date, the Borrower shall apply an amount equal to the aggregate principal amount of the Existing Wales Notes (or Permitted Refinancing Indebtedness in respect thereof) that remain outstanding on such eighty-third (83rd) day to prepay the Asset Sale Bridge Loans in accordance with Section 2.10(c).

(e) If the Administrative Agent notifies the Borrower at any time that the Revolving Facility Credit Exposure for the Revolving Facility at such time exceeds an amount equal to 105% of the Revolving Facility Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall (at its option) prepay Revolving Facility Loans and/or Cash Collateralize the L/C Obligations, in each case, under the Revolving Facility in an aggregate amount sufficient to reduce the Revolving Facility Credit Exposure under the Revolving Facility as of such date of payment to an amount not to exceed 100% of the Revolving Facility Commitments then in effect under the Revolving Facility. The Administrative Agent may, at any time and from time to time after any such initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(f) [Reserved].

(g) Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale or casualty insurance settlement or condemnation award of a Subsidiary that is not organized or incorporated under the laws of England and Wales is prohibited, restricted or delayed by applicable local law or material documents (including Organizational Documents and financial assistance laws) from being repatriated to England and Wales, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans or other Indebtedness that is secured by Liens on the Collateral permitted by Section 6.02 at the times provided in Section 2.11(b) so long, but only so long, as the applicable local law or material documents will not permit repatriation to England and Wales, and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law or material documents, an amount equal to such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans or other Indebtedness that is secured by Liens on the Collateral permitted by Section 6.02 pursuant to Section 2.11(b), to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds could reasonably be expected to have an adverse tax cost consequence that is not de minimis with respect to such Net Proceeds, an amount equal to the Net Proceeds so affected will not be required to be applied to repay Term Loans or other Indebtedness that is secured by Liens on the Collateral permitted by Section 6.02 at the times provided in Section 2.11(b) (the Borrower hereby agreeing to use commercially reasonable efforts (which shall not be required to extend beyond twelve (12) months after the applicable prepayment date) to eliminate such tax effects in its reasonable control in order to make such prepayments). For the avoidance of doubt, the non-application of any amounts required to be applied pursuant to Section 2.11(b) as a consequence of the foregoing provisions does not constitute a Default or an Event of Default, and such amounts shall be available for working capital purposes of the Borrower and the Subsidiaries so long as not required to be prepaid in accordance with the foregoing provisions. Notwithstanding the foregoing or any other provision of the Loan Documents, (i) any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by the Borrower or any of its affiliates and arising as a result of compliance with this Section 2.11 and (ii) no prepayments shall be required if they would be prohibited by applicable law or regulation (including financial assistance laws). Further, notwithstanding the foregoing or any other provision of the Loan Documents, no prepayments shall, nor be required to, consist of any funds from the Company or any of its subsidiaries (including cash, proceeds from debt financing (including the issuance of debt securities) or any other form of Indebtedness incurred by the Company or any of its subsidiaries or funds from any other sources (including disposals) whatsoever) (the “Company Sources”) until after the Company is re-registered as a private company and, after such re-registration, Company Sources shall only be required to be used for prepayment purposes to the extent otherwise required by the Loan Documents.

(h) (i) Notwithstanding anything to the contrary in Section 2.11(a) or 2.18(c) (which provisions shall not be applicable to this Section 2.11(h)), the Borrower shall have the right at any time and from time to time to prepay Term Loans and/or repay Revolving Facility Loans (with, in the case of Revolving Facility Loans under the Revolving Facility, a corresponding permanent reduction in the Revolving Facility Commitment of each Lender who receives a Discounted Voluntary Prepayment), to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.11(h); provided that (A) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans of any Class and/or Revolving Facility Loans on a pro rata basis with all Lenders of such Class, and after giving effect to any Discounted Voluntary Prepayment, there shall be sufficient aggregate Revolving Facility Commitments among the Revolving Facility Lenders to apply to the Outstanding Amount of the L/C Obligations as of such date, unless the Borrower shall concurrently with the payment of the purchase price by the Borrower for such Revolving Facility Loans, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(g) in the amount of any such excess Outstanding Amount of the L/C Obligations, (B) no Discounted Voluntary Prepayment shall be made from the proceeds of any extensions of credit under the Revolving Facility and (C) the Borrower shall deliver to the Administrative Agent a certificate of the Financial Officer of the Borrower stating (1) that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.11(h) has been satisfied and (3) the aggregate principal amount of Term Loans and/or Revolving Facility Loans so prepaid pursuant to such Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit F (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans of an applicable Class and/or repay Revolving Facility Loans (with a corresponding permanent reduction in Revolving Facility Commitments) in each case in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans and/or Revolving Facility Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans or Revolving Facility Loans shall not be less than £5.0 million. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans of the applicable Class and/or Revolving Facility Loans, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of Term Loans of such Class or Revolving Facility Loans (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”). Upon receipt of a Discounted Prepayment Option Notice with respect to Revolving Facility Loans, the Administrative Agent shall notify the L/C Issuer thereof and Discounted Voluntary Prepayments in respect thereof shall be subject to the consent of the L/C Issuer, such consent not to be unreasonably withheld or delayed.

(iii) Upon receipt of a Discounted Prepayment Option Notice and receipt by the Administrative Agent of any required consent from the L/C Issuer in accordance with Section 2.11(h)(ii), the Administrative Agent shall promptly notify each Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit G (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans and/or Revolving Facility Loans held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans of the applicable Class(es) and/or Revolving Facility Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for Term Loans of the applicable Class(es) and/or Revolving Facility Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.11(h)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans of the applicable Class(es) and/or Revolving Facility Loans (or the respective portions thereof) (with, in the case of Revolving Facility Loans, a corresponding permanent reduction in Revolving Facility Commitments) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 2.16), upon irrevocable notice substantially in the form of Exhibit H (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 P.M. Local time, three Business Days prior to the date of such Discounted

Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.11(h)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year, and the date on which the Revolving Facility Commitments of such Lender shall be terminated as provided herein, a commitment fee in Pounds Sterling (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the UK Reorganization Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the UK Reorganization Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein. For the avoidance of doubt, any commitment fees with respect to the Ancillary Commitments shall be subject to Section 2.12(f) below.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender; provided that at any time that an L/C Issuer has Fronting Exposure to a Defaulting Lender, until such Fronting Exposure has been reduced to zero, the L/C Participation Fee attributable to such Fronting Exposure in respect of Letters of Credit issued by such L/C Issuer shall be payable to such L/C Issuer) under the Revolving Facility, through the Administrative Agent, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders under the Revolving Facility shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Outstanding Amount of L/C Obligations (excluding the portion thereof attributable to Unreimbursed Amounts), during the preceding quarter (or shorter period commencing with the UK Reorganization Date (or, in the case of the Existing Letters of Credit, the date on which the Existing Wales Debt Payoff occurs) or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings made by such Lender effective for each day in such period and (ii) to each L/C Issuer, for its own account (x) three Business Days after the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in Pounds Sterling in respect of each Letter of Credit issued by such L/C Issuer for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the Pound Sterling Equivalent of the daily stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any drawing thereunder, such L/C Issuer’s customary documentary and processing fees and charges (collectively, “L/C Issuer Fees”). All L/C Participation Fees and L/C Issuer Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, at the times specified therein (the “Administrative Agent Fees”).

(d) Without duplication of the duration fees payable under the Fee Letter, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee on each date set forth below in an amount equal to the percentage set forth opposite such date of the aggregate principal amount of UK Asset Sale Bridge Loans held by such Lender on such date:

Date	Duration Fee Percentage
90 days after the Closing Date	0.25%
180 days after the Closing Date	0.25%
270 days after the Closing Date	0.25%
360 days after the Closing Date	0.25%
450 days after the Closing Date	0.25%

(e) The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, the arrangement fees and funding fees set forth in the Fee Letter, at the times specified therein (the “Lender Fees”).

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers. Once paid, none of the Fees shall be refundable under any circumstances except as expressly set forth in the Fee Letter.

(g) The amount and timing of payments of fees or other remuneration in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the Borrower under such Ancillary Facility.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at (i) in the case of any Eurocurrency Borrowing denominated in Pounds Sterling, the Daily Simple SONIA Rate for the Interest Period in effect for such Borrowing and (ii) in the case of any Eurocurrency Borrowing denominated in Dollars or any other Alternate Currency, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, in each case, plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to Eurocurrency Loans as provided in paragraph (b) of this Section 2.13; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans under the Revolving Facility, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on written demand, and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) All interest hereunder shall be computed on the basis of a year of 365 days and aggregate amounts of accrued and payable interest shall be rounded to the nearest unit of the relevant currency (with 0.5 of a unit being rounded upward); provided that (i) interest computed on Dollar denominated Loans by reference to the Adjusted LIBO Rate shall be computed on the basis of a year of 360 days, (ii) interest computed on Dollar denominated Loans by reference to the ABR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (iii) interest computed on Pounds Sterling denominated Loans shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case under clause (i) through (iii) shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Adjusted LIBO Rate, Daily Simple SONIA Rate or ABR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) The amount and timing of payments of interest in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the Borrower under such Ancillary Facility.

SECTION 2.14. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14, if prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Daily Simple SONIA Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Adjusted LIBO Rate or the Daily Simple SONIA Rate, as applicable, for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in the applicable currency shall be ineffective, (ii) in the case of any Borrowing denominated in Dollars, such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as an ABR Borrowing, (iii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iv) if any Borrowing Request requests a Eurocurrency Borrowing in Pounds Sterling or an Alternate Currency other than Dollars, then such request shall be ineffective. Furthermore, if any Eurocurrency Loan in Pounds Sterling or an Alternate Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the Eurocurrency Rate applicable to such Eurocurrency Loan, then (i) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day or (ii) if such Eurocurrency Loan is denominated in Pounds Sterling or in any Alternate Currency (other than Dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent thereof) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, Local Time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon the Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in Pounds Sterling or such Alternate Currency (in an amount equal to the Pound Sterling Equivalent or the Alternate Currency Equivalent, as applicable, of such Dollar amount) on the day of such notice being given to the Borrower by the Administrative Agent.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the applicable currency prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (x)(A)(1) or (x)(A)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document for such currency in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (x)(A)(3) or (x)(B) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document for such currency in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, solely with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its reasonable discretion in consultation with the Borrower.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right in consultation with the Borrower to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Benchmark for Dollars, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurocurrency Loans denominated in Dollars to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of, or ABR Loans. During any

Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, to the extent a component of the ABR is based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, such Benchmark or tenor will not be used in any determination of the ABR. Upon the commencement of a Benchmark Unavailability Period with respect to a Benchmark for any currency other than Dollars, the obligation of the Lenders to make or maintain Loans referencing such Benchmark in the affected currency shall be suspended (to the extent of the affected Borrowings or Interest Periods). Furthermore, if any Eurocurrency Loan in Pounds Sterling or in any Alternate Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Eurocurrency Rate applicable to such Eurocurrency Loan, then (i) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day or (ii) if such Eurocurrency Loan is denominated in Pounds Sterling or in any Alternate Currency (other than Dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent thereof) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, Local Time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of Pounds Sterling or any such Alternate Currency pursuant to this Section 2.14, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in Pounds Sterling or such original Alternate Currency (in an amount equal to the Pound Sterling Equivalent or the Alternate Currency Equivalent, as applicable, of such Dollar amount) on the day of such implementation, giving effect to such Benchmark Replacement in respect of Pounds Sterling or such Alternate Currency.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Daily Simple SONIA Rate) or L/C Issuer;

(ii) subject any Lender or L/C Issuer to any Tax with respect to any Loan Document or any Eurocurrency Loan made by it or any Letter of Credit or participation therein (other than Indemnified Taxes or Excluded Taxes); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or L/C Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrower shall pay to such Lender or such L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any L/C Issuer has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or L/C Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided that the foregoing shall not apply to any Eurocurrency Loan denominated in Pounds Sterling. In the case of a Eurocurrency Loan denominated in Dollars or any other Alternate Currency, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan denominated in Dollars or any other Alternate Currency, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without withholding or deduction for any Taxes except as required by applicable Requirements of Law; provided, that if any applicable Withholding Agent shall be required to withhold or deduct any Taxes in respect of any such payments, then, save as otherwise provided in this Section 2.17: (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent), receives an amount equal to the sum it would have received had no such withholding or deductions been made, (ii) the applicable Withholding Agent shall make such withholding or deductions and (iii) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Each Loan Party shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes, paid or payable by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by applicable Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents.

(ii) Without limiting the generality of the foregoing:

(A) each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding; and

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two executed originals of an applicable IRS Form W-8, certifying that it is not a U.S. person.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.

(iv) Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to deliver any documentation pursuant to this Section 2.17 that such Lender is not legally eligible to deliver.

(v) Each Lender shall, whenever a lapse in time or change in circumstances renders any documentation previously provided pursuant to this Sections 2.17(e) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(vi) Each Lender hereby authorizes the Administrative Agent to deliver to any Loan Party and any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(e).

(f) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments pursuant to this Agreement, each affected Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in pursuing a refund of such Tax; provided that nothing in this Section 2.17(f) shall obligate any Lender or the Administrative Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person. The Borrower shall indemnify and hold each Lender and the Administrative Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by the Borrower pursuant to this Section 2.17(f). Any refund received from a successful contest shall be governed by Section 2.17(g).

(g) If the Administrative Agent or a Lender has received a refund (whether such refund is received in cash or applied as a payment of other Taxes due) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, shall repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the applicable Loan Party’s request, provide such Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). This Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems in good faith to be confidential) to the Loan Parties or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to a Loan Party the payment of which would place such Lender in a less favorable net after tax position than such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Indemnified Taxes or Other Taxes had never been paid.

(h) In the case of any Loan, Letter of Credit or Commitment extended to a Loan Party, with respect to a Tax Deduction imposed by the United Kingdom, a Loan Party shall not be required to make an increased payment to any party under this Agreement, if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a Tax Deduction if such Lender had been a UK Qualifying Lender, but on such date such Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change of Tax Law; or

(ii)

(1) the relevant Lender is a UK Qualifying Lender solely under clause (b) of the definition of UK Qualifying Lender;

(2) an Officer of HM Revenue and Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to such payment and such Lender has received from the relevant Loan Party or the Borrower a certified copy of such Direction; and

(3) the payment could have been made to such Lender without any Tax Deduction in the absence of such Direction; or

(iii)

(1) the relevant Lender is a UK Qualifying Lender solely under clause (b) of the definition of UK Qualifying Lender;

(2) the relevant Lender has not given a UK Tax Confirmation to the Loan Party; and

(3) the payment could have been made to such Lender without any Tax Deduction if such Lender had given a UK Tax Confirmation to the Loan Party, on the basis that the UK Tax Confirmation would have enabled the Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv) the relevant Lender is a UK Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to such Lender without the Tax Deduction had such Lender complied with its obligations under Sections 2.17(i), 2.17(l) or 2.17(p).

(i) With respect to any Loan, Letter of Credit or Commitment extended to a Loan Party, a UK Treaty Lender and each Loan Party that makes a payment (including for the avoidance of doubt under a Guarantee) to which such UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for such Loan Party to obtain authorization to make such payment without a UK Tax Deduction or a reduced UK Tax Deduction.

(j) With respect to any Loan, Letter of Credit or Commitment extended to a Loan Party:

(i) a UK Treaty Lender that is a Lender on the Closing Date and that holds a passport under the HMRC DT Treaty Passport Scheme (the “DTTP Scheme”) as at the date of this Agreement and wishes the DTTP Scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.01 and having done so such Lender shall be under no obligation under Section 2.17(i);

(ii) a UK Treaty Lender that becomes a Lender after the Closing Date and that holds a passport under the DTTP Scheme and wishes the DTTP Scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the relevant documentation that it supplies to the Loan Parties and pursuant to which it became a party to this Agreement and, having done so, such Lender shall be under no obligation under Section 2.17(i); and

(iii) a UK Treaty Lender that after the Closing Date obtains a passport under the DTTP Scheme and wishes the DTTP Scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence to the Loan Parties and, having done so, such Lender shall be under no obligation under Section 2.17(i).

(k) With respect to any Loan, Letter of Credit or Commitment extended to a Loan Party, if a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(j) each relevant Loan Party shall duly make a UK DTTP Filing.

(l) If a Loan Party making a payment to a UK Treaty Lender has made a UK DTTP Filing in respect of that Lender but either:

(1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(2) HM Revenue & Customs has not given such Loan Party authority to make payments to such Lender without a Tax Deduction within 60 days of the date of such Borrower DTTP Filing; or

(3) HM Revenue & Customs has given such Loan Party authority to make payments to such Lender without a Tax Deduction but such authority has been subsequently revoked or expired,

and, in each case, such Loan Party has notified such Lender in writing, such Lender and such Loan Party shall co-operate in completing any additional procedural formalities necessary for such Loan Party to obtain authorization to make such payment without a UK Tax Deduction.

(m) With respect to any Loan, Letter of Credit or Commitment extended to a Loan Party, if a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence under Section 2.17(j), no Loan Party shall make a Borrower DTTP Filing or file any other form relating to the DTTP Scheme in respect of such Lender’s Commitment or its participation in any Loans or Letters of Credit unless such Lender otherwise agrees.

(n) A Loan Party shall, promptly upon making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(o) With respect to any Loan, Letter of Credit or Commitment extended to a Loan Party, a UK Non-Bank Lender shall promptly notify the Loan Party and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(p) With respect to any Loan, Letter of Credit or Commitment extended to a Loan Party, each Lender shall indicate, in the relevant documentation that it supplies to the Loan Parties and pursuant to which it became a party to this Agreement, into which of the following categories it falls (albeit that any indication below will, in the case of a UK Treaty Lender necessarily precede (and thus assume) the subsequent completion of any relevant procedural formalities):

(i) not a UK Qualifying Lender;

(ii) a UK Qualifying Lender other than a UK Treaty Lender; or

(iii) a UK Treaty Lender.

If such Lender fails to indicate its status in accordance with this Section 2.17(p), then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as such Lender notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, the documentation that such a Lender executes upon becoming a party to this Agreement shall not be invalidated by any failure of a Lender to comply with this Section 2.17(p). If a Lender is not, or ceases to be, a UK Qualifying Lender, it shall promptly notify the Loan Parties.

(q) If:

(i) either:

(1) the relevant Lender: (A) has not confirmed its scheme reference number under the DTTP Scheme for the purposes of this Agreement or it has done so but that scheme reference number is invalid by reason other than a Change of Tax Law; and (B) does not hold a valid direction from HMRC enabling it to receive payments from the relevant Loan Party without a UK Tax Deduction; or

(2) the relevant Lender has not complied with its obligations under Section 2.17(p) or has indicated its status under 2.17(p), but such indication is no longer correct (save where, and to the extent that, that non-compliance or the incorrect indication of Lender status provided under 2.17(p) (as applicable) is by reason of a subsequent Change of Tax Law); and

(ii) as a result, a UK Tax Deduction that should have been made (the “Relevant UK Tax Deduction”) in respect of a payment (the “Relevant Payment”) made by or on account of a Loan Party to a Lender under this Agreement was not so made; and

(iii) had the correct position been known to the applicable Loan Party at the date of the Relevant Payment, it would not have been required to make an increased payment under Section 2.17(h) above in respect of that Relevant Tax Deduction because that UK Tax Deduction is in respect of a Tax described in clause (e) of the definition of Excluded Taxes, then the Lender that received the payment in respect of which the Relevant UK Tax Deduction should have been made or made at a higher rate undertakes to promptly, upon a request by that Loan Party, reimburse that Loan Party for the amount of the Relevant UK Tax Deduction that should have been made (and, to the extent resulting from the relevant Lender’s actions or omissions in clause 2.17(q)(i)(1) or (2) (as applicable), any penalty, interest and reasonable out of pocket expenses payable or incurred in connection with any failure to pay or any delay in paying any of the same incurred up to the date of reimbursement by the Lender) but only to the extent the Relevant UK Tax Deduction has not already been accounted for to the relevant tax authority by the relevant Lender.

(r) VAT

(i) All amounts expressed to be payable under a Loan Document by any party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any amount in respect of VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under this Agreement and such Lender is required to account to the relevant taxing authority for the VAT, that party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Supply Recipient”) under this Agreement, and any party other than the Supply Recipient (the “Relevant Party”) is required by the terms of this Agreement to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Supply Recipient in respect of that consideration):

(1) (where the Supplier is the person required to account to the relevant taxing authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Supply Recipient must (where this paragraph (1) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant taxing authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and

(2) (where the Supply Recipient is the person required to account to the relevant taxing authority for the VAT) the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant taxing authority in respect of that VAT.

(iii) Where this Agreement requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant taxing authority.

(iv) Any reference in this Section 2.17(r) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have meaning given to it in the Value Added Tax Act 1994).

(v) In relation to any supply made by any party under this Agreement, if reasonably requested by the supplier of such supply, that party must promptly provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such supplier’s reporting requirements in relation to such supply.

(s) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.17, include any L/C Issuer and any Ancillary Lender.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) without condition or deduction for any defense, recoupment, set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Pounds Sterling (or, in the case of Alternate Currency Revolving Loans or Alternate Currency Letters of Credit, in the applicable Alternate Currency) and in Same Day Funds not later than 2:00 p.m. Local Time on the date specified herein. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable L/C Issuer as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of Loans and Unreimbursed Amounts then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Amounts then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in Letters of Credit and accrued interest thereon than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans and participations in Letters of Credit of other Lenders entitled thereto to the extent necessary so that the benefit of all such payments shall be shared by the Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in Letters of Credit; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, pursuant to Section 2.11(h), Section 2.19(b), Section 2.19(c) and Section 9.04(i)), any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to a Loan Party or any Subsidiary thereof (as to which the provisions of this paragraph (c) shall apply except for any such assignment in accordance with Section 9.04(i)), or any payment made in accordance with the terms of any Ancillary Facility. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.05(d), Section 2.06(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any Lender is the subject of a Disqualification, then the Borrower may, at its option and its sole expense and effort, upon notice to such Lender and the Administrative Agent, (1) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the L/C Issuer, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (2) terminate the Commitments of such Lender and prepay such Lender on a non-pro rata basis; provided, that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower (as applicable) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected or all Lenders (or all Lenders of a particular Class affected or all Lenders of a particular Class) and with respect to which the Required Lenders (or the Majority Lenders of the relevant Facility) shall have granted their consent, then the Borrower may, at its option and its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) (1) require such Non-Consenting Lender to assign and delegate, without recourse, all interests, rights and obligations under this Agreement with respect to the applicable Class(es) of Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the L/C Issuer or (2) terminate the Commitments of such Non-Consenting Lender and prepay such Lender on a non-pro rata basis; provided, that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced or terminated shall be paid in full to such Non-Consenting Lender concurrently with such assignment or termination and (b) the replacement Lender, if any, shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.

SECTION 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the date hereof that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans in any currency, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans in such currency or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent) either (i) in the case of Loans denominated in Dollars if the affected Lender may lawfully continue to maintain such Loans as Eurocurrency Loans until the last day of such Interest Period, convert all Eurocurrency Loans of such Lender to ABR Loans on the last day of such Interest Period (or, otherwise, immediately convert such Eurocurrency Loans to ABR Loans) or (ii) prepay such Eurocurrency Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21. Ancillary Facilities.

(a) Availability of Ancillary Facilities.

(i) Any Revolving Facility Lender may, upon the agreement of the Borrower and such Revolving Facility Lender, provide, directly or indirectly through one or more of its Affiliates (other than any Defaulting Lender), one or more Ancillary Facilities on a bilateral basis in place of all or a portion of such Revolving Facility Lender’s unused Revolving Facility Commitment (and the Revolving Facility Commitment of such Revolving Facility Lender shall be deemed reduced by the amount of the Ancillary Commitment under that Ancillary Facility for so long as such Ancillary Facility is in effect).

(ii) The Borrower may implement any Ancillary Facility by providing, not less than five (5) Business Days prior to the Ancillary Commencement Date with respect thereto (or such shorter period as the Administrative Agent may agree), notice to the Administrative Agent that such Ancillary Facility has been established and specifying:

(A) the proposed Borrower(s) (including any Affiliate Ancillary Borrower) which may use the Ancillary Facility;

(B) the Ancillary Commencement Date for such Ancillary Facility and the scheduled expiration date thereof;

(C) the type of such Ancillary Facility;

(D) the Ancillary Commitment (including the maximum amount of such Ancillary Facility) and, if such Ancillary Facility is an overdraft facility comprising more than one account, the maximum gross amount (the “Designated Gross Amount”) and maximum net amount (the “Designated Net Amount”) thereof;

(E) the identity of the relevant Ancillary Lender (including whether such Ancillary Lender is a Revolving Facility Lender or an Affiliate of a Revolving Facility Lender);

(F) the proposed currency of such Ancillary Facility (which shall be expressed in Pounds Sterling or any Alternate Currency, or in any other currency to which such Ancillary Lender may agree and which shall not exceed such Ancillary Lender’s unused Revolving Facility Commitment); and

(G) such other information that the Administrative Agent may reasonably request in connection with such Ancillary Facility.

(iii) The Administrative Agent shall promptly notify the Revolving Facility Lender proposing to provide such Ancillary Facility and the other Revolving Facility Lenders of the establishment of any Ancillary Facility and, subject to the satisfaction of the requirements set forth in Section 2.21(b), (A) the relevant Revolving Facility Lender or its nominated Affiliate will constitute an Ancillary Lender and (B) such Ancillary Facility will be deemed to be made available hereunder, in each case as of the Ancillary Commencement Date.

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, (x) no amendment or waiver of any term of any Ancillary Facility shall require the consent of any Lender other than the relevant Ancillary Lender except to the extent that such amendment or waiver otherwise gives rise to a matter that would require an amendment of or waiver under this Agreement (including, for the avoidance of doubt, under this Section 2.21), in which case the provisions of Section 9.08 shall apply thereto and (y) no amendment, waiver or consent under the Loan Documents shall require the consent of any Ancillary Lender except as expressly provided in the proviso to Section 9.08(b).

(v) To the extent that this Agreement or any other Loan Document imposes any obligation on any Ancillary Lender and such Ancillary Lender is an Affiliate of a Revolving Facility Lender and not a party thereto, the relevant Revolving Facility Lender shall ensure that such obligation is performed by such Affiliate in compliance with the terms hereof or such other Loan Document.

(vi) Each Ancillary Lender, in its capacity as such, hereby appoints the Administrative Agent and the Collateral Agent as its agents for purposes of the Loan Documents.

(vii) Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its unused Revolving Facility Commitment (prior to giving effect to such Ancillary Commitments) is not less than its Ancillary Commitment or the Ancillary Commitment of its Affiliate.

(viii) Notwithstanding any provision of this Agreement to the contrary, the Borrower may by notice in writing to the Administrative Agent prior to the Closing Date request that any Approved Existing Ancillary Facility made available by a Revolving Facility Lender or its Affiliate be deemed to be an Ancillary Facility established under the Revolving Facility (and in place of corresponding commitments of that Revolving Facility Lender under the Revolving Facility) and with effect from the date specified in such notice that Approved Existing Ancillary Facility shall be an Ancillary Facility for all purposes under this Agreement, subject to the Administrative Agent having received notification in writing from the Ancillary Lender concerned (or, as the case may be, the Affiliate of the Revolving Facility Lender concerned) that it agrees to that Approved Existing Ancillary Facility being an Ancillary Facility for all purposes under this Agreement.

(ix) The parties hereto agree that, subject to Section 2.21(a)(viii) above, the Approved Existing Ancillary Facilities shall be deemed Ancillary Facilities for all purposes under this Agreement, without any further action by any Loan Party or any of its Subsidiaries.

(b) Terms of Ancillary Facilities.

(i) The terms of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the Borrower; provided that such terms (A) may only allow the Borrower (or Affiliates of the Borrower nominated pursuant to Section 2.21(h)) to use the Ancillary Facility, (B) may not permit the amount of Ancillary Outstandings to exceed the Ancillary Commitment with respect to such Ancillary Facility, (C) may not allow the Ancillary Commitment of any Ancillary Lender to exceed the unused Revolving Facility Commitment of such Ancillary Lender (determined before any reduction thereto due to such Ancillary Facility), and (D) shall require that the Ancillary Commitment in respect of such Ancillary Facility will be reduced to zero, and that all Ancillary Outstandings will be repaid (or Cash Collateralized, in an amount equal to 100% of such Ancillary Outstandings or other arrangements are made to the satisfaction of the applicable Ancillary Lender for the relevant Ancillary Facility to continue on a bilateral basis following the Revolving Facility Maturity Date) on or prior to the Revolving Facility Maturity Date.

(ii) If there is an inconsistency between any term of any Ancillary Facility and any term of this Agreement, this Agreement shall prevail, except for (A) those terms relating to the calculation of fees, interest or commission relating to any Ancillary Facility, (B) any Ancillary Facility comprising more than one account, where the terms of the relevant Ancillary Documents shall prevail to the extent required to permit the netting of balances in respect of the relevant accounts and (C) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case the relevant term of this Agreement shall be superseded by the terms of the relevant Ancillary Document to the extent necessary to eliminate the subject conflict or inconsistency.

(c) Repayment of Ancillary Facilities.

(i) Each Ancillary Commitment shall terminate on the Revolving Facility Maturity Date (unless Cash Collateralized or other arrangements are made to the satisfaction of the applicable Ancillary Lender for the relevant Ancillary Facility to continue on a bilateral basis following the Revolving Facility Maturity Date) or such earlier date on which its expiry date occurs or in which it is cancelled in accordance with the terms of this Agreement.

(ii) Upon the expiration of any Ancillary Facility in accordance with its terms, the Ancillary Commitment of the relevant Ancillary Lender shall be reduced to zero (and in such case, or if the Ancillary Commitment of any Ancillary Lender is reduced for any other reason, the Revolving Facility Commitment of such Ancillary Lender shall be increased accordingly other than on or after the Revolving Facility Maturity Date). Upon the making of one or more Revolving Facility Loans as provided below in an amount sufficient to repay the Ancillary Outstandings under any Ancillary Facility, such Ancillary Facility shall be cancelled upon receipt by the relevant Ancillary Lender of the proceeds thereof.

(iii) No Ancillary Lender may demand repayment, prepayment or cash collateralization of any amounts made available or liabilities incurred by it under any Ancillary Facility (except where the relevant Ancillary Facility is provided on a net limit basis to the extent required to reduce any gross outstandings to the net limit) unless (A) (x) the Revolving Facility Maturity Date has occurred, (y) the Required Revolving Facility Lenders have accelerated the Revolving Facility Loans and terminated the Revolving Facility Commitments thereunder and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations thereunder or (z) the expiration date of the relevant Ancillary Facility occurs, (B) it becomes unlawful in any applicable jurisdiction for the relevant Ancillary Lender to perform its obligations under this Agreement or to fund, issue or maintain its participation in the relevant Ancillary Facility or (C) the Ancillary Outstandings (if any) under the relevant Ancillary Facility may be refinanced by a Revolving Facility Loan and the relevant Ancillary Lender provides sufficient notice to permit the refinancing of such Ancillary Outstandings with a Revolving Facility Loan.

(iv) Notwithstanding anything to the contrary herein, for purposes of determining whether or not the Ancillary Outstandings under any Ancillary Facility referenced in Section 2.21(c)(iii)(C) above may be refinanced by a Revolving Facility Loan, (A) the Revolving Facility Commitment of the relevant Ancillary Lender will be increased by the amount of its Ancillary Commitment in respect of such Ancillary Facility and (B) unless the circumstances described in Section 2.21(c)(iii)(A)(x) or (y) then exist, each Revolving Facility Lender shall be obligated to make a Revolving Facility Loan to the Borrower for the purpose of refinancing the relevant Ancillary Outstandings on a pro rata basis in accordance with its pro rata share of the Revolving Facility Commitment whether or not a Default or Event of Default exists or any other applicable condition precedent is not satisfied and irrespective of whether the Borrower has delivered a Borrowing Request; provided that all of the proceeds of such Revolving Facility Loan are applied in refinancing the Ancillary Outstandings.

(v) With respect to any Ancillary Facility that comprises an overdraft facility in which a Designated Net Amount has been established, for purposes of calculating compliance with the Designated Net Amount, the Ancillary Lender providing such Ancillary Facility shall only be obligated to take into account the credit balances which it is permitted to take into account by then applicable law and regulations relating to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.

(vi) Notwithstanding anything to the contrary herein or any of the terms of any Ancillary Facility, the Borrower or the Affiliate of the Borrower, as the case may be, shall be permitted to repay or prepay any Ancillary Facility and cancel any Ancillary Commitments upon giving the relevant Ancillary Lender not less than one (1) Business Day’s prior written notice.

(d) Ancillary Outstandings. The Borrower and each Ancillary Lender agrees with and for the benefit of each Revolving Facility Lender that (i) the Ancillary Outstandings under any Ancillary Facility provided by such Ancillary Lender shall not exceed the Ancillary Commitment applicable to such Ancillary Facility, and where such Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings under such Ancillary Facility shall not exceed the Designated Net Amount in respect of such Ancillary Facility and (ii) where all or a portion of any Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated without giving effect to the parenthetical in clause (a) of the definition of “Ancillary Outstandings”) shall not exceed the Designated Gross Amount applicable to such Ancillary Facility.

(e) Adjustment for Ancillary Facilities upon Acceleration.

(i) In this Section 2.21:

“Revolving Facility Outstandings” means, in relation to any Lender its Revolving Facility Credit Exposure then outstanding (together with the aggregate amount of all accrued interest, fees and commissions owed to it as a Lender under the Revolving Facility or an Ancillary Lender under the Ancillary Facility); and

“Total Revolving Facility Outstandings” means the aggregate of all Revolving Facility Outstandings.

(ii) If an Ancillary Adjustment Trigger occurs, each Revolving Facility Lender and each Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents relating to Revolving Facility Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers, the Revolving Facility Outstandings of each Lender bear the same proportion to the Total Revolving Facility Outstandings as such Lender’s Revolving Facility Commitment (before giving effect to any reduction due to such Ancillary Facility) bears to the aggregate amount of the Revolving Facility Commitments, each as at the date of the occurrence of an Ancillary Adjustment Trigger.

(iii) If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (ii) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents relating to Revolving Facility Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(iv) Any transfer of rights and obligations relating to Revolving Facility Outstandings made pursuant to this Section 2.21(e) shall be made for a purchase price in cash or cash equivalents, payable at the time of transfer, in an amount equal to such Revolving Facility Outstandings.

(v) All calculations to be made pursuant to this Section 2.21(e) shall be made by the Administrative Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Spot Rate for the applicable currency in relation to Pounds Sterling in effect on the date of determination.

(f) Information. The Borrower and each Ancillary Lender shall, promptly upon the request of the Administrative Agent, provide the Administrative Agent with any information relating to the operation of such Ancillary Facility (including the amount of Ancillary Outstandings) as the Administrative Agent may from time to time reasonably request (which information shall be subject to compliance with Section 9.16).

(g) Affiliates of Revolving Facility Lenders as Ancillary Lenders.

(i) Subject to the terms of this Agreement, an Affiliate of any Revolving Facility Lender (other than any Defaulting Lender) may become an Ancillary Lender, in which case such Revolving Facility Lender and such Affiliate shall be treated as a single Revolving Facility Lender whose Revolving Facility Commitment is as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender assumed its Revolving Facility Commitment, as the same may be modified in accordance with the terms of clauses (a), (b) and (c) of the definition of “Revolving Facility Commitment”; it being understood that the relevant Revolving Facility Lender’s Revolving Facility Commitment will be reduced to the extent of the Ancillary Commitment of such Affiliate.

(ii) If a Revolving Facility Lender assigns all of its rights and benefits or transfers all of its rights and obligations to another entity (which is not an Affiliate of that Revolving Facility Lender), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Documents.

(h) Affiliates of the Borrower as Ancillary Borrowers.

(i) Subject to the terms of this Agreement, an Affiliate of the Borrower which is BidCo or a Subsidiary of the Borrower may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.

(ii) The Borrower shall specify any relevant Affiliate of the Borrower which is to be a borrower under any Ancillary Facility in any notice delivered by it to the Administrative Agent pursuant to Section 2.21(a).

(iii) Where this Agreement or any other Loan Document imposes an obligation on a borrower under an Ancillary Facility and the relevant borrower is an Affiliate of the Borrower which is not a party to such document, the Borrower shall ensure that the obligation is performed by its Affiliate.

(iv) Any reference in this Agreement or any other Loan Document to the Borrower being under no obligations (whether actual or contingent) as the Borrower under such Loan Document shall be construed to include a reference to any Affiliate of the Borrower being under no obligations under any Loan Document or Ancillary Document.

(i) Application to Ancillary Lenders and Ancillary Documents. The provisions of Sections 2.15, 2.16, 2.17, 2.18, 2.19, 9.05 and 9.16 shall apply mutatis mutandis to the Ancillary Lenders to the same extent as they apply to the Lenders.

SECTION 2.22. Defaulting Lenders.

(i) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender under the Revolving Facility becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable laws, rules and regulations of any Governmental Authority, during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender under the Revolving Facility to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05, the “Revolving Facility Percentage” of each Non-Defaulting Lender under the Revolving Facility shall be computed without giving effect to the Revolving Facility Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit under the Revolving Facility in connection with such reallocation shall not exceed the Available Unused Commitment of such Lender.

(ii) Waivers and Amendments. Each Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders,” “Required Revolving Facility Lenders” or “Majority Lenders,” as applicable, and Section 9.08.

(iii) Cash Collateral. To the extent the reallocation pursuant to clause (i) above is insufficient for any reason to cover the L/C Issuer’s Fronting Exposure to a Defaulting Lender, the Borrower shall Cash Collateralize such uncovered Fronting Exposure pursuant to arrangements reasonably satisfactory to the Administrative Agent.

(iv) Limitation on Letters of Credit. Notwithstanding anything to the contrary set forth herein, so long as any Lender is a Defaulting Lender, no L/C Issuer shall have any obligation to issue, amend or renew any Letter of Credit at any time there is Fronting Exposure unless the L/C Issuer is satisfied that it will have no Fronting Exposure after giving effect thereto.

(v) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender on account of its Loans or participations under the Revolving Facility Commitments (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(v) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(vi) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (vi)(A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such L/C Participation Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (vii) below, (y) pay to each L/C Issuer the amount of any such L/C Participation Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(vii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders of the Revolving Facility in accordance with their respective pro rata Commitments under the Revolving Facility (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender under the Revolving Facility to exceed such Non-Defaulting Lender’s Revolving Facility Commitment under the Revolving Facility. Subject to Section 9.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(viii) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit under the Revolving Facility to be held on a pro rata basis by the Lenders in accordance with their Revolving Facility Percentages under the Revolving Facility (without giving effect to Section 2.22(i)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

On each date required by Sections 4.01 and 4.02, the Borrower represents and warrants to each of the Lenders (provided that, each representation and warranty under Sections 3.01, 3.02, 3.03, 3.04 and 3.17 shall be subject to the Reservations and the Perfection Requirements) that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, BidCo, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company, exempted company or corporation (or similar foreign entity) duly organized or incorporated, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by BidCo, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all director, corporate, stockholder, partnership or limited liability company (or similar) action required to be obtained by BidCo, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law (including Gaming Laws), statute, rule or regulation applicable to BidCo, the Borrower or any such Subsidiary Loan Party, (B) any provision of the Organizational Documents of BidCo, the Borrower or any such Subsidiary Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to BidCo, the Borrower or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which BidCo, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by BidCo, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which BidCo, the Borrower or any Subsidiary Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing and continuation statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and any successor offices, (c) [reserved], (d) such actions, consents and approvals under Gaming Laws or from Gaming Authorities the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (e) such as have been made or obtained and are in full force and effect, (f) such other actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (g) notices, recordings and filings necessary to perfect any Liens created by the Foreign Collateral Agreements and (h) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements.

(a) Since the Closing Date, each of the annual financial statements delivered pursuant to Section 5.04(a), fairly present, in all material respects, the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis as of the date and for the period referred to therein in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; provided, however, for avoidance of doubt none of BidCo, the Borrower or any Subsidiaries make any representation or warranty with respect to any historical financial statements delivered in connection with the Acquisition, any Permitted Business Acquisition or other acquisition or Investment.

(b) Since the Closing Date, the most recent quarterly unaudited consolidated financial statements of the Borrower and its consolidated subsidiaries delivered pursuant to Section 5.04(b), fairly present, in all material respects, the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis as of the date and for the period referred to therein in accordance with IFRS (subject to normal year-end audit adjustments and the absence of footnotes) consistently applied throughout the period covered thereby; provided, however, for avoidance of doubt none of BidCo, the Borrower or any Subsidiaries make any representation or warranty with respect to any historical financial statements delivered in connection with the Acquisition, any Permitted Business Acquisition or other acquisition or Investment.

SECTION 3.06. No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of the Borrower and its Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) As of the Closing Date, (i) the Borrower and its Subsidiaries have complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect and (ii) all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Completion Date the name and jurisdiction of incorporation, formation or organization of each intended Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests to be owned by the Borrower or by any such Subsidiary.

(b) As of the Completion Date, after giving effect to the Transactions, there will be no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests in the Borrower or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

SECTION 3.09. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law (including the USA PATRIOT Act), rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Borrower and each Subsidiary is in compliance in all material respects with all Gaming Laws that are applicable to them and their businesses, except where a failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of BidCo, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) Neither the making of any Loan (or the extension of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board. No part of the proceeds of any Loan or any Letter of Credit will be used for any purpose that violates Regulation T, Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of the Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. (a) The Borrower will use the proceeds of the Revolving Facility Loans and any Ancillary Facilities, and may request the issuance of Letters of Credit, solely for working capital and general corporate purposes (including, without limitation, for Restricted Payments, Permitted Business Acquisitions, other permitted Investments and project development and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit and for the avoidance of doubt, the Borrower may request the issuance of Letters of Credit for the account of BidCo, any subsidiary or any other Person designated by the Borrower, in each case for general corporate purposes of BidCo, such subsidiary or other Person) and (b) the Borrower will use the proceeds of the Asset Sale Bridge Loans and the Cash Confirmation Bridge Loans made on the Closing Date and during the Certain Funds Period to finance a portion of the Transactions (including by funding such proceeds to a stock transfer company in connection therewith), for the payment of Transaction Expenses and for general corporate purposes (including, without limitation, for Restricted Payments, Permitted Business Acquisitions, other permitted Investments and project development).

SECTION 3.13. Tax Returns.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and the Subsidiaries have filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by them (including in their capacity as withholding agent) and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and the Subsidiaries have timely paid or caused to be timely paid all Taxes shown to be due and payable by them on the returns referred to in clause (a) and all other Taxes or assessments due and payable by them (and made adequate provision (in accordance with IFRS) for the payment of all Taxes not yet due and payable) through the date of the applicable Credit Event, including in their capacity as a withholding agent (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with IFRS); and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, with respect to the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.14. No Material Misstatements.

(a) All written factual information (other than the Projections, estimates, forward-looking information and information of a general economic nature or general industry nature) (the “Information”) concerning BidCo, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the date hereof and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto prior to the date hereof).

(b) The Projections, estimates and other forward-looking information and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, and that no assurances can be given that the projected results will be realized), as of the date such Projections and estimates were furnished to the Lenders and as of the date hereof, and (ii) as of the date hereof, have not been modified in any material respect by the Borrower.

(c) As of the date hereof, the information included in the Beneficial Ownership Certification (if any) is true and correct in all respects.

SECTION 3.15. Employee Benefit Plans.

(a) Except as set forth on Schedule 3.15 or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan that is, or has in the five years preceding the date of this Agreement been, sponsored or maintained by the Borrower or any Subsidiary is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, any Subsidiary or any ERISA Affiliate was required to file a report with the PBGC; (iii) as of the most recent valuation date preceding the date of this Agreement, no Plan has any Unfunded Pension Liability; (iv) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (v) none of the Borrower, its Subsidiaries or the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan; and (vi) none of the Borrower or its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Borrower or any Subsidiary to tax.

(b) Except as set forth on Schedule 3.15 or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan.

SECTION 3.16. Environmental Matters. Except as set forth on Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) the Borrower and the Subsidiaries have all environmental permits, licenses and other approvals necessary for their operations to comply with all Environmental Laws and are in compliance with the terms of such permits, licenses and other approvals and with all other Environmental Laws, (iii) no Hazardous Material is located at, on or under any property currently owned, operated or leased or, to the Borrower’s knowledge, formerly owned, operated or leased, by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries or transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws and (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17. Security Documents.

(a) The U.S. Collateral Agreement (when executed and delivered) is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When certificates or promissory notes, as applicable, representing the Pledged Collateral of the U.S. Loan Parties subject to the U.S. Collateral Agreement and required to be delivered under the U.S. Collateral Agreement are delivered to the Collateral Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement (other than the Intellectual Property (as defined in the U.S. Collateral Agreement)), when financing statements and other applicable filings are filed in the appropriate offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral of the U.S. Loan Parties subject to the U.S. Collateral Agreement and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b) When the U.S. Collateral Agreement or IP Security Agreements (as defined in the U.S. Collateral Agreement) are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral of the U.S. Loan Parties subject to the U.S. Collateral Agreement in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States registered or pending copyrights, patents and trademarks included in the Collateral of the U.S. Loan Parties subject to the U.S. Collateral Agreement, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights subsequently acquired by the Loan Parties).

(c) Each Foreign Collateral Agreement (when executed and delivered) shall create the security interests which that Foreign Collateral Agreement purports to create and those security interests are valid and effective.

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, (i) each of the parties hereto acknowledges and agrees that licensing by the Gaming Authorities may be required to enforce and/or exercise or foreclose upon certain security interests and such enforcement and/or exercise or foreclosure may be otherwise limited by the Gaming Laws and (ii) no Loan Party makes any representation or warranty under this Agreement as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests in, or Indebtedness issued by, any Subsidiary, or any property or assets of any Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under non-U.S. law, except as expressly provided in Section 3.17(c) hereof.

SECTION 3.18. [Reserved].

SECTION 3.19. Solvency.

(a) On the Closing Date, immediately after giving effect to the Transactions, (i) the fair value of the assets of BidCo, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of BidCo, the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of BidCo, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of BidCo, the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) BidCo, the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) BidCo, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries or BidCo will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary or BidCo and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary or of BidCo.

SECTION 3.20. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by IFRS. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 3.21, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks or trade names, copyrights or mask works, domain names, data, databases, trade secrets, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, (b) to the best knowledge of the Borrower, the Borrower and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

SECTION 3.22. Anti-Money Laundering; Anti-Corruption and Sanctions Laws.

(a) No Loan Party, none of its subsidiaries and to the knowledge of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such subsidiary (in their respective capacities as such) has violated in any material respect or is in violation in any material respect of any applicable Anti-Money Laundering Law.

(b) The Loan Parties have implemented and maintain in effect policies and procedures reasonably designed to promote compliance in all material respects by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with the U.S. Foreign Corrupt Practices Act, as amended, and all other anti-corruption laws applicable to the Borrower and its Subsidiaries (“Anti-Corruption Laws”) and applicable Sanctions, and the Loan Parties and their Subsidiaries and, to the knowledge of the Loan Parties, their respective officers, directors, employees and agents (in their respective capacities as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(c) No Loan Party, none of its Subsidiaries and, to the knowledge of each of the Loan Parties, (i) none of the respective officers, directors or employees of such Loan Party or such Subsidiary, and (ii) none of the respective brokers or agents of such Loan Party or such Subsidiary that is acting or benefiting in any capacity in connection with the Loans, is a Sanctioned Person.

(d) Except to the extent permissible for a person required to comply with Sanctions, the Borrower will not, directly or indirectly, use any proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any person for the purpose of financing activities or business of or with any person or in any country or territory that, at the time of such financing, is a Sanctioned Person or a Sanctioned Country.

(e) No part of the proceeds of the Loans will be used, directly or indirectly, to make any payment to any person in violation of any Anti-Corruption Laws.

SECTION 3.23. Insurance. Schedule 3.23 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Borrower or the Subsidiaries as of the date hereof. As of such date, such insurance is in full force and effect.

SECTION 3.24. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

The representations and warranties set forth in this Article III are made and/or apply only to the extent that they would not violate or expose the Loan Parties, the subsidiaries of the Loan Parties, the Agents, the Arrangers or the Lenders or any director, officer or employee of the foregoing to any liability under anti-boycott or blocking law, regulation or statute that is in force from time to time in the United Kingdom or the European Union (and/or any of its member states) and that are applicable to such entity including, without limitation, EU Regulation (EC) No 2271/96.

ARTICLE IV

Conditions of Lending

SECTION 4.01. Conditions to All Credit Events After the UK Reorganization Date. The obligations of (a) each Lender to make Revolving Facility Loans (for the avoidance of doubt, excluding any Certain Funds Utilization, which shall be governed by Section 4.02 only) and (b) any L/C Issuer to permit any L/C Credit Extension hereunder, in each case, after the UK Reorganization Date are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions on the date of each Borrowing and on the date of each L/C Credit Extension:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application as required by Section 2.05(b).

(b) Except in the case of an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit, the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or L/C Credit Extension (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing (subject to the immediately preceding paragraph) and each such L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or L/C Extension as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Conditions of Closing Date and Certain Funds Utilization. The obligations of each Lender to make Term Loans on or after the Closing Date and prior to the expiration of the Certain Funds Period are subject to the satisfaction (or waiver in accordance with Section 9.08) of the documents and evidence listed in paragraphs (a) to (i) below in this Section 4.02 in form and substance satisfactory to the Administrative Agent (acting reasonably or on the instruction of the Required Lenders (acting reasonably)) or receipt of such documents has been waived by the Administrative Agent (acting on the instructions of the Required Lenders (acting reasonably)) and the Administrative Agent shall notify the Borrower and the Lenders promptly upon being so satisfied, and the Administrative Agent shall, if requested by the Borrower, promptly provide the Borrower with a letter confirming the same. Other than to the extent the Required Lenders notify the Administrative Agent in writing to the contrary before the Administrative Agent gives the notifications described above in this paragraph, the Lenders authorize the

Administrative Agent to give that notification and/or provide such letter and the Administrative Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification and/or letter (unless they result from the fraud, default or negligence of the Administrative Agent).

(a) The Administrative Agent (or its counsel) shall have received from the Borrower (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a Borrowing Request, which shall not be required to include any representation or statement as to the absence (or existence) of any default or event of default or any bring-down of representations and warranties.

(c) The Administrative Agent shall have received, on behalf of itself, the Lenders and each L/C Issuer, a written opinion of (i) Maples and Calder, as Cayman counsel for the Borrower in respect of the capacity and authority of the Borrower to enter into the Loan Documents to which it is a party and the validity and enforceability of the Cayman Share Mortgage, (ii) Cahill Gordon & Reindel (UK) LLP, as English law counsel to the Administrative Agent and the Arrangers in respect of the capacity of BidCo to enter into the Loan Documents to which it is a party and in respect of the legality, validity and enforceability matters in relation to the Loan Documents governed by English law and (iii) Latham & Watkins LLP, special counsel for the Loan Parties in respect of the validity and enforceability of this Agreement and certain other matters, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lenders and each L/C Issuer and (C) in form and substance consistent with similar transactions for the Parent and reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(d) The Administrative Agent shall have received a certificate of a Responsible Officer or similar officer of BidCo and the Borrower dated the date hereof and certifying and/or including:

(i) that attached thereto is a true and complete copy of the Organizational Documents (including, in respect of the Borrower, statutory registers and a certificate of good standing) of such Person, and that such Organizational Documents have not been modified, rescinded or amended and are in full force and effect as of the date hereof,

(ii) to the extent legally required or required by its Organizational Documents, that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Person (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date hereof,

(iii) a specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Person, and

(iv) that the borrowing or securing (as appropriate) of the Loans and Commitments hereunder will not cause any borrowing, security or other similar limit binding on such Person to be exceeded.

(e) The Borrower shall have paid (or cause to be paid), or the Administrative Agent shall have received reasonable evidence that payment shall have been made (or shall be made substantially contemporaneously with funding) (provided that a reference to payment of such fees in a Borrowing Request (or Funds Flow Statement) shall be deemed to be reasonable evidence that this condition precedent is satisfactory to the Administrative Agent) of, all fees earned, due and payable under the Fee Letter and this Agreement on the Closing Date from the proceeds of the initial funding under the Term Loans for which invoices have been received at least three (3) Business Days in advance (which amounts may be offset against the proceeds of the applicable Term Loan).

(f) The Administrative Agent shall have received a copy of the Announcement (provided that it is confirmed that such Announcement will be in form and substance satisfactory to the Administrative Agent if it is in the form of the draft most recently delivered to the Lenders prior to the date of the Commitment Letter or, in respect of any subsequent version of the Announcement, in the form of the previous Announcement, in each case, with any changes which (i) are not materially prejudicial to the interests of the Lenders taken as a whole under the Loan Documents or (ii) are approved by the Required Lenders (such approval not to be unreasonably withheld or delayed)).

(g) The Administrative Agent shall have received a copy of the Scheme Circular or, as the case may be, the Offer Documents dispatched to shareholders of the Company by or on behalf of BidCo (if any), provided that such documents shall not be required to be in a form and substance satisfactory to the Administrative Agent or any other Secured Party.

(h) The Administrative Agent shall have received: (i) a copy of the Fee Letter, (ii) a copy of the Borrower Model and (iii) a copy of the Tax Structure Memorandum (furnished on a non-reliance basis), it being understood that the form and substance of the Tax Structure Memorandum will be satisfactory to the Administrative Agent if the final Tax Structure Memorandum is, in form and substance, substantially the same as the final version or draft (as applicable) received by the Arrangers prior to the date of the Commitment Letter, save for any changes which are not materially adverse to the interests of the Lenders (taken as a whole) under the Loan Documents or any other changes approved by the Arrangers (acting reasonably).

(i) The Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, dated as of the date hereof, confirming that (i) in the case of a Scheme, the Scheme Effective Date has occurred or, in the case of an Offer, the Offer has become or has been declared unconditional in all respects (or in each case, will have occurred, become or so declared as at the Closing Date) and (ii) the Group has obtained all material gaming approvals required to allow the Borrower to borrow the Loans and incur the Commitments.

In addition to the delivery of the documents and evidence listed in paragraphs (a) to (i) above, a Lender shall only be obliged to make any Certain Funds Utilization on or following the Closing Date if: (i) there is no Major Event of Default continuing on the date of, and no Major Event of Default would result from the making of, the proposed Certain Funds Utilization and (ii) it is not unlawful in any applicable jurisdiction for such Lender to make, or to allow to have outstanding, the proposed Certain Funds Utilization.

Notwithstanding anything to the contrary herein, there will be no conditions directly or indirectly relating to the Company or any of its subsidiaries becoming a Subsidiary Loan Party or granting security over its assets (including security by or over the Company). For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date or the date of the applicable Certain Funds Utilization specifying its objection thereto.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Subsidiaries (and in the case of Sections 5.01(a), 5.06 and 5.11, BidCo) to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries (to the extent they exceed estimated liabilities) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution, except that the Borrower and Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties (except in each case as otherwise permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all tangible property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

SECTION 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies (as determined in good faith by the Borrower), insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily and reasonably maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (as determined in good faith by the Borrower and it being understood that any such insurance may be carried pursuant to one or more group or combined insurance policies of any Parent Entity and its subsidiaries and any such policy may provide for a pro rata or preferential allocation of proceeds in favor of any one or more properties of such Parent Entity and its subsidiaries) and cause the Borrower and the Subsidiary Loan Parties to be listed as insured and the Collateral Agent to be listed as a co-loss payee on property and property casualty policies and as an additional insured on liability policies (to the extent customary and available in the applicable jurisdiction). Notwithstanding the foregoing, the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure (as determined in good faith by the Borrower).

(b) [Reserved].

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the L/C Issuer and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrower and the Subsidiary Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any L/C Issuer or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any L/C Issuer and their agents and employees;

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties; and

(iii) the amount and type of insurance that the Borrower and its Subsidiaries have (or are anticipated to have) in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

SECTION 5.03. Taxes. Pay and discharge promptly when due all Taxes, imposed upon it or upon its income or profits or in respect of its property (including in its capacity as withholding agent), before the same shall become delinquent or in default, as well as all material lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with IFRS with respect thereto or (b) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) Within 120 days (or such longer time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of annual reports on Form 10-K), following the end of each fiscal year (commencing with the fiscal year ending December 31, 2021), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered or potential inability to satisfy a financial maintenance covenant under any series of Indebtedness on a future date or in a future period) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with IFRS (it being understood that the delivery by the Borrower of annual reports on Form 10-K (or equivalent report under the Laws of any other applicable jurisdiction) of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) Within 60 days (or such longer time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of quarterly reports on Form 10-Q) (or, in the case of the first three fiscal quarters for which quarterly financial statements are required to be delivered hereunder, within 75 days following the end of such fiscal quarter), following the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending June 30, 2021), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with IFRS (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q (or equivalent report under the Laws of any other applicable jurisdiction) of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a customary certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred since the date the last certificate delivered pursuant to this Section 5.04(c) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the fiscal quarter ending on the last day of the first full fiscal quarter after the Closing Date, setting forth computations in reasonable detail calculating the Financial Performance Covenant, (y) concurrently with any delivery of financial statements under paragraph (a) above, commencing with the first fiscal year ending after the Collateral and Guarantee Deadline, a customary certificate of a Financial Officer of the Borrower setting forth computations in reasonable detail calculating the Guarantor Coverage Test and (z) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by BidCo, the Borrower or any of the Subsidiaries with the SEC or any equivalent Governmental Authority of any other jurisdiction, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this paragraph (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or any Parent Entity or the website of the SEC or any equivalent Governmental Authority of any other jurisdiction;

(e) within 120 days after the beginning of each fiscal year (or such later date as the Administrative Agent may agree), a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) [reserved];

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of BidCo, the Borrower or any of the Subsidiaries (including without limitation with regard to compliance with the USA PATRIOT Act), or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders);

(h) in the event that any Parent Entity reports at such Parent Entity’s level on a consolidated basis, then (i) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraph; provided that, such financial statements are accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity and any of its subsidiaries other than the Borrower and its subsidiaries, on the one hand, and the information relating to the Borrower and its subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) the requirement in paragraphs (a) and (b) of this Section 5.04 for the Borrower to deliver management’s discussion and analysis will be satisfied by the delivery of management’s discussion and analysis of such Parent Entity for the applicable period;

(i) (1) promptly after any Lender’s request therefor, a Beneficial Ownership Certification and (2) promptly after Borrower’s knowledge thereof, notice of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; provided that this clause (i) shall not apply at any time unless the Borrower then qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and is not subject to any exemption thereunder; and

(j) no later than ten (10) Business Days after the delivery of the financial statements required pursuant to clauses (a) and (b) of this Section 5.04 (or such later date as the Administrative Agent may agree), commencing with the financial statements for the first full fiscal quarter ending after the Closing Date, upon request of the Administrative Agent, the Borrower shall hold a customary conference call for Lenders; provided, that if Parent hosts a quarterly investor or financial results call to which the Lenders have access, such conference call will satisfy the requirements of this Section 5.04(j).

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority (including any action, suit or proceeding by or subject to decision by any Gaming Authority) or in arbitration, against BidCo, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to BidCo, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the development or occurrence of any ERISA Event or a Foreign Plan Event that, together with all other ERISA Events or Foreign Plan Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect; and

(e) promptly after the same are available, copies of any written communication to the Borrower or any of its Subsidiaries from any Gaming Authority advising it of a material violation of, or material non-compliance with, any Gaming Law by the Borrower or any of its Subsidiaries.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including ERISA and all Gaming Laws, except that BidCo, the Borrower and the Subsidiaries need not comply with any laws, rules, regulations and orders of any Governmental Authority then being contested by any of them in good faith by appropriate proceedings, and except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03, or to Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, which are the subject of Section 3.22. The Loan Parties will maintain in effect and enforce policies and procedures reasonably designed to promote compliance in all material respects by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and Sanctions applicable to the Loan Parties and their Subsidiaries.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance in all material respects with IFRS and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested (provided, however, that except during the continuance of an Event of Default, only one visit per calendar year shall be reimbursed by any Loan Party or Subsidiary) and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans in the manner set forth in Section 3.12 and not in violation of Section 3.22.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, intellectual property security agreements, fixture filings and other documents and recordings of Liens in stock registries), that the Collateral Agent or the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent and the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent and the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, subject in each case to paragraph (i) below and the Agreed Security Principles.

(b) [reserved].

(c) [reserved].

(d) If any additional direct or indirect Material Subsidiary of the Borrower is formed or acquired (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) after the Closing Date, and if such Material Subsidiary is a Wholly-Owned Subsidiary (other than an Excluded Subsidiary), within fifteen (15) Business Days after the date such Wholly-Owned Subsidiary is formed or acquired (or such longer period as the Collateral Agent may reasonably agree), notify the Collateral Agent thereof and, within one hundred twenty (120) days after the date such Wholly-Owned Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Wholly-Owned Subsidiary and with respect to any Equity Interest in or Indebtedness of such Wholly-Owned Subsidiary owned by or on behalf of any Loan Party, subject in each case to paragraph (i) below.

(e) [reserved].

(f) The Borrower shall ensure that, subject to the Agreed Security Principles, the Guarantor Coverage Test is satisfied as of each Guarantor Coverage Test Date. If the Guarantor Coverage Test is not satisfied on any test date referred to in clause (ii) of the definition of Guarantor Coverage Test Date: (i) the Borrower shall ensure that within one hundred twenty (120) days after such test date (or such later date as the Collateral Agent may agree), such other Subsidiaries (as the Borrower may elect in its sole discretion) shall, subject to and on terms consistent with the Agreed Security Principles, accede as Subsidiary Loan Parties to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Subsidiary Loan Parties had been Subsidiary Loan Parties at such test date) and (ii) if the Borrower has satisfied its obligations under clause (i) above within such one hundred twenty (120) days after such test date (or such later date as the Collateral Agent may agree), no Default, Event of Default or other breach of the Loan Documents shall arise in respect thereof; provided, however, that it is understood that an Event of Default shall have occurred if on the 120th day (or such later date as the Collateral Agent may agree) after such test date, the Guarantor Coverage Test is not satisfied (calculated as if such Subsidiary Loan Parties had been Subsidiary Loan Parties at such test date) or waived.

(g) The Borrower shall ensure that, subject to and on terms consistent with the Agreed Security Principles each Subsidiary that is a Material Subsidiary at the Collateral and Guarantee Deadline, tested by reference to the most recent audited financial statements delivered pursuant to Section 5.04(a) or, if no such financial statements have been delivered prior to such date, the most recent audited financial statements of the Company (or, at the option of the Borrower, such other financial statements for the most recently completed Test Period for which the Borrower has sufficient available information to be able to determine if such Subsidiary is a Material Subsidiary), shall have acceded as a Subsidiary Loan Party by the Collateral and Guarantee Deadline (or such later date as the Administrative Agent may agree) and taken all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement, to the extent not already satisfied pursuant to this Section 5.10.

(h) Furnish to the Collateral Agent promptly (and in any event within 30 days after such change) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number or (D) in any Loan Party’s jurisdiction of organization; provided, that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code (or applicable non-U.S. law) or otherwise that are required in order for the Collateral Agent to continue (to the extent required hereunder) at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the same priority as prior to such change.

(i) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to any Excluded Property or any Excluded Subsidiary or any other property not required to become Collateral or any subsidiary not required to become a Subsidiary Loan Party, in each case, in accordance with the Agreed Security Principles. Notwithstanding anything to the contrary in this Agreement, any Security Document, or any other Loan Document, (A) each of the Administrative Agent and the Collateral Agent may grant extensions of time or waiver of requirement for the grant or perfection of security interests in or the obtaining of insurance and other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date, the Collateral and Guarantee Deadline or the applicable Guarantor Coverage Test Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date, the Collateral and Guarantee Deadline or the applicable Guarantor Coverage Test Date) and any other obligations under the definition of Collateral and Guarantee Requirement where it reasonably determines, in consultation with the Borrower, that such action cannot be accomplished without undue effort or expense or due to factors beyond the control of the Borrower and the Subsidiaries by the time or times at which it would otherwise be required to be accomplished by this Agreement or the other Loan Documents, (B) no foreign law governed security documents or grant or perfection actions under foreign law shall be required except as expressly set forth in the Agreed Security Principles, (C) no landlord, mortgagee or bailee waivers shall be required, (D) except in accordance with Section 10(c) of the Agreed Security Principles, no notice shall be required to be sent to account debtors or other contractual third parties prior to an Event of Default, (E) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and the Agreed Security Principles and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower, (F) [reserved] and (G) the Collateral Agent and the Borrower may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments as are reasonable or necessary in connection with any project or transactions otherwise permitted hereunder.

(j) The Borrower shall, or shall cause the applicable Loan Parties to, satisfy (i) the Collateral and Guarantee Requirement within the timeframes indicated in the definition thereof and (ii) the requirements listed on Schedule 5.10 within the timeframes indicated thereon (in each case subject to Section 5.10(i)).

SECTION 5.11. Acquisition Undertakings.

(a) In the case of an Offer, where becoming entitled to do so, the Borrower shall procure that BidCo shall promptly give notices under Section 979 of the Companies Act 2006 in respect of the shares of the Company subject to the Offer and shall promptly (and in any event within the maximum time period prescribed by such actions) complete a Squeeze-Out.

(b) Subject always to the Companies Act 2006 and any applicable listing rules, in the case of a Scheme, within 60 days after the Scheme Effective Date, and in relation to an Offer, within 60 days after the date upon which BidCo (directly or indirectly) owns shares in the Company (excluding any shares held in treasury), which, when aggregated with all other shares in the Company owned directly or indirectly by BidCo, represent not less than 75% of all shares in the Company (excluding any shares held in treasury), the Borrower shall procure that BidCo uses all reasonable endeavours to procure that such action as is necessary is taken to procure that trading in the shares in the Company on the Main Market of the London Stock Exchange is cancelled and as soon as reasonably practicable thereafter, procure that the Company is re-registered as a private limited company.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Subsidiaries (and in the case of Section 6.12, will not permit BidCo) to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness existing or committed on the date hereof (provided, that any Indebtedness that is in excess of £5.0 million individually is set forth on Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (or in the case of a letter of credit, any replacement, renewal or extension of such letter of credit) (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary) and (ii) intercompany Indebtedness existing or committed on the date hereof and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of BidCo, the Borrower and the subsidiaries, (x) all such Indebtedness, if owed to a Loan Party, shall be evidenced by the Global Intercompany Note or other promissory note and shall be subject to a first priority Lien to the extent required by the applicable Security Document and (y) any Indebtedness of a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Loan Obligations under this Agreement on subordination terms as described in the Global Intercompany Note or on other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower;

(b) Indebtedness created hereunder and under the other Loan Documents (including any Ancillary Documents) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements not entered into for speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to BidCo, the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the Borrower to BidCo or any Subsidiary and of any Subsidiary to BidCo, the Borrower or any other Subsidiary; provided, that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of BidCo, the Borrower and the subsidiaries, (i) all such Indebtedness, if owed to a Loan Party, shall be evidenced by the Global Intercompany Note or other promissory note and shall be subject to a first priority Lien to the extent required by the applicable Security Document and (ii) (x) Indebtedness of any Subsidiary that is not a Loan Party owing to any Loan Parties shall be subject to Section 6.04 and (y) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Loan Obligations under this Agreement on subordination terms as described in the Global Intercompany Note or on other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) [reserved];

(i) (i) Capital Lease Obligations, mortgage financings, slot financing arrangements and other purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests in any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate outstanding principal amount not to exceed £25.0 million, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(j) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise assumed (but not incurred) by the Borrower or any Subsidiary in connection with the acquisition of assets or Equity Interests or any other permitted Investment (in each case, including a Permitted Business Acquisition), where such Investment, acquisition, merger, consolidation or amalgamation, as applicable, is not prohibited by this Agreement; provided that such Indebtedness was not incurred in contemplation of such merger, consolidation or acquisition and (ii) Permitted Refinancing Indebtedness in respect thereof;

(k) other unsecured Indebtedness of the Borrower or any Subsidiary, in an aggregate outstanding principal amount that at the time of, and immediately after giving effect to, the incurrence thereof, would not exceed £25.0 million, and any Permitted Refinancing Indebtedness in respect thereof;

(l) Indebtedness of the Borrower or any Subsidiary in an aggregate outstanding principal amount not greater than 100% of the amount of net cash proceeds received by the Borrower from Excluded Debt Contributions;

(m) Guarantees (i) by any Loan Party of the Indebtedness or other obligations of any other Loan Party permitted to be incurred under this Agreement, (ii) by any Loan Party of Indebtedness or other obligations otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(u)) and (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness or other obligations of another Subsidiary that is not a Subsidiary Loan Party; provided, that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be subordinated to the Loan Obligations to at least the same extent such underlying Indebtedness is so subordinated;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn outs), in each case, incurred or assumed in connection with the Transactions, the Permitted Transactions and any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(p) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) [reserved];

(s) [reserved];

(t) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business;

(v) [reserved];

(w) Indebtedness of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders or their Affiliates and (in each case) established for BidCo’s the Borrower’s and its Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured under the Security Documents;

(x) Indebtedness consisting of Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees thereof or of any Parent Entity, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in the Borrower or any Parent Entity permitted by Section 6.06;

(y) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions, the Permitted Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(z) Indebtedness of the Borrower or any Subsidiary to or on behalf of BidCo, any joint venture (regardless of the form of legal entity) that is not a Subsidiary or any other subsidiary arising in the ordinary course of business in connection with the cash management, tax and accounting operations (including with respect to intercompany self-insurance arrangements) of BidCo, the Borrower and the subsidiaries and any Permitted Refinancing Indebtedness in respect thereof;

(aa) (i) Discharged Indebtedness and (ii) Escrowed Indebtedness; provided that, in the case of this clause (ii) from and after the release of such Indebtedness from escrow, it shall no longer be deemed Escrowed Indebtedness under this Agreement;

(bb) Obligations in respect of Cash Management Agreements;

(cc) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with any project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(dd) Permitted Non-Recourse Guarantees;

(ee) Indebtedness under the Existing Wales Notes that are outstanding as of the date hereof and Permitted Refinancing Indebtedness in respect thereof; and

(ff) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (ee) above.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Pounds Sterling shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the date hereof, on the date hereof and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the date hereof, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Pounds Sterling (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Pounds Sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Pounds Sterling-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 6.01, if the use of proceeds from any incurrence, issuance or assumption of Indebtedness is to fund the Refinancing of any Indebtedness, then such Refinancing shall be deemed to have occurred substantially simultaneously with such incurrence, issuance or assumption so long as (1) such Refinancing occurs on the same Business Day as such incurrence, issuance or assumption, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be Refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such incurrence, issuance or assumption (and such proceeds are ultimately used in the consummation of such offer or otherwise used to Refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be Refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same Business Day as such incurrence, issuance or assumption or (4) the proceeds thereof are otherwise set aside to fund such Refinancing pursuant to procedures reasonably agreed with the Administrative Agent.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (ff) but may be permitted in part under any combination thereof, (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (ff), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in any of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred, classified or reclassified pursuant to any other clause (or portion thereof) at such time; provided, that (1) all Indebtedness outstanding on the Closing Date or during the Certain Funds Period under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01 and cannot be reclassified and (2) all Indebtedness outstanding on the date hereof under the Existing Wales Notes (and any Permitted Refinancing Indebtedness in respect thereof) shall at all times be deemed to have been incurred pursuant to clause (ee) of this Section 6.01 and cannot be reclassified. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof (or created following the date hereof pursuant to agreements in existence on the date hereof requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of £5.0 million individually shall only be permitted under this paragraph (a) to the extent such Lien is set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the date hereof (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a) (or in the case of a letter of credit, any replacement, renewal or extension of such letter of credit permitted by Section 6.01(a))) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing Ancillary Obligations and obligations in respect of Secured Swap Agreements, Secured Cash Management Agreements and the Overdraft Line secured pursuant to the Security Documents);

(c) (i) Liens on assets of a Person (or its subsidiaries) existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien and (ii) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (A) such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)) and (B) such Liens were not created in contemplation of such acquisition, merger or consolidation;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with IFRS, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to BidCo, the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness and Permitted Refinancing Indebtedness permitted by Section 6.01(i) (in each case limited to the assets financed with such Indebtedness (or the Indebtedness Refinanced thereby) and any accessions and additions thereto and the proceeds and products thereof and customary security deposits and related property; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender and incurred under Section 6.01(i));

(j) [reserved];

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(l) [reserved];

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of BidCo, the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of BidCo, the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or 6.01(o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) (i) leases, subleases, easements or licenses permitted under Section 6.05(x) and (ii) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) [reserved];

(u) [reserved];

(v) Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (including Liens securing any Discharged Indebtedness or Escrowed Indebtedness permitted under this Agreement);

(w) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(x) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(y) Liens arising from precautionary Uniform Commercial Code financing statements or similar instruments under the laws of any non-U.S. jurisdiction or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(z) Liens on Equity Interests in joint ventures (i) securing obligations of such joint ventures or (ii) pursuant to the relevant joint venture agreement or arrangement or similar agreement;

(aa) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(bb) [reserved];

(cc) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(dd) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(ee) Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of any Loan Party or (ii) of any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party;

(ff) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums and proceeds thereof;

(gg) Liens securing Swap Agreements that were not entered into for speculative purposes;

(hh) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed £25.0 million;

(ii) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Subsidiary;

(jj) Liens securing Indebtedness incurred pursuant to Section 6.01(ee); provided that, (i) if such Indebtedness is (or is intended to be) secured by Liens on the Collateral that are pari passu with the Liens securing the Loan Obligations, such Liens shall either (x) be subject to a Permitted Pari Passu Intercreditor Agreement or (y) secured by the Security Documents and subject to Section 7.03 hereof and (ii) if such Indebtedness is (or is intended to be) secured by Liens on the Collateral that are junior to the Liens securing the Loan Obligations, such Liens shall be subject to a Permitted Junior Intercreditor Agreement;

(kk) Liens on cash and Permitted Investments on deposit with Lenders and Affiliates of Lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with the Borrower or any of its Subsidiaries;

(ll) [reserved];

(mm) the Venue Easements and any other easements, covenants, rights of way or similar instruments which do not materially impact a project in an adverse manner granted in connection with arrangements contemplated under Sections 6.05(i), 6.05(o), 6.05(p), 6.05(q), 6.05(r) or 6.05(x);

(nn) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Loan Parties or their Subsidiaries designed (A) to merge one or more of the separate parcels thereof together so long as the entirety of each such parcel shall be owned by Loan Parties or their Subsidiaries or (B) to separate one or more of the parcels thereof so long as the entirety of each resulting parcel shall be owned by Loan Parties or their Subsidiaries;

(oo) from and after the lease or sublease of any interest pursuant to Section 6.05(i), 6.05(o), 6.05(p), 6.05(q), 6.05(r) or 6.05(x), any reciprocal easement agreement entered into between a Loan Party or a Subsidiary and the holder of such interest;

(pp) [reserved];

(qq) other Liens incidental to the conduct of the business of the Borrower and its Subsidiaries or the ownership of their properties which were not created in connection with the incurrence of Indebtedness and do not in the aggregate materially detract from the value of such properties or materially impair the use thereof;

(rr) Liens on the Equity Interests of Unrestricted Subsidiaries; provided that such Liens do not encumber any property or assets of the Borrower or any Subsidiary other than the Equity Interests of such Unrestricted Subsidiary; and

(ss) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 6.02; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced (provided that individual financings provided by one lender or counterparty may be cross-collateralized to other financings provided by such lender or counterparty)), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) Indebtedness secured by Liens ranking junior to the Liens securing the Obligations may not be refinanced pursuant to this clause (ss) with Liens ranking pari passu to the Liens securing the Obligations.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (ss) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (ss), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in any of the above clauses (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred, classified or reclassified pursuant to any other clause (or any portion thereof) at such time. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”).

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of Indebtedness of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) Investments in connection with the Transactions or the Permitted Transactions (including the BidCo/Wales Intercompany Loans);

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests in the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided that the aggregate amount of (x) Investments by Loan Parties in the Equity Interests of Subsidiaries that are not Subsidiary Loan Parties, (y) intercompany loans from Loan Parties to Subsidiaries that are not Subsidiary Loan Parties and (z) Guarantees by Loan Parties of Subsidiaries that are not Subsidiary Loan Parties under this clause (b) (other than arising in the ordinary course of business in connection with the cash management, tax and accounting operations) shall not exceed £25.0 million in the aggregate at any time outstanding;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of BidCo, the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed £5.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests in the Borrower or any Parent Entity solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements that are not entered into for speculative purposes;

(h) Investments existing on, or contractually committed as of or contemplated as of, the date hereof (provided, that any such Investment that is (x) not intercompany Indebtedness and (y) in excess of £2.5 million individually shall be set forth on Schedule 6.04) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the date hereof (other than pursuant to an increase as required by the terms of any such Investment as in existence on the date hereof);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), 6.02(g), 6.02(k), 6.02(o), 6.02(p), 6.02(r), 6.02(s), 6.02(v), 6.02(ff), 6.02(gg), 6.02(ii), 6.02(kk) and 6.02(ss) (to the extent in respect of the foregoing clauses);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed £5.0 million (plus any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (j)); provided that if any Investment pursuant to this clause (j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall, upon the election of the Borrower, thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary of the Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(l) [reserved];

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the date hereof or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the date hereof, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 6.04 or Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests in the Borrower or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Qualified Equity Interests or proceeds of Qualified Equity Interests (in each case, to the extent not otherwise applied under this Agreement and not constituting a Cure Amount) in the Borrower or any Parent Entity;

(r) any Investment deemed to be made in connection with the issuance of a Letter of Credit for the account or benefit of BidCo, any subsidiary or other Person designated by the Borrower to the extent permitted hereunder not to exceed £25.0 million in the aggregate at any time outstanding;

(s) Investments consisting of Restricted Payments permitted by Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers (and the equivalent thereof under the applicable laws of any other jurisdiction) consistent with past practices;

(u) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(v) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Subsidiary;

(w) Investments by the Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or such Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 6.06 for all purposes of this Agreement);

(x) Investments consisting of Receivables Assets;

(y) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other persons;

(z) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or purchases, sales, licenses or sublicenses (including in respect of gaming licenses) or leases of intellectual property;

(aa) Investments received substantially contemporaneously in exchange for Qualified Equity Interests or proceeds of Qualified Equity Interests (in each case, to the extent not otherwise applied under this Agreement and not constituting a Cure Amount) in the Borrower or any Parent Entity;

(bb) any Investment made pursuant to any Operations Management Agreement;

(cc) any Investment (i) deemed to exist as a result of a subsidiary distributing a note or other intercompany debt to a parent of such subsidiary (to the extent there is no cash consideration or services rendered for such note) and (ii) consisting of intercompany current liabilities as incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of BidCo, the Borrower and its subsidiaries; and

(dd) Permitted Non-Recourse Guarantees and the granting of Liens on the Equity Interests of Unrestricted Subsidiaries to secure Indebtedness of Unrestricted Subsidiaries and such Permitted Non-Recourse Guarantees.

Any Investment in any person other than a Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

For purposes of determining compliance with this covenant, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Investment (or any portion thereof) in any of the categories of permitted Investments (or any portion thereof) described in the above clauses.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests in any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale or disposition of cash and Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of the Borrower or any Subsidiary into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Loan Party (other than BidCo) in a transaction in which the surviving or resulting entity is a Loan Party and, in the case of each of clauses (i) and (ii), no person other than a Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower or its Subsidiaries and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any such sales, transfers, leases or other dispositions by any Loan Party to any Subsidiary that is not a Loan Party shall be (i) for fair market value (as determined by the Borrower in good faith) or (ii) treated as an Investment and otherwise be made in compliance with Section 6.04;

(d) [reserved];

(e) Investments permitted by Section 6.04 (including any merger, consolidation or amalgamation in order to effect an Investment), Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05 in an aggregate amount not to exceed £10.0 million; provided, that (i) no Event of Default exists or would result therefrom (if determined by the Borrower, calculated at the date the definitive agreements for such sale, transfer, lease, license or other disposition of assets are entered into), (ii) the Net Proceeds thereof are applied in accordance with Section 2.11(b), (iii) such sale, transfer or other disposition of assets shall be for fair market value (as determined in good faith by the Borrower) or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04 and (iv) no such sale, transfer or other disposition of assets in excess of £2.5 million shall be permitted unless such disposition is for at least 75% cash consideration; provided, that for purposes of this subclause (g)(iv), each of the following shall be deemed to be cash: (A) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (B) any notes or other obligations or other securities or assets received by the Borrower or any Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received) into cash within 180 days of the receipt thereof (to the extent of the cash received), (C) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (g)(iv)(C) that is at that time outstanding, not to exceed £5.0 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (D) with respect to any lease of assets by the Borrower or a Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the Borrower) where the payment consideration is at least 75% cash consideration;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving entity;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory or sales, licenses, sublicenses, or other dispositions or abandonment of intellectual property of the Borrower or any of its Subsidiaries (x) in the ordinary course of business or (y) if determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of its Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”;

(l) [reserved];

(m) [reserved];

(n) any disposition, merger, consolidation, amalgamation, dissolution or other transfer in connection with the Transactions or the Permitted Transactions;

(o) any disposition made pursuant to any Operations Management Agreement;

(p) (i) the lease, sublease or license of any portion of any project to persons who, either directly or through Affiliates of such persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within such project or other establishments or facilities ancillary to or supportive of the operations of a project and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses generally and/or entered into connection with any project (collectively, the “Venue Easements,” and together with any such leases, subleases or licenses, collectively the “Venue Documents”); provided that (A) no Event of Default shall exist and be continuing at the time any such Venue Document is entered into or would occur as a result of entering into such Venue Document, (B) the Loan Parties and the Subsidiaries shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space and (C) no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operations of the Borrower and the Subsidiaries;

(q) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of the Borrower and the Subsidiaries;

(r) dedications of, or the granting of easements, rights of way, rights of access and/or similar rights, or other dispositions of property to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by the Borrower or any of the Subsidiaries or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Borrower and the Subsidiaries;

(s) any disposition of Equity Interests in a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and the Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(t) [reserved];

(u) dispositions of (i) non-core assets acquired, or (ii) property or assets or Equity Interests of any subsidiary required to be disposed of by antitrust or other regulatory agencies, in each case, in connection with a Permitted Business Acquisition or other Permitted Investment;

(v) the sale, assignment, distribution or other transfer of the Equity Interests in (or assets of) NeoGames S.A.;

(w) dispositions set forth on Schedule 6.05;

(x) subject to the last paragraph of this Section 6.05, the Borrower and the Subsidiaries may enter into any leases, subleases, easements or licenses with respect to any of its Real Property;

(y) [reserved];

(z) [reserved];

(aa) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort, or other claims of any kind;

(bb) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for assets or services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the Borrower; and

(cc) any sale, conveyance, transfer or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

Notwithstanding the foregoing provisions of this Section 6.05, subsection (x) above shall be subject to the additional provisos that: (a) no Event of Default shall exist and be continuing at the time such transaction, lease, sublease, easement or license is entered into, (b) such transaction, lease, sublease, easement or license would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the applicable project, and (c) no lease or sublease may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee.

To the extent any Collateral is sold, transferred, contributed, distributed or disposed of in a transaction expressly permitted by this Section 6.05 to any person other than any Loan Party, such Collateral shall be sold or disposed of free and clear of the Liens created by the Loan Documents (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by such Loan Party will not be so released), and the Administrative Agent shall take, and is hereby authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

SECTION 6.06. Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any Equity Interests in the Borrower or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) in the Borrower) (the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary of the Borrower that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests in such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) Restricted Payments may be made (x) in respect of (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise and similar taxes and other fees and expenses, required to maintain any Parent Entity’s existence, (iv) payments permitted by Section 6.07(b) (other than clauses (vii), (xxii) and (xxiii) thereof), and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower or its subsidiaries and (y) in respect of any taxable period for which the Borrower and/or any of its subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which any Parent Entity is the common parent, or for which the Borrower is a disregarded entity for U.S. federal and/or applicable state, local or foreign income tax purposes, distributions to any Parent Entity in an amount not to exceed the amount of any such U.S. federal, state, local or foreign income taxes that the Borrower and/or its applicable subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or such subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group for all applicable taxable periods, provided that (1) distributions pursuant to this clause (y) in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions are made by such Unrestricted Subsidiary to the Borrower or any other Loan Party for such purpose and (2) distributions pursuant to this clause (y) attributable to any taxable period (or portion thereof) ending on or prior to the date hereof shall be permitted only to the extent attributable to income tax adjustments arising from a tax audit or other tax proceeding after the date hereof;

(c) [reserved];

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e) Restricted Payments may be made in connection with the consummation of the Transactions or the Permitted Transactions;

(f) Restricted Payments may be made to allow the Borrower or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests in any such person;

(g) any Restricted Payment made under any Operations Management Agreement;

(h) [reserved];

(i) Restricted Payments may be made in an amount equal to Excluded RP Contributions;

(j) Restricted Payments described on Schedule 6.06 may be made;

(k) the distribution, as a dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Borrower or a Subsidiary by, Unrestricted Subsidiaries;

(l) any Restricted Payment deemed to be made in connection with the issuance of a Letter of Credit for the account or benefit of BidCo, any subsidiary or other Person designated by the Borrower to the extent permitted hereunder not to exceed £5.0 million in the aggregate at any time outstanding;

(m) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the consummation of any irrevocable redemption, as applicable, such payment would have complied with this Section 6.06; and

(n) the distribution, as a dividend or otherwise, of the Equity Interests in (or assets of) NeoGames S.A.

For purposes of determining compliance with this covenant, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Restricted Payment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in any of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests in the Borrower (collectively, “Section 6.07 Affiliates”) in a transaction involving aggregate consideration in excess of £5.0 million, unless such transaction is (i) otherwise permitted or required under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. For purposes of this Section 6.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of the Disinterested Directors of the Borrower.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) the entry into and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower;

(ii) loans (or cancellation of loans) or advances or payments to employees, directors, officers or consultants of any Parent Entity, the Borrower or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among BidCo, the Borrower or any Subsidiary or any entity that becomes the Borrower or a Subsidiary as a result of such transaction (including via a merger, consolidation or amalgamation in which the Borrower or a Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and the Subsidiaries);

(v) the Transactions, the Permitted Transactions, any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence (or to be entered into) on the date hereof or any transaction contemplated thereby and, to the extent involving aggregate consideration in excess of £5.0 million, set forth on Schedule 6.07 or any amendment or supplement thereto or modification, renewal or replacement thereof or similar arrangement to the extent such amendment, supplement, modification, replacement, renewal or arrangement is not materially adverse to the Lenders when taken as a whole (as determined by the Borrower in good faith) and other transactions, agreements and arrangements described on Schedule 6.07, and any amendment or supplement thereto or modification, renewal or replacement thereof or similar transactions, agreements or arrangements entered into by the Borrower or any of the Subsidiaries to the extent such amendment, supplement, modification, replacement, renewal or arrangement is not materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower);

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(viii) payments by the Borrower or any of the Subsidiaries of the Borrower to any Section 6.07 Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith;

(ix) so long as no Event of Default has occurred and is continuing, the payment of any management, consulting or other fees for similar services for the management of BidCo, the Borrower or any of its Subsidiaries due under any management agreement in an aggregate amount not to exceed £1.0 million per Fiscal Year;

(x) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter which letter states that (i) such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view;

(xi) transactions in connection with the issuance of Letters of Credit for the account or benefit of BidCo, any subsidiary or any other Person designated by the Borrower to the extent permitted hereunder (including with respect to the issuance of or payments in connection with drawings under Letters of Credit);

(xii) transactions with Parent, subsidiaries of Parent or joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business;

(xiii) [reserved];

(xiv) any transactions made pursuant to any Operations Management Agreement;

(xv) the issuance, sale or transfer of Equity Interests in the Borrower, including in connection with capital contributions by a Parent Entity to the Borrower;

(xvi) the issuance of Equity Interests to the management of any Parent Entity, the Borrower or any Subsidiary in connection with the Transactions or the Permitted Transactions;

(xvii) entering into, and any transactions pursuant to, tax sharing agreements between or among BidCo, the Borrower, its subsidiaries and joint ventures, under which tax obligations are fairly allocated amongst the parties thereto, provided that any payments by the Borrower or its subsidiaries to BidCo or any other Parent Entity pursuant to such agreements are permitted pursuant to Section 6.06(b);

(xviii) [reserved];

(xix) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(xx) (i) transactions with customers, clients, suppliers, licensors, licensees or purchasers or sellers of goods or services or transactions otherwise relating to the purchase or sale of goods and services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries or (ii) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(xxi) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xxii) transactions permitted by, and complying with, the provisions of Sections 6.04, 6.05 or 6.06;

(xxiii) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of any Parent Entity, the Borrower and its subsidiaries and joint ventures (provided that such transactions, taken as a whole, are not materially adverse to the Borrower and the Subsidiaries);

(xxiv) [reserved]; or

(xxv) Permitted Non-Recourse Guarantees and the granting of Liens on the Equity Interests of Unrestricted Subsidiaries (including to secure indebtedness and obligations of Unrestricted Subsidiaries and Permitted Non-Recourse Guarantees).

Notwithstanding the foregoing, Parent, UK Interactive HoldCo, BidCo and their respective Affiliates (other than the Borrower and its Subsidiaries) shall not be considered Section 6.07 Affiliates of the Borrower or its Subsidiaries with respect to any transaction, so long as the transaction is in the ordinary course of business, pursuant to agreements existing on the date hereof or pursuant to any Operations Management Agreement, any intellectual property license or related agreement, any management agreement or any shared services agreement entered into with any of the Borrower and/or its subsidiaries or, in each case, amendments, modifications or supplements thereto, or renewals or replacements thereof.

SECTION 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any material respect in any business or business activity substantially different from any business or business activity conducted or anticipated to be conducted by any of them on or following the Completion Date after giving effect to the Transactions and the Permitted Transactions or any Similar Business.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Governing Documents and Lease Arrangements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower)), the Organizational Documents of the Borrower or any Subsidiary Loan Party (provided that, the foregoing shall not prohibit any such transaction in connection with the Transactions or the Permitted Transactions).

(b) (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Indebtedness of the Borrower or any Subsidiary that is expressly subordinate to the Obligations (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings with Permitted Refinancing Indebtedness permitted by Section 6.01, (B) payments of regularly scheduled interest, principal and fees due thereunder, other non-accelerated payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, and payment of principal on the scheduled maturity date of any Junior Financing (or within one year thereof), (C) payments or distributions in respect of all or any portion of the Junior Financing with Excluded RP Contributions, (D) the conversion of any Junior Financing to Equity Interests in the Borrower or any Parent Entity, (E) the Transactions and Permitted Transactions, (F) [reserved], (G) [reserved], (H) [reserved], and (I) payments in respect of intercompany Indebtedness not in violation of any subordination terms applicable thereto; provided, that, for purposes of determining compliance with this Section 6.09(b)(i), (A) a payment or other distribution need not be permitted solely by reference to one category of permitted payments or other distributions (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a payment or other distribution (or any portion thereof) meets the criteria of one or more of the categories of permitted payments or other distributions (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted payment or other distribution (or any portion thereof) in any manner that complies with this Section 6.09(b)(i) and at the time of classification or reclassification will be entitled to only include the amount and type of such payment or other distribution (or any portion thereof) in any of the categories of permitted payments or other distributions (or any portion thereof) described in the above clauses; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing that constitutes Material Indebtedness or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) would not have a Material Adverse Effect (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in a manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness” or, after giving effect to such amendment or modification, result in Indebtedness that would have been permitted to be incurred under Section 6.01 if originally incurred on such terms.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) except in the case of Excluded Subsidiaries, the granting of Liens by the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law or regulation or in connection with any legal proceeding or regulatory review by a governmental authority having regulatory authority;

(B) contractual encumbrances or restrictions (x) in effect on the date hereof under Indebtedness existing on the date hereof and set forth on Schedule 6.01 (y) under the Existing Wales Notes or (z) in any agreements related to any Permitted Refinancing Indebtedness in respect of any Indebtedness contemplated by this clause (B) that, in each case under this clause (B)(z), do not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower) or would not materially adversely affect the Loan Parties’ obligation or ability to make payments required hereunder (as determined in good faith by the Borrower);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements and other similar agreements;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness and not all or substantially all assets;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(k) or 6.01(ee) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined in good faith by the Borrower);

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Operations Management Agreement;

(R) restrictions imposed by any agreement governing Indebtedness entered into on or after the date hereof and otherwise permitted hereunder that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions will not affect their obligation or ability to make payments required hereunder; or

(S) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements or the contracts, instruments or obligations referred to in clauses (A) through (R) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend, other payment and Lien restrictions than those contained in the dividend, other payment and Lien restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or similar arrangements or are otherwise in accordance with the terms of the applicable intercreditor agreement.

SECTION 6.10. Fiscal Year. In the case of the Borrower, permit any change to its fiscal year without prior notice to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.11. Financial Performance Covenant. Permit the Total Leverage Ratio on the last day of any fiscal quarter (beginning with the fiscal quarter ended on the last day of the first full fiscal quarter after the Closing Date (e.g., if the first Credit Event occurs on or prior to June 30, 2021, then beginning with the fiscal quarter ending on September 30, 2021)) to exceed 10.50 to 1.00.

SECTION 6.12. Holding Company Status. With respect to BidCo, engage in any business activities other than (i) consummating the Acquisition and the other Transactions and Permitted Transactions, (ii) direct or indirect ownership of the Equity Interests of the Borrower and indirect ownership of the Equity Interests of the subsidiaries of the Borrower, (iii) activities incidental to the maintenance of its organizational existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries), (iv) performance of its obligations under the Loan Documents and the Offer Documents and other Indebtedness to which it is a party, (v) the participation in tax, accounting, cash management and other administrative matters as a member of a consolidated group of companies including the Borrower and its subsidiaries, (vi) the performance of obligations under and compliance with its Organizational Document or any applicable Law, (vii) the incurrence and payment of its operating and business expenses and any Taxes for which it may be liable, (viii) the making of Investments and Asset Sales and other dispositions permitted by this Agreement and the making of Restricted Payments permitted by this Agreement, (ix) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions as and to the extent not prohibited by this Agreement, (x) purchasing Qualified Equity Interests of the Borrower, (xi) making capital contributions to the Borrower, (xii) taking actions in furtherance of and consummating any sale or disposition of the Borrower or its assets, (xiii) activities otherwise expressly permitted by this Agreement, (xiv) the guarantee of obligations incurred by the Borrower or its subsidiaries otherwise permitted hereunder and (xv) activities incidental to the businesses or activities described in clauses (i) through (xiv) above.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a) or 5.08 or in Article VI (subject to, in the case of the Financial Performance Covenant in Section 6.11, the Cure Right); provided, that in the event of any default under Section 6.11 (a “Financial Performance Covenant Event of Default”), upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right until the Cure Expiration Date, neither the Lenders nor the Administrative Agent nor the Collateral Agent shall exercise any rights or remedies under this Section 7.01 available during the continuance of a Financial Performance Covenant Event of Default; provided, further, that such standstill shall apply solely in respect of the breach (or prospective breach) of the Financial Performance Covenant Event of Default giving rise thereto and, to the extent the applicable cure has not been made on or prior to the applicable Cure Expiration Date, such standstill shall end when such Cure Right may no longer be timely made in respect of such fiscal quarter;

(e) default shall be made in the due observance or performance by the Borrower or any other Loan Party of any covenant, condition or agreement of such Loan Party contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after written notice thereof from the Administrative Agent to the Borrower; provided that, for the avoidance of doubt, the 120-day period set forth in Section 5.10(f) (as may be extended by the Collateral Agent in accordance with the terms thereof) shall not be subject to an additional 30 day (or 60 day) period;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrower, BidCo or any of the Material Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale, disposition or transfer (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness if such sale, disposition or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, BidCo or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower, BidCo or any Material Subsidiary, under the Bankruptcy Code or other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, BidCo or any Material Subsidiary or for a substantial part of the property or assets of the Borrower, BidCo or any Material Subsidiary or (iii) the winding-up or liquidation of the Borrower, BidCo or any Material Subsidiary (other than as permitted hereunder); and such proceeding or petition shall continue undismissed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, BidCo or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent in writing to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, BidCo or any Material Subsidiary or for a substantial part of the property or assets of the Borrower, BidCo or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its general inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower, BidCo or any Material Subsidiary to pay one or more final judgments aggregating in excess of £25.0 million (to the extent not covered by insurance or indemnities), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days;

(k) (i) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (ii) the Borrower, BidCo or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject the Borrower, BidCo or any Subsidiary to tax or (iii) a Foreign Plan Event occurs; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l) subject to the Reservations (i) any material provision of any Loan Document shall for any reason, other than in accordance with the terms thereof or as contemplated herein, be asserted in writing by the Borrower or any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document with respect to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein), except to the extent that any such loss of perfection or priority results from the limitations of non-U.S. laws, rules and regulations as they apply to pledges of Equity Interests in or pledged Indebtedness of Subsidiaries or the application thereof (except, in each case, with respect to the assets of or Equity Interest in or Indebtedness of any Loan Party), or except from the action or inaction of the Collateral Agent within its (or its appointed agents’) sole control (including the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements), or (iii) a material portion of the Guarantees by the Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof or as contemplated herein), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof or as contemplated herein); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement; and

(m) the occurrence of a License Revocation with respect to a license issued to the Borrower or any Subsidiary by any Gaming Authority with respect to gaming operations at any gaming facility of the Borrower or any Subsidiary that results in the cessation of gaming operations at any casino or gaming facility that continues for 30 calendar days to the extent that such License Revocation, together with all prior License Revocations that are still in effect, would reasonably be expected to have a Material Adverse Effect.

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and any Ancillary Commitments, (ii) declare the Loans and any Ancillary Outstandings then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Ancillary Outstandings so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans and any Ancillary Outstandings have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(g); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments and any Ancillary Commitments shall automatically terminate, the principal of the Loans and any Ancillary Outstandings then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(g), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. Notwithstanding the foregoing, no Default or Event of Default shall arise as a result of (i) a Permitted Transaction or (ii) a Withdrawal Event.

Notwithstanding any other provision of any Loan Document, during the Certain Funds Period none of the Lenders shall:

(a) refuse to participate in or make available any Certain Funds Utilization, provided that the conditions in paragraphs (a) through (j) of Section 4.02 have been satisfied;

(b) be entitled to take any action to rescind, terminate or cancel this Agreement (or any provision hereof or obligation hereunder), any Commitment or any utilization of any Loan;

(c) exercise any right of set-off or counterclaim in respect of any utilization of any Loan or Commitment;

(d) accelerate any utilization of any Loan or otherwise demand or require repayment or prepayment of any sum from the Borrower or any other Loan Party; or

(e) enforce (or instruct the Administrative Agent and/or Collateral Agent to enforce) any Collateral under any Loan Document,

unless at any time the conditions in clauses (i) and (ii) (inclusive) of the penultimate sentence in Section 4.02 is not satisfied (which, in respect of clause (ii) of the penultimate sentence in Section 4.02, shall allow the relevant Lender to take such action in respect of itself only and shall not permit any other Lender to take such action), provided that, immediately upon the expiration of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders, notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 7.02. Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of the Financial Performance Covenant, from the first day of the applicable fiscal quarter and until the expiration of the 15th Business Day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c) (the “Cure Expiration Date”), any Parent Entity and/or the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of any Parent Entity and/or the Borrower (and, with respect to any Parent Entity, in each case, to contribute any such cash to the capital of the Borrower) (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by any Parent Entity and/or the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that, (i) a Cure Right shall not be exercised more than two times during the term of the Facilities, (ii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant, (iii) the Cure Amount shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in this Agreement, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Performance Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of unrestricted cash) and (v) no Revolving Facility Lender or L/C Issuer shall be required to fund any Revolving Facility Loan or issue, extend the expiry date of or increase the amount of any Letter of Credit, as applicable, during the period from delivery of written notice of the Borrower’s intention to exercise its Cure Right for the applicable fiscal quarter until the date the Borrower exercises such Cure Right for such fiscal quarter. If, after giving effect to the adjustments in this Section 7.02, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

SECTION 7.03. Treatment of Certain Payments.

(a) Subject to the terms of any applicable Intercreditor Agreement, any proceeds received by the Collateral Agent from the sale, collection or realisation of the Target Group Charged Property upon or following the enforcement of all or any of the Target Group Security, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrower (other than in connection with any Ancillary Documents, any Secured Cash Management Agreement or Secured Swap Agreement), (ii) second, towards payment of interest and fees then due from the Borrower hereunder and under any Ancillary Documents, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards the payment in full of the Obligations and, during any Existing Wales Notes Security Period, the 2023 Existing Wales Notes Obligations and the 2026 Existing Wales Notes Obligations, pro rata based on the respective amounts of such obligations outstanding on the date of any such application, with (x) the portion thereof applied to the Obligations to be further applied in accordance with the following sentence and (y) the portion thereof applied to the 2023 Existing Wales Notes Obligations or the 2026 Existing Wales Notes Obligations, in each case, to be paid to or to the order of the relevant Existing Wales Notes Trustee for further application in accordance with the applicable provisions of the 2023 Existing Wales Notes Trust Deed and the 2026 Existing Wales Notes Trust Deed, as applicable, and (iv) last, the balance, if any, after all of the Obligations and, during any Existing Wales Notes Security Period, all of the 2023 Existing Wales Notes Obligations and all of the 2026 Existing Wales Notes Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law. Any amounts applied to the Obligations in clause (iii) above shall be applied (i) first, towards payment of unreimbursed L/C Borrowings then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed L/C Borrowings then due to such parties and (ii) second, towards payment of other Obligations (including Ancillary Obligations and Obligations of the Loan Parties owing under or in respect of any Secured Cash Management Agreement or Secured Swap Agreement) then due from the Loan Parties, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.

(b) Subject to the terms of any applicable Intercreditor Agreement and the Security Documents, any amount received by the Administrative Agent or the Collateral Agent (other than the amounts described in clause (a) above) from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 7.01(h) or Section 7.01(i), in each case that is continuing, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrower (other than in connection with any Ancillary Documents, any Secured Cash Management Agreement or Secured Swap Agreement), (ii) second, towards payment of interest and fees then due from the Borrower hereunder and under any Ancillary Documents, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards the payment in full of the Obligations in accordance with the following sentence, and (iv) last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law. Any amounts applied to the Obligations in clause (iii) above shall be applied (i) first, towards payment of unreimbursed L/C Borrowings then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed L/C Borrowings then due to such parties and (ii) second, towards payment of other Obligations (including Ancillary Obligations and Obligations of the Loan Parties owing under or in respect of any Secured Cash Management Agreement or Secured Swap Agreement) then due from the Loan Parties, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment.

(a) Each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential Ancillary Lenders and counterparties to Secured Cash Management Agreements and Secured Swap Agreements) and each L/C Issuer (in such capacity and on behalf of itself and its Affiliates as potential Ancillary Lenders and counterparties to Secured Cash Management Agreements and Secured Swap Agreements) hereby (i) irrevocably designates and appoints the Administrative Agent as the agent of such Lender or L/C Issuer, as applicable, under this Agreement and the other Loan Documents, (ii) irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto and (iii) irrevocably authorizes and directs the Administrative Agent to provide, give or deliver any direction, consent, waiver, instruction, agreement, advice or other response as may be requested or required by the Collateral Agent from the Administrative Agent (or for which the Collateral Agent may have discretion to determine) under the U.S. Collateral Agreement, the Intercreditor Agreements and the other Security Documents and agrees that the Administrative Agent may exercise and deliver any such direction, consent, waiver, instruction, agreement, advice or other response as if the applicable matter was to be determined by the Administrative Agent rather than the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent, each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential Ancillary Lenders and counterparties to Secured Cash Management Agreements and Secured Swap Agreements) and each L/C Issuer (in such capacity and on behalf of itself and its Affiliates as potential Ancillary Lenders and counterparties to Secured Cash Management Agreements and Secured Swap Agreements) hereby irrevocably designate and appoint the Collateral Agent as the agent, security agent, security trustee, collateral trustee and any similar capacity with respect to the Collateral, including to hold and enforce the same, and the Administrative Agent, each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential Ancillary Lenders and counterparties to Secured Cash Management Agreements and Secured Swap Agreements) and each L/C Issuer (in such capacity and on behalf of itself and its Affiliates as potential Ancillary Lenders and counterparties to Secured Cash Management Agreements and Secured Swap Agreements) irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders or any L/C Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

(c) Each Lender and each L/C Issuer hereby agrees that (i) if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any L/C Issuer under this clause (c) shall be conclusive, absent manifest error.

(d) Without limiting immediately preceding clause (c), each Lender and each L/C Issuer hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or L/C Issuer otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender and each L/C Issuer agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(e) The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) by the Administrative Agent (or any Affiliate thereof) is not recovered from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer with respect to such amount and (y) an Erroneous Payment by the Administrative Agent (or any Affiliate thereof) shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(f) Each party’s obligations under this Section 8.01 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 8.02. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03. Exculpatory Provisions. Neither the Administrative Agent, any Arranger nor the Collateral Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except for its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent or Arranger, as applicable, under or in connection with, this Agreement or any other Loan Document, the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. Neither the Administrative Agent, any Arranger nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent or Arranger shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, an Agent, an Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein. The Agents may seek and conclusively rely upon, and shall be fully protected in conclusively relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by any Loan Party in compliance with the provisions of this Agreement.

SECTION 8.04. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

SECTION 8.06. Non-Reliance on Administrative Agent, Arrangers, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent, any Arranger nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, the Arrangers or Collateral Agent hereinafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Arrangers or Collateral Agent to any Lender or any L/C Issuer. Each Lender and each L/C Issuer represents to the Administrative Agent, the Arrangers and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Arrangers, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Arrangers, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent, any Arranger nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Loan Party that may come into the possession of the Administrative Agent, such Arranger or Collateral Agent, any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 8.07. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments shall have terminated, in accordance the Revolving Facility Commitments in effect immediately prior to such termination) held on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agents in their Individual Capacity. The Administrative Agent, the Collateral Agent and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such persons were not the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent and the Collateral Agent shall each have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Collateral Agent in their individual capacities.

SECTION 8.09. Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Borrower shall have the right, subject to the reasonable consent of the Required Lenders (so long as no Event of Default under Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) shall have occurred and be continuing, in which case the Required Lenders shall have the right), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Borrower (or the Required Lenders, as applicable) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above or appeal to a court of competent jurisdiction to appoint a successor Agent; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Borrower (or the Required Lenders, as applicable) appoints a successor Agent as provided for above in this Section 8.09. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.09). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by Deutsche Bank as Administrative Agent pursuant to this Section 8.09 shall also constitute a resignation by Deutsche Bank AG New York Branch as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 8.10. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 8.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Ancillary Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Ancillary Lenders, the L/C Issuer and the Administrative Agent under Article II or Section 9.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Ancillary Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Ancillary Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article II and Section 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, any Ancillary Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, any Ancillary Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender, any Ancillary Lender or the L/C Issuer or in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent.

SECTION 8.12. Collateral and Guaranty Matters. The Lenders and the L/C Issuer (in each case, in its capacity as a Lender or L/C Issuer, as applicable, and on behalf of itself and its Affiliates as potential Ancillary Lenders and counterparties to Secured Cash Management Agreements and Secured Swap Agreements) irrevocably authorize the Collateral Agent, to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document if approved, authorized or ratified in writing in accordance with Section 9.08, or pursuant to Section 9.18. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property in accordance with this Section 8.12.

In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent pursuant to Section 8.09 or to arrange for the transfer of the title or control of the asset to a court appointed receiver.

SECTION 8.13. Agents and Arrangers. None of the Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 8.14. Intercreditor Agreements and Collateral Matters. The Administrative Agent and Collateral Agent shall be authorized from time to time, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, the Intercreditor Agreements permitted or required hereunder, in each case in order to effect the pari passu treatment or the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required or permitted by the terms of this Agreement to be Liens pari passu with or junior to the Obligations, that are, in each case, incurred in accordance with Article VI of this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens.

SECTION 8.15. Withholding Tax. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), whether or not such Tax is correctly or legally imposed or asserted, or as a result of such Lender’s failure to comply with Section 9.04(c)(ii) relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this Section 8.15. The agreements in this Section 8.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 8.15, include any L/C Issuer and any Ancillary Lender.

SECTION 8.16. Interest Rates; LIBOR Notification.

(a) The Administrative Agent hereby gives notice to the Lenders of the following: the interest rate on a Loan denominated in Pounds Sterling or an Alternate Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market (“LIBOR”). On March 5, 2021, the UK Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this Agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(d), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based.

(b) The Administrative Agent does not warrant to the Lenders or accept any responsibility to the Lenders for, and shall not have any liability to the Lenders with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate”, “Adjusted LIBO Rate”, “Daily Simple SONIA Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or the Daily Simple SONIA Rate, as applicable, or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

(c) It is acknowledged that (i) the announcements by the Financial Conduct Authority and ICE Benchmark Administration made on March 5, 2021 each constitute a Benchmark Transition Event for Dollars, (ii) the Benchmark Replacement Date in respect of the Benchmark Transition Events described in clause (i) above is June 30, 2023, and (iii) no further notifications by the Administrative Agent are required in relation to the Benchmark Transition Event specified in clause (i) above.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by electronic means shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices or communications (i) sent to an e-mail address shall be deemed received when delivered and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Documents required to be delivered pursuant to Section 5.04 (including any such documents that are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Internet at the website(s) address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each L/C Issuer and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17, 8.07 and 9.05) shall survive the Termination Date.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each L/C Issuer, the Administrative Agent, the Collateral Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the L/C Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) except in connection with the addition of one or more Subsidiaries as a joint and several co-borrower hereunder and the transactions permitted by Section 6.05(b), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in clauses (b)(ii) and (k) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, which consent, with respect to the assignment of a Term Loan, will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower shall be required (i) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) for an assignment of a Revolving Facility Commitment to (x) a Revolving Facility Lender or (y) an Affiliate of a Revolving Facility Lender solely to the extent that such Affiliate is a deposit taking financial institution which is authorized by a financial services regulator and is of at least equivalent creditworthiness to the Lender entering into the assignment, or (iii) if an Event of Default under Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) has occurred and is continuing, for an assignment to any other person;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the L/C Issuer; provided, that no consent of the L/C Issuer shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) £1.0 million or an integral multiple of £1.0 million in excess thereof in the case of Term Loans and (y) £5.0 million or an integral multiple of £1.0 million in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if required by the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of £3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Each assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee(s)) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and interest amount) of the Loans. L/C Obligations and Ancillary Outstandings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the L/C Issuer, the Ancillary Lenders and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Ancillary Lender, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the L/C Issuer, any Ancillary Lender and any Lender (with respect to such L/C Issuer’s, Ancillary Lender’s or Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in Loans or Commitments to one or more banks or other entities other than any Ineligible Institution (to the extent that the list of Ineligible Institutions is made available to any Lender upon request; provided, that regardless of whether the list of Ineligible Institutions is made available to any Lender upon request, no Lender may sell participations in Loans or Commitments to an Ineligible Institution without the consent of the Borrower if the list of Ineligible Institutions has been made available to such Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly and adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to Section 9.04(c)(iii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections, including Section 2.17(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 (it being understood that the documentation required under Section 2.17(e) shall be delivered solely to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any participation made to an Ineligible Institution.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version) or such disclosure is otherwise required by applicable law.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld), which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or

Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any assignment made to an Ineligible Institution. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary herein, the rights of the Lenders to make assignments and grant participations shall be subject to the approval of any Gaming Authority, to the extent required by applicable Gaming Laws.

(i) Notwithstanding anything to the contrary in Section 2.08, Section 2.11(a) or Section 2.18(c) (which provisions shall not be applicable to clauses (i) or (j) of this Section 9.04), BidCo, the Borrower or its Subsidiaries may purchase by way of assignment and become an Assignee with respect to Term Loans and/or Revolving Facility Loans (other than any such Loans held by an Affiliate Lender) at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof or reduce the aggregate amount of any Revolving Facility Commitment of a Lender that has agreed to such reduction (“Permitted Loan Purchases”); provided that (A) no Event of Default has occurred and is continuing or would result from the Permitted Loan Purchase, (B) no Permitted Loan Purchase shall be made from the proceeds of any extensions of credit under the Revolving Facility, (C) upon consummation of any such Permitted Loan Purchase, the Loans and/or Revolving Facility Commitments purchased or terminated pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(j), (D) to the extent the Borrower is making a Permitted Loan Purchase of Revolving Facility Loans or Revolving Facility Commitments, upon giving effect to such Permitted Loan Purchase, (x) there shall be sufficient aggregate Revolving Facility Commitments among the Revolving Facility Lenders to apply to the Outstanding Amount of the L/C Obligations thereunder as of such date, unless the Borrower shall concurrently with the payment of the purchase price by the Borrower for such Revolving Facility Loans or the termination of such Revolving Facility Commitments, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(g) in the amount of any such excess Outstanding Amount of the L/C Obligations thereunder and (y) there shall be at least five Revolving Facility Lenders remaining holding Revolving Facility Commitments and (E) in connection with any such Permitted Loan Purchase (other than a termination of Revolving Facility Commitments), BidCo, the Borrower or its Subsidiaries and such Lender that is the assignor shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)).

(j) Each Permitted Loan Purchase shall, for purposes of this Agreement (including, without limitation, Section 2.08(b)) be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and/or Revolving Facility Loans (with a corresponding permanent reduction in Revolving Facility Commitments) or termination of the Revolving Facility Commitments, if applicable, and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans (and in the case of Revolving Facility Loans or Revolving Facility Commitment, a permanent reduction in Revolving Facility Commitments).

(k) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, on or prior to the expiration of the Certain Funds Period: (i) any assignment, transfer, participation or other syndication by a Lender of all or a portion of its rights and obligations under this Agreement with respect to the Term Facilities (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it) shall require the prior written consent of the Borrower (in its sole discretion) unless such assignment, transfer, participation or other syndication is by an Original Lender to an Affiliate of an Original Lender provided such Affiliate is of at least equivalent creditworthiness to the Original Lender making such assignment, transfer or participation and is a deposit taking financial institution which is authorized by a financial services regulator, (ii) any assignment, transfer, participation or other syndication by a Lender of all or a portion of its rights and obligations under this Agreement with respect to the Revolving Facility (including all or a portion of its Revolving Facility Commitment and the Revolving Facility Loans at the time owing to it) shall require the prior written consent of the Borrower (in its sole discretion) unless such assignment, transfer, participation or other syndication is by an Original Lender to an Affiliate of an Original Lender provided such Affiliate is a deposit taking financial institution which is authorized by a financial services regulator and is of at least equivalent creditworthiness to the Lender entering into the assignment, transfer or participation, (iii) if any Original Lender assigns, transfers, participates or syndicates any of its rights and obligations under this Agreement with respect to the Term Facilities and/or the Revolving Facility, as applicable (including all or a portion of its Commitments and the Loans at the time owing to it), such Original Lender shall remain on risk and liable to fund any amount which any new Lender or participant (or, in each case, any subsequent assignee, transferee or participant thereof), following such assignment, transfer or participation (or, in each case, any subsequent assignment, transfer or participation), is obliged to fund during the Certain Funds Period, but has failed to fund on a date during the Certain Funds Period, as if such assignment, transfer or participation (including, if applicable, any subsequent assignment, transfer or participation), never occurred and (iv) for the duration of the Certain Funds Period, the Original Lenders shall retain exclusive control over all rights and obligations in relation to the Commitments subject to any assignment, transfer or participation, including all rights in relation to waivers, consents, modifications and amendments and confirmations (notwithstanding the assignment, transfer or participation of the Commitments).

SECTION 9.05. Expenses; Indemnity; Limitation on Liability.

(a) Subject to the occurrence of the Completion Date, the Borrower agrees to pay, within 30 days of written demand therefor (including documentation reasonably supporting such request), (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent and the Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of a single primary U.S. and UK counsel for the Administrative Agent, the Arrangers and the Collateral Agent, a single primary Cayman counsel for the Administrative Agent, the Arrangers and the Collateral Agent, a single primary UK tax counsel for the Administrative Agent, the Arrangers and the Collateral Agent, and, if necessary, the reasonable fees, charges and disbursements of one local counsel in each relevant material jurisdiction (which may include a single counsel acting in multiple jurisdictions) and/or a single firm of gaming counsel, in each case, for all such persons, taken as a whole), and (ii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Agents, the L/C Issuers or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder (excluding allocated costs of in-house counsel and limited, (i) in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of a single primary counsel for all such persons, taken as a whole, and, if necessary, the reasonable fees, charges and disbursements of one local counsel in each relevant material jurisdiction and/or gaming counsel for all such persons, taken as a whole (and, in the event of any actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another single firm of counsel for each group of similarly situated persons) and (ii) in the case of fees or expenses of any other advisor or consultant, solely to the extent the Borrower has consented to the retention of such person).

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each L/C Issuer, each Lender, each of their respective Affiliates, and each of their respective directors, partners, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited in the case of legal fees to the reasonable and documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the items in clauses (i) through (v) below, and excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each relevant material jurisdiction and/or a single firm of gaming counsel, in each case, for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel and/or gaming counsel, in each case, as applicable) for each group of similarly situated Indemnitees)), and, in the case of fees or expenses with respect to any other advisor or consultant, limited solely to the extent the Borrower has consented to the retention of such person, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of or otherwise relating to the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit, (iii) any violation of or liability under Environmental Laws by the Borrower or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Borrower or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (2) any material breach of any Loan Document, the Commitment Letter or the Fee Letter by such Indemnitee or any of its Related Parties or (y) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Arranger or L/C Issuer in its capacity as such); provided further, that such indemnity shall not, as to any Indemnitee, be available with respect to any settlement entered into by such Indemnitee or any of its Related Parties without the Borrower’s written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided further, that such indemnity shall not, as to any Indemnitee, be available with respect to any expenses of the type referred to in Section 9.05(a) except to the extent such expenses would otherwise be of the type referred to in this

Section 9.05(b). None of the Indemnitees (or any of their respective Affiliates) shall be responsible or liable to the Borrower or any of its subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Arranger, any L/C Issuer or any Lender. All amounts due under this Section 9.05 shall be payable within fifteen (15) days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative of any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes, except Taxes that represent damages or losses resulting from a non-Tax claim or non-Tax expense.

(d) To the fullest extent permitted by applicable law, each of the parties hereto shall not assert, and hereby waives, any claim against any other party hereto or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing contained in this sentence shall limit the Borrower’s indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. None of the Administrative Agent, the Collateral Agent, any Arranger, any L/C Issuer, any Lender, any of their respective Affiliates, nor any of their respective directors, partners, officers, employees, agents, trustees and advisors shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent, any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Ancillary Lender and each L/C Issuer and any Affiliate of the foregoing is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender, such Ancillary Lender or such L/C Issuer to or for the credit or the account of BidCo, the Borrower or any Subsidiary Loan Party against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, such Ancillary Lender or such L/C Issuer, irrespective of whether or not such Lender, such Ancillary Lender or such L/C Issuer shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Ancillary Lender and each L/C Issuer under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender, such Ancillary Lender or such L/C Issuer may have.

SECTION 9.07. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent, any L/C Issuer, any Ancillary Lender or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.14(b), (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (and consented to by the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Obligation, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date (except as provided in Section 2.05(a)(ii)(B) or Section 2.05(b)), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) and (y) any waiver or modification of conditions precedent, Defaults or Events of Default, in each case for the purpose of obtaining an extension of credit hereunder, or of any mandatory prepayment required hereunder or of any interest required to be paid under Section 2.13(c), shall not constitute a decrease or forgiveness of principal or interest or a decrease in the rate of interest or an extension of maturity for purposes of this clause (i);

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the Commitment Fees, the L/C Participation Fees or any other fees for purposes of this clause (ii) and (y) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii) extend any date on which payment of interest on any Loan or any L/C Obligation or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv) amend the provisions of Section 5.02 of the U.S. Collateral Agreement, or any analogous provision of any other Security Document or Section 7.03 of this Agreement, in a manner that would by its terms alter the pro rata sharing or the order of payments required thereby, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders”, “Required Revolving Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, Majority Lenders and Required Revolving Facility Lenders, as applicable, on substantially the same basis as the Loans and Commitments are included on the date hereof);

(vi) release all or substantially all of the Collateral or release BidCo or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Guarantee Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all of the Equity Interests in such Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement or the other Loan Documents, or in the case of any Loan Party such release is otherwise pursuant to the terms of this Agreement, the U.S. Collateral Agreement, any other Security Document or the Guarantee Agreement, as applicable, without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being understood that such consent of the Majority Lenders participating in the adversely affected Facility shall be the only consent required hereunder for such waiver, amendment or modification) (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

(viii) amend, waive or otherwise modify the provisions of Section 4.01, solely as they relate to the Revolving Facility Loans and Letters of Credit without the written consent of the Required Revolving Facility Lenders (which, notwithstanding the foregoing, such consent of the Required Revolving Facility Lenders shall be the only consent required hereunder to make such amendment, waiver or modification);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, an L/C Issuer or an Ancillary Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, such L/C Issuer or such Ancillary Lender acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Without the consent of any Lender, L/C Issuer or Ancillary Lender, the Loan Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance, protect or preserve the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Majority Lenders and/or Required Revolving Facility Lenders, as applicable.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) (1) if such modifications are not materially adverse to the Lenders and are requested by Gaming Authorities and/or (2) to the extent necessary (A) to cure any ambiguity, omission, defect or inconsistency or (B) to establish separate Classes, tranches, sub-Classes or sub-tranches if the terms of a portion (but not all) of an existing Class or tranche is amended in accordance with Section 9.08(b).

(f) Notwithstanding the foregoing, in the event of any conflict or inconsistency between any term of the Agreed Security Principles and any term of the Guarantee Agreement or any Security Document, each Lender hereby authorizes, instructs and directs the Collateral Agent to, and the Collateral Agent shall promptly (at the option and upon request of the Borrower) enter into such amendments to the Guarantee Agreement or such Security Document as shall be necessary or desirable to cure such conflict or inconsistency.

(g) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (x) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

(h) Notwithstanding the foregoing, this Agreement may be amended, with the written consent of each Revolving Facility Lender under the Revolving Facility, the Administrative Agent and the Borrower to the extent necessary to integrate any Alternate Currency (which, notwithstanding the foregoing in this Section 9.08, such consent of each Revolving Facility Lender under the Revolving Facility shall be the only consent required hereunder to make such amendment).

(i) Notwithstanding the foregoing, no waiver, amendment or modification of any provision of any Ancillary Document shall require the consent of any Lender other than the relevant Ancillary Lender.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any L/C Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such L/C Issuer, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such L/C Issuer on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER

THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts; Electronic Execution of Documents.

(a) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

(b) The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement and any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that (x) notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it and (y) each party hereto shall use commercially reasonable efforts to promptly provide manually executed counterparts of its electronic signatures if reasonably requested by any other party hereto. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Collateral Agent, the Lenders, the Ancillary Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. The Loan Parties assume all risks arising out of the use of digital signatures and electronic methods to submit communications, including without limitation the risk of a Person acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than as expressly provided in any Security Document), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that, except as expressly provided in any Security Document, (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.16. Confidentiality. Each of the Lenders, each L/C Issuer and each of the Agents agrees that it shall maintain in confidence any information relating to any Parent Entity, the Borrower and any subsidiary furnished to it by or on behalf of any Parent Entity, the Borrower or any subsidiary (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such L/C Issuer or such Agent without violating this Section 9.16 or (c) was or becomes available to such Lender, such L/C Issuer or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to any Parent Entity, the Borrower or any subsidiary) and shall not reveal the same other than to its Affiliates, and to its and its Affiliates’ directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential and it being understood and agreed that such Agent, such L/C Issuer or such Lender, as applicable, shall be responsible for any breach of confidentiality by any such person to which such Agent, L/C Issuer or Lender discloses such information to), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded (provided that notice of such requirement or order shall be promptly furnished to the Borrower prior to such disclosure to the extent practicable and legally permitted), (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) in order to enforce its rights under any Loan Document in a legal proceeding, (D) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or terms substantially similar to this Section 9.16), (E) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section 9.16), (F) to rating agencies, market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and (G) disclosures to any other Person with the prior written consent of the Borrower and the Administrative Agent; provided that, in the case of clauses (D) and (E), no information may be provided to a person known to be an Ineligible Institution or person who is known to be acting for an Ineligible Institution.

SECTION 9.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (or, if none of the Borrower or any Parent Entity is at the time a public reporting company, material information that is not publicly available and that is of a type that would not reasonably be expected to be publicly available if the Borrower or a Parent Entity was a public reporting company) with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all the Borrower Materials that may be distributed to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that the Borrower Materials shall be treated as set forth in Section 9.16, to the extent the Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-

INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.18. Release of Liens, Guarantees and Pledges.

(a) The Lenders, the L/C Issuer and other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the sale, transfer, distribution or other disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party by a person that is not a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Guarantee in accordance with the Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) to the extent that the property constituting such Collateral constitutes Excluded Property or the Borrower determines in good faith in consultation with the Collateral Agent that such assets are excluded pursuant to the Agreed Security Principles, (vii) to the extent provided in any Security Document, and (viii) as required by the Collateral Agent to effect any disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Lenders, the L/C Issuer and other Secured Parties hereby irrevocably agree that the Subsidiary Loan Parties shall be released from the Guarantees upon the consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary (provided that, notwithstanding the foregoing, a Subsidiary Loan Party shall not be released from its Guarantee solely due to becoming an Excluded Subsidiary of the type described in clause (b) of the definition thereof due to a disposition of less than all of the Equity Interests of such Subsidiary Loan Party to an Affiliate of any Loan Party) or if such Subsidiary Loan Party is not required to be a Subsidiary Loan Party pursuant to the Agreed Security Principles (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry).

(c) The Lenders, the L/C Issuer and other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Loan Party or release or subordination of Collateral pursuant to the provisions of this Section 9.18, all without the further consent or joinder of any Lender. Upon release pursuant to this Section 9.18, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Subsidiary Loan Party shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrower and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to evidence the release of its security interest in all Collateral (including returning to the Borrower all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof), whether or not on the date of such release there may be any (i) obligations in respect of any Secured Swap Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release the security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e) Obligations of BidCo, the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Swap Agreement (after giving effect to all netting arrangements relating to such Secured Swap Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Swap Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release or subordination of Collateral or release of Loan Parties effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Swap Agreements or any Secured Cash Management Agreements.

(f) In addition, the Administrative Agent and the Collateral Agent shall, upon the request of the Borrower, and are hereby irrevocably authorized by the Lenders to:

(i) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document if such property becomes subject to a Lien that is permitted by Sections 6.02(c) or (i), to the extent required by the terms of the obligations secured by such Liens;

(ii) subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(i), 6.02(dd), 6.02(mm), 6.02(nn) or 6.02(oo), to the extent required by the terms of the obligations secured by such Liens, or to the holder of any right to purchase such property (it being understood that such subordination will not in and of itself permit the sale or disposition of such property except as otherwise permitted under this Agreement);

(iii) consent to and enter into (and execute documents permitting the filing and recording of, where appropriate) (x) the grant of easements, covenants, conditions, restrictions, declarations, sub-divisions and/or rights to use common areas and (y) subordination, non-disturbance and attornment agreements, in each case under this clause (y), in favor of the ultimate purchasers, or tenants under leases or subleases or licensees under licenses or easement holders under easements of any portion of any project in connection with the transactions contemplated by Sections 6.05(i), (j), (o), (p), (q), (r) and (x), provided that in the case of this clause (y), the material terms thereof are reasonably acceptable to the Administrative Agent;

(iv) [reserved]; and

(v) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements, covenants, declarations, sub-divisions and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by the Borrower and reasonably acceptable to the Administrative Agent.

In taking any actions under this Section 9.18(f), the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to the effect that such actions are permitted provided to them by any Loan Party upon their reasonable request without further inquiry.

SECTION 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 9.20. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent, each Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (iii) none of the Agents, any Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Arranger or any Lender has advised or is currently advising any Loan Party or their respective Affiliates on other matters) and none of the Agents, any Arranger or any Lender has any obligation to any of the Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Agents, any Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Borrower hereby agrees that it will not claim that any of the Agents, the Arrangers, the Lenders or their respective affiliates has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to it in connection with any aspect of any transaction contemplated hereby.

SECTION 9.22. Application of Gaming Laws.

(a) This Agreement and the other Loan Documents are subject to Gaming Laws and Liquor Laws. Without limiting the foregoing and notwithstanding anything herein or in any other Loan Document to the contrary, the Lenders, Agents and Secured Parties acknowledge that (i) they are subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, in their discretion, for licensing, qualification or findings of suitability or to file or provide other information, and (ii)(x) the consummation of the Transactions and (y) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral (including the pledge and delivery of the Pledged Collateral) and the ownership and operation of facilities are, in each case, subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities and Liquor Authorities.

(b) Lenders, Agents and Secured Parties agree to cooperate with all Gaming Authorities and Liquor Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities and Liquor Authorities relating to the Commitments, Loans or Loan Documents.

(c) Lenders acknowledge and agree that if the Borrower receives a notice from any applicable Gaming Authority that any Lender is a disqualified holder (and such Lender is notified by the Borrower in writing of such disqualification), the Borrower shall, following any available appeal of such determination by such Gaming Authority (unless the rules of the applicable Gaming Authority do not permit such Lender to retain its Loans or Commitments pending appeal of such determination), have the right to (i) cause such disqualified holder to transfer and assign, without recourse all of its interests, rights and obligations in its Loans and Commitments or (ii) in the event that (A) the Borrower is unable to assign such Loan or Commitment after using its reasonable efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such disqualified holder’s Loan or terminate such holder’s Commitment, as applicable. Notice to such disqualified holder shall be given ten days prior to the required date of assignment, prepayment or termination, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. If reasonably requested by any disqualified holder, the Borrower will use commercially reasonable efforts to cooperate with any such holder that is seeking to appeal such determination and to afford such holder an opportunity to participate in any proceedings relating thereto. Notwithstanding anything herein to the contrary, any prepayment of a Loan shall be at a price that, unless otherwise directed by a Gaming Authority, shall be equal to the sum of the principal amount of such Loan and interest to the date such Lender or holder became a disqualified holder (plus any fees and other amounts accrued for the account of such disqualified holder to the date such Lender or holder became a disqualified holder).

(d) If during the existence of an Event of Default hereunder or any of the other Loan Documents it shall become necessary or, in the opinion of the Administrative Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found qualified under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Agents, Secured Parties and the Lenders under the Loan Documents, the Borrower hereby agrees to consent to the application for such license or qualification and to execute such further documents as may be required in connection with the evidencing of such consent.

SECTION 9.23. Affiliate Lenders.

(a) Each Lender who is an Affiliate of the Borrower, excluding (x) BidCo, the Borrower and its Subsidiaries and (y) any Debt Fund Affiliate Lender (each such Lender, an “Affiliate Lender”; it being understood that (x) neither BidCo, the Borrower nor any of its Subsidiaries may be Affiliate Lenders and (y) Debt Fund Affiliate Lenders and Affiliate Lenders may be Lenders hereunder in accordance with Section 9.04, subject in the case of Affiliate Lenders only (but not, for the avoidance of doubt, Debt Fund Affiliate Lenders), to this Section 9.23), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i), (ii), (iii) or (iv) of the first proviso of Section 9.08(b) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents, (iv) purchase any Term Loan if, immediately after giving effect to such purchase, Affiliate Lenders in the aggregate would own Term Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Term Loans then outstanding or (v) purchase any Revolving Facility Loans or Revolving Facility Commitments. It shall be a condition precedent to each assignment to an Affiliate Lender that such Affiliate Lender shall have represented to the assigning Lender in the applicable Assignment and Acceptance, and notified the Administrative Agent, that it is (or will be, following the consummation of such assignment) an Affiliate Lender and that the aggregate amount of Term Loans held by it giving effect to such assignments shall not exceed the amount permitted by clause (iv) of the preceding sentence. No Affiliate Lender shall be required to represent that it is not in possession of material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower, its Subsidiaries or their respective securities (or, if none of the Borrower or any Parent Entity is at the time a public reporting company, material information that is not publicly available and that is of a type that would not reasonably be expected to be publicly available if the Borrower or a Parent Entity was a public reporting company), and the applicable seller shall deliver a customary “big boy” disclaimer letter or such disclaimer shall be incorporated into the terms of the Assignment and Acceptance.

SECTION 9.24. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Person that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Person that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Person party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.25. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Documents or any documents related hereto or thereto).

SECTION 9.26. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CAESARS CAYMAN FINANCE LIMITED, as Borrower

By:	/s/ Bret Yunker
Name:	Bret Yunker
Title:	Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG, LONDON BRANCH, as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Paul Gaines

Name:	Paul Gaines
Title:	Assistant Vice President

By:	/s/ Craig Hoepfl

Name:	Craig Hoepfl
Title:	Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as an L/C Issuer

By:	/s/ Shaun Ryan

Name:	Shaun Ryan
Title:	Director

By:	/s/ Nicholas Hayes

Name:	Nicholas Hayes
Title:	Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as an L/C Issuer and a Lender

By:	/s/ Brian Smolowitz

Name:	Brian Smolowitz
Title:	Vice President

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as an L/C Issuer and a Lender

By:	/s/ Whitney Gaston

Name:	Whitney Gaston
Title:	Authorized Signatory

By:	/s/ Nawshaer Safi

Name:	Nawshaer Safi
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as an L/C Issuer and a Lender

By:	/s/ Brian D. Corum

Name:	Brian D. Corum
Title:	Managing Director

[Signature Page to Credit Agreement]

CITIZENS BANK, NATIONAL ASSOCIATION, as an L/C Issuer and a Lender

By:	/s/ Sean McWhinnie

Name:	Sean McWhinnie
Title:	Director

[Signature Page to Credit Agreement]